EXHIBIT 10.1

Published Transaction CUSIP Number: 81617FAA9
Published Revolver CUSIP Number: 81617FAB7

CREDIT AND SECURITY AGREEMENT

among

SELECT COMFORT CORPORATION
as Borrower

THE LENDERS NAMED HEREIN
as Lenders

and

KEYBANK NATIONAL ASSOCIATION
as Administrative Agent, Swing Line Lender and Issuing Lender

KEYBANC CAPITAL MARKETS INC.
as Joint Lead Arranger and Joint Book Runner

BMO HARRIS BANK, N.A.
as Joint Lead Arranger, Joint Book Runner and Syndication Agent

_____________________

dated as of
September 9, 2015
_____________________

i

Jury Trial Waiver	Signature Page 1

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swing Line Note
Exhibit C	Form of Notice of Loan
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance Agreement

Schedule 1	Commitments of Lenders
Schedule 2	Guarantors of Payment
Schedule 3	Pledged Securities
Schedule 4	Mortgaged Real Property
Schedule 5.3	Quarterly Reporting Periods
Schedule 5.8	Indebtedness
Schedule 5.9	Liens
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.5	Real Estate Owned by the Companies
Schedule 6.9	Locations
Schedule 6.11	Employee Benefits Plans
Schedule 6.16	Material Agreements
Schedule 6.17	Intellectual Property

TABLE OF CONTENTS
Page

Schedule 6.18	Insurance
Schedule 7.4	Pledged Notes

v

This CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 9th day of September, 2015 among:

(a)    SELECT COMFORT CORPORATION, a Minnesota corporation (the “Borrower”);

(b)    the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.9(b) or 11.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(c)    KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under this Agreement (the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower, the Administrative Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means an account, as that term is defined in the U.C.C.

“Account Debtor” means an account debtor, as that term is defined in the U.C.C., or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” means that term as defined in Section 2.9(b)(i) hereof.

“Additional Lender” means an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to the Administrative Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.9(b)(ii) hereof.

“Administrative Agent” means that term as defined in the first paragraph of this Agreement.

“Administrative Agent Fee Letter” means that certain Administrative Agent Fee Letter, dated as of August 17, 2015, between the Borrower and the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affected Lender” means a Defaulting Lender, an Insolvent Lender or a Downgraded Lender.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means that term as defined in the first paragraph of this agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Companies from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means:

(a)    for the period from the Closing Date through November 30, 2015, twenty-five (25.00) basis points; and

(b)    commencing with the delivery of the Consolidated financial statements of the Borrower for the Quarterly Reporting Period ending October 3, 2015, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 4.00 to 1.00	45.00 basis points
Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	40.00 basis points
Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	35.00 basis points
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	30.00 basis points
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	25.00 basis points
Less than 2.00 to 1.00	20.00 basis points

The first date on which the Applicable Commitment Fee Rate is subject to change is December 1, 2015. After December 1, 2015, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate. The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall, at the election of the Administrative Agent (which may be retroactively effective to the first day of the calendar month following the date upon which the Administrative Agent should have received the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or pursuant to Section 5.3(c) hereof, the Compliance Certificate), be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (if this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee Rate applied for such Applicable Commitment Fee Period, then (A) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Commitment Fee Period, (B) the Applicable Commitment Fee Rate shall be determined based on such corrected Compliance Certificate, and (C) the Borrower shall promptly pay to the Administrative Agent the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period.

“Applicable Margin” means:

(a)    for the period from the Closing Date through November 30, 2015, one hundred fifty (150.00) basis points for Eurodollar Loans and fifty (50.00) basis points for Base Rate Loans; and

(b)    commencing with the delivery of the Consolidated financial statements of the Borrower for the Quarterly Reporting Period ending October 3, 2015, the number of basis points (depending upon whether Loans are Eurodollar Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Basis Points for Eurodollar Loans	Applicable Basis Points or Base Rate Loans
Greater than or equal to 4.00 to 1.00	250.00	150.00
Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	225.00	125.00
Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	200.00	100.00
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	175.00	75.00
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	150.00	50.00
Less than 2.00 to 1.00	125.00	25.00

The first date on which the Applicable Margin is subject to change is December 1, 2015. After December 1, 2015, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate. The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall, at the election of the Administrative Agent (which may be retroactively effective to the first day of the calendar month following the date upon which the Administrative Agent should have received the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or pursuant to Section 5.3(c) hereof, the Compliance Certificate), be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (if this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable

Margin Period, then (A) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period.

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender, or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit E.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to the Administrative Agent) to handle certain administrative matters in connection with this Agreement.

“Bailee’s Waiver” means a bailee’s waiver, in form and substance satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Bank Product Agreements” means those certain cash management services and other agreements entered into from time to time between a Company and the Administrative Agent or a Lender (or an affiliate of a Lender) in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by a Company to the Administrative Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means a service or facility extended to a Company by the Administrative Agent or any Lender (or an affiliate of a Lender) for (a) credit cards and credit card processing services, (b) debit cards, purchase cards and stored value cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one‑half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one percent (1.00%) in excess of the London interbank offered rate for loans in Eurodollars for a period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Base Rate.

“Borrower” means that term as defined in the first paragraph of this Agreement.

“Borrower Investment Policy” means the Investment Policy of the Borrower in effect as of the Closing Date, together with such modifications as approved from time to time by the board of directors of the Borrower.

“Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in Dollar deposits are carried on in the London interbank Eurodollar market.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a commercial Deposit Account designated “cash collateral account” and maintained by the Borrower with the Administrative Agent, without liability by the Administrative Agent or the Lenders to pay interest thereon, from which account the Administrative Agent, on behalf of the Lenders, shall have the exclusive right to withdraw funds until all of the Secured Obligations (other than unasserted contingent indemnity obligations) are paid in full.

“Cash Equivalents” means (a) cash equivalents as determined in accordance with GAAP, and (b) other investments permitted under the Borrower Investment Policy that have a maturity of no more than two years, so long as the weighted average maturity of all such investments permitted under the Borrower Investment Policy does not exceed nine months.

“Cash Security” means all cash, instruments, Deposit Accounts, Securities Accounts and cash equivalents, in each case whether matured or unmatured, whether collected or in the process of collection, upon which a Credit Party presently has or may hereafter have any claim or interest, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of the Administrative Agent or any Lender.

“Change in Control” means:

(a)    the acquisition of, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than thirty percent (30%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of the Borrower;

(b)    if, at any time during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in subpart (i) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors, or (iii) whose election or nomination to that board of directors was approved by individuals referred to in subparts (i) and (ii) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors; or

(c)    if the Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of each of its Subsidiaries.

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means (a) all of the Borrower’s existing and future (i) personal property, (ii) Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter‑of‑credit rights, Pledged Securities, Pledged Notes (if any), Commercial Tort Claims, General Intangibles, Inventory and Equipment, (iii) funds now or hereafter on deposit in the Cash Collateral Account, if any, and (iv) Cash Security; (b) the Mortgaged Real Property; and (c) Proceeds and products of any of the foregoing; provided that Collateral shall not include Excluded Collateral.

“Commercial Tort Claim” means a commercial tort claim, as that term is defined in the U.C.C.

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in Swing Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

“Commitment Increase Period” means the period from the Closing Date to the date that is six months prior to the last day of the Commitment Period.

“Commitment Percentage” means, for each Lender, such Lender’s percentage of the Commitment as set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any reallocations pursuant to Section 2.5(f) hereof and assignments pursuant to Section 11.10 hereof).

“Commitment Period” means the period from the Closing Date to September 9, 2020, or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, together with the rules and regulations promulgated thereunder.

“Companies” means the Borrower and all Subsidiaries.

“Company” means the Borrower or a Subsidiary.

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit D.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

“Consignee’s Waiver” means a consignee’s waiver (or similar agreement), in form and substance reasonably satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Consolidated” means the resultant consolidation of the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis, (a) Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) reasonable non-recurring non-cash losses not incurred in the ordinary course of business, (v) non-cash expenses incurred in connection with stock-based compensation, (vi) non-cash impairment expenses relating to store closures or remodeling during such period, and (vii) amortization of fees payable in connection with the incurrence of Indebtedness during such period; minus (b) to the extent included in Consolidated Net Earnings for such period, non-recurring non-cash gains not incurred in the ordinary course of business.

“Consolidated EBITDAR” means, for any period, as determined on a Consolidated basis, (a) Consolidated EBITDA, plus (b) Consolidated Rent Expense.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, short‑term, long‑term and Subordinated Indebtedness, if any) of the Borrower, as determined on a Consolidated basis.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of the Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), as determined on a Consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any, and excluding deferred financing costs) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Earnings” means, for any period, the net income (loss) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated Rent Expense” means, for any period, the total rent expense with respect to real and personal property of the Borrower for such period, as determined on a Consolidated basis and as reported in its financial statements.

“Control Agreement” means a Deposit Account Control Agreement or Securities Account Control Agreement.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by the Issuing Lender of a Letter of Credit.

“Credit Party” means the Borrower, and any Subsidiary or other Affiliate that is a Guarantor of Payment.

“Customary Setoffs” means, as to any Securities Intermediary or depository institution, as applicable, with respect to any Securities Account or Deposit Account, as applicable,

maintained with such Person, setoffs and chargebacks by such Person against such Securities Account or Deposit Account, as applicable, that directly relate to the maintenance and administration thereof, including, without limitation, for the following purposes: (a) administrative and maintenance fees and expenses; (b) items deposited in or credited to the account and returned unpaid or otherwise uncollected or subject to an adjustment entry; (c) adjustments or corrections of posting or encoding errors; (d) any ACH credit or similar entries that are subsequently returned thereafter; (e) items subject to a claim against the depository bank/securities intermediary for breach of transfer, presentment, encoding, retention or other warranty under Federal Reserve Regulations or Operating Circulars, ACH or other clearing house rules, or applicable law (including, without limitation, Articles 3, 4 and 4A of the U.C.C.); and (f) chargebacks in connection with merchant card transactions.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Defaulting Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) has failed (which failure has not been cured) to fund any Loan or any participation interest in Letters of Credit required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified the Administrative Agent and the Borrower in writing of its good faith determination that a condition under Section 4.1 hereof to its obligation to fund any Loan shall not have been satisfied); (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from the Administrative Agent or the Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective Loans or participations in Letters of Credit, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason; or (d) has failed to pay to the Administrative Agent or any other Lender when due an amount owed by such Lender to the Administrative Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured. Any Defaulting Lender shall cease to be a Defaulting Lender when the Administrative Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.

“Deposit Account” means a deposit account, as that term is defined in the U.C.C.

“Deposit Account Control Agreement” means each Deposit Account Control Agreement among a Credit Party, the Administrative Agent and a depository institution, dated on or after the

Closing Date, to be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful currency of the United States.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” means a Company that (a) is not a Credit Party or the direct or indirect equity holder of a Credit Party, (b) has aggregate assets of less than Fifty Thousand Dollars ($50,000) (or the foreign currency equivalent of such amount), and (c) has no direct or indirect Subsidiaries with aggregate assets, for such Company and all such Subsidiaries, of more than Fifty Thousand Dollars ($50,000) (or the foreign currency equivalent of such amount).

“Downgraded Lender” means a Lender that has a non-credit enhanced senior unsecured debt rating below investment grade from either Moody’s or Standard & Poor’s, or any other nationally recognized statistical rating organization recognized as such by the SEC, and that has been designated by the Administrative Agent, in its reasonable discretion, as a Downgraded Lender. Any Downgraded Lender shall cease to be a Downgraded Lender when the Administrative Agent determines, in its reasonable discretion, that such Downgraded Lender is no longer a Downgraded Lender based upon the characteristics set forth in this definition.

“Eligible Transferee” means (a) any Lender (other than an Affected Lender), any affiliate of a Lender and any Approved Fund, and (b) any commercial bank, insurance company, investment or mutual fund or other Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) that extends credit or buys loans of the type made hereunder as part of its principal business; provided that no Company, no Affiliate of a Company, nor any Person acting at the direction of, or in concert with, any such Person, shall be an Eligible Transferee.

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means equipment, as that term is defined in the U.C.C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that would reasonably be expected to result in the imposition of a material excise tax under Chapter 43 of the Code or any other material liability under ERISA on a Company or of the imposition of a Lien on the assets of a Company pursuant to Section 430(k) of the Code or Section 4068 of ERISA; (b) the engagement by a Company in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA with respect to an ERISA Plan that, in each case could reasonably be expected to result in material liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) with respect to a Pension Plan; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively) that could reasonably be expected to result in material liability to a Company; (f) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k) that, in each case, could reasonably be expected to result in material liability to a Company; (g) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan that would reasonably be expected to result in material liability to a Company; (h) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan that would reasonably be expected to result in material liability to a Company; (i) the commencement, existence or, to the knowledge of a Company, threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits that would reasonably be expected to result in material liability to a Company; or (j) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B or other applicable law that would reasonably be expected to result in material liability to a Company. As used in this definition of “ERISA Event”, “material” means the measure of a matter of significance that shall be determined as being an amount equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000).

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Administrative Agent (or an affiliate of the Administrative Agent, in the Administrative Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by the Administrative Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage. Notwithstanding the foregoing, if at any time the Eurodollar Rate as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Collateral” means (a) any intent-to-use trademark application filed with the United States Patent and Trademark Office in Washington D.C. pursuant to 15 U.S.C. § 1051(b) to the extent such application would be deemed to be transferred in violation of 15 U.S.C. § 1060(a) as a result of the security interest granted herein, or otherwise invalidated or made unenforceable as a result of the execution or performance of this Agreement, until such time as the circumstances that would give rise to such violation, invalidation or unenforceability no longer exist, (b) any item of equipment or general intangibles to the extent that such item is subject to a written agreement or a law or regulation which prohibits or requires a consent of any Person other than the Borrower or any Affiliate of the Borrower (which such consent has not been obtained or waived) to the security interest granted by this Agreement and such prohibition or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law, including, without limitation, Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, (c) any deposit or other account used with respect to the funds or property held in the Select Comfort Executive Investment Plan Trust, and (d) any Deposit Account that is a trust or “special account” on the records of the financial institution where such Deposit Account is located that is exclusively comprised of funds for payroll (and related payroll taxes).

“Excluded Swap Obligations” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Credit Party and any and all guarantees of such Credit Party’s Swap Obligations by other Credit Parties), at the time such guarantee or grant of security interest of such Credit Party becomes, or would become, effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is, or becomes, illegal.

“Excluded Taxes” means, in the case of the Administrative Agent and each Lender, (a) taxes imposed on or measured by its overall net income or revenue or branch profits, franchise taxes and branch profit taxes, in each case (i) imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, and (b) any withholding tax imposed with respect to the Administrative Agent or such Lender, as the case may be, pursuant to FATCA.

“FATCA” means Section 1471 through 1474 of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable to and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Fee Letter” means that certain Fee Letter, dated as of August 17, 2015, among the Borrower, the Administrative Agent and BMO Harris Bank, N.A., as the same may from time to time be amended, restated or otherwise modified.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer, chief accounting officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Borrower.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of the Borrower.

“General Intangibles” means (a) general intangibles, as that term is defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.

“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 2 hereto, and any other Person that shall execute and deliver a Guaranty of Payment (or Guaranty of Payment Joinder) to the Administrative Agent subsequent to the Closing Date.

“Guaranty of Payment” means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate, commodity or foreign exchange management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate or commodity swap, cap, collar or floor agreement or other interest rate, commodity or foreign exchange management device or any Hedge Agreement, (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) above (for purposes of this subpart (l), the amount of any guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligations, or portion thereof, in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith).

“Insolvent Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) has become or is not Solvent or is the subsidiary of a Person that has become or is not Solvent; or (b) has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a subsidiary of a Person that has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition or control of an equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any Insolvent Lender shall cease to be an Insolvent Lender when the Administrative Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.

“Intellectual Property Security Agreement” means each Intellectual Property Security Agreement, executed and delivered on or after the Closing Date by the Borrower or a Guarantor of Payment in favor of the Administrative Agent, for the benefit of the Lenders, granting a security interest in all intellectual property owned by the Borrower or such Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Coverage Ratio” means, as determined for the most recently completed four Quarterly Reporting Periods of the Borrower, on a Consolidated basis, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Period” means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as the Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that, if the Borrower shall fail to so select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, the Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

“Inventory” means inventory, as that term is defined in the U.C.C.

“Investment Property” means investment property, as that term is defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time.

“Issuing Lender” means, as to any Letter of Credit transaction hereunder, the Administrative Agent as issuer of the Letter of Credit, or, in the event that the Administrative Agent either shall be unable to issue or the Administrative Agent shall agree that another Lender may issue, a Letter of Credit, such other Lender as shall be acceptable to the Administrative Agent and shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Lenders.

“KeyBank” means KeyBank National Association, and its successors and assigns.

“Landlord’s Waiver” means a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Lender” means that term as defined in the first paragraph of this Agreement and, as the context requires, shall include the Issuing Lender and the Swing Line Lender.

“Lender Credit Exposure” means, with respect to any Lender, the outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), plus such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by the Issuing Lender for the account of the Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) three hundred sixty‑four (364) days after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) ten (10) days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” means the commitment of the Issuing Lender, on behalf of the Lenders, to issue Letters of Credit in an aggregate face amount of up to Ten Million Dollars ($10,000,000).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by the Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.

“Letter of Credit Fee” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the undrawn amount of such Letter of Credit, multiplied by (b) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day divided by three hundred sixty (360).

“Leverage Ratio” means, as determined on a Consolidated basis, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness (as of the end of the most recently completed Quarterly Reporting Period), plus (ii) eight multiplied by Consolidated Rent Expense (for the most recently completed four Quarterly Reporting Periods), minus (iii) the aggregate amount of unrestricted cash-on-hand and Cash Equivalents of the Borrower located in the United States in excess of Forty Million Dollars ($40,000,000); to (b) Consolidated EBITDAR (for the most recently completed four Quarterly Reporting Periods).

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” means a Revolving Loan or a Swing Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, each Security Document, the Administrative Agent Fee Letter and the Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Mandate Letter” means that certain Mandate Letter, dated as of August 17, 2015, among the Borrower, the Administrative Agent and BMO Harris Bank, N.A., as the same may from time to time be amended, restated or otherwise modified.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Companies taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under any Loan Document, (c) the ability of any Credit Party to perform its material obligations under any Loan Document to which it is a party, or (d) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the principal amount of Five Million Dollars ($5,000,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to (a) decreases pursuant to Section 2.9 (a) hereof, (b) increases pursuant to Section 2.9(b) hereof, and (c) assignments of interests pursuant to Section 11.10 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Issuing Lender shall exclude the Letter of Credit Commitment (other than its pro rata share thereof).

“Maximum Rate” means that term as defined in Section 2.3(d) hereof.

“Maximum Revolving Amount” means One Hundred Million Dollars ($100,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Mortgage” means each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable document), relating to the Mortgaged Real Property, executed and delivered by a Credit Party, to further secure the Secured Obligations, as the same may from time to time be amended, restated or otherwise modified.

“Mortgaged Real Property” means each parcel of real estate owned by a Credit Party, as set forth on Schedule 4 hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and being defined collectively as the “Property” in each of the Mortgages.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Non‑Consenting Lender” means that term as defined in Section 11.3(c) hereof.

“Non-U.S. Lender” means that term as defined in Section 3.2(d) hereof.

“Note” means a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit C.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by the Borrower to the Administrative Agent, the Swing Line Lender, the Issuing Lender, or any Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans, and all obligations of the Borrower or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees, payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with Letters of Credit; (e) every other liability, now or hereafter owing to the Administrative Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.

“Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to the Administrative Agent and each Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender, as applicable, and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or under any other Loan Document, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means that term as defined in Section 11.11 hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)) that is subject to Title IV of ERISA.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Pledge Agreement” means each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered by the Borrower or a Guarantor of Payment, as applicable, in favor of the Administrative Agent, for the benefit of the Lenders, dated on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Notes” means the promissory notes payable to the Borrower, as described on Schedule 7.4 hereto, and any additional or future promissory notes that may hereafter from time to time be payable to the Borrower.

“Pledged Securities” means all of the shares of capital stock or other equity interest of a Subsidiary of a Credit Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall exclude (a) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (b) shares of voting capital stock or other voting equity interests in any first-tier Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary. (Schedule 3 hereto lists, as of the Closing Date, all of the Pledged Securities.)

“Prime Rate” means the interest rate established from time to time by the Administrative Agent as the Administrative Agent’s generally applicable prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by the Administrative Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Proceeds” means (a) proceeds, as that term is defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts. Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of the Administrative Agent and the Lenders to Proceeds specifically set forth herein, or indicated in any financing statement, shall never constitute an express or implied authorization on the part of the Administrative Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the collateral securing the Obligations.

“Processor’s Waiver” means a processor’s waiver (or similar agreement), in form and substance reasonably satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Quarterly Reporting Period” means the period established by the Borrower as a fiscal quarter of the Borrower, as more specifically set forth on Schedule 5.3 hereto, as such Schedule 5.3 shall from time to time be replaced pursuant to Section 5.3(g) hereof.

“Register” means that term as described in Section 11.10(i) hereof.

“Regularly Scheduled Payment Date” means the last day of each March, June, September and December of each year.

“Related Expenses” means any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, legal expenses, judgments, suits and disbursements): (a) incurred by the Administrative Agent, or imposed upon or asserted against the Administrative Agent or any Lender, in any attempt by the Administrative Agent to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral;

or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to the Administrative Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Lenders” means the holders of more than fifty percent (50%), based upon each Lender’s Commitment Percentage, of an amount (the “Total Amount”) equal to (a) during the Commitment Period, the Total Commitment Amount, or (b) after the Commitment Period, the Revolving Credit Exposure; provided that (i) the portion of the Total Amount held or deemed to be held by any Defaulting Lender or Insolvent Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) if there shall be two or more Lenders (that are not Defaulting Lenders or Insolvent Lenders), Required Lenders shall constitute at least two Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) any amount paid by such Company in respect of any management, consulting or other similar arrangement with any equity holder (other than (i) a Company, or (ii) customary and reasonable employment and severance arrangements and directors’ fees to directors) of a Company or an Affiliate.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Lenders (and each Lender) to make Revolving Loans, (b) the Issuing Lender to issue, and each Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Lender to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Maximum Revolving Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.4(a) hereof.

“Revolving Loan” means a loan made to the Borrower by the Lenders in accordance with Section 2.2(a) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Hedge Agreements, and (c) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements; provided that Secured Obligations of a Credit Party shall not include Excluded Swap Obligations owing from such Credit Party.

“Securities Account” means a securities account, as that term is defined in the U.C.C.

“Securities Account Control Agreement” means each Securities Account Control Agreement among a Credit Party, the Administrative Agent and a Securities Intermediary, dated on or after the Closing Date, to be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security Agreement” means each Security Agreement, executed and delivered by a Guarantor of Payment in favor of the Administrative Agent, for the benefit of the Lenders, dated on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Security Agreement Joinder” means each Security Agreement Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Security Agreement.

“Security Document” means each Security Agreement, each Security Agreement Joinder, each Pledge Agreement, each Intellectual Property Security Agreement, each Processor’s Waiver, each Consignee’s Waiver, each Landlord’s Waiver, each Bailee’s Waiver, each Mortgage, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to the Administrative Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to the Administrative Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Select Comfort Executive Investment Plan” means that certain Select Comfort Executive Investment Plan, as amended and restated on December 1, 2014, as the same may be further amended or restated from time to time.

“Select Comfort Executive Investment Plan Trust” means that certain trust established under the Non-Qualified Deferred Compensation Trust Agreement for Select Comfort effective as of September 3, 2013, by and between the Borrower and Charles Schwab Bank as trustee, as the same may be amended or restated from time to time.

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital. As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to such company.

“Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Administrative Agent) in favor of the prior payment in full of the Obligations.

“Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by the Borrower or by one or more other subsidiaries of the Borrower or by the Borrower and one or more subsidiaries of the Borrower, (b) a partnership, limited liability company or unlimited liability company of which the Borrower, one or more other subsidiaries of the Borrower or the Borrower and one or more subsidiaries of the Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which the Borrower, one or more other subsidiaries of the Borrower or the Borrower and one or more subsidiaries of the Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

“Swap Obligations” means, with respect to any Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to the Borrower, on a discretionary basis, up to the aggregate amount at any time outstanding of Ten Million Dollars ($10,000,000).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” means KeyBank, as holder of the Swing Line Commitment.

“Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 2.4(b) hereof.

“Swing Loan” means a loan that shall be denominated in Dollars made to the Borrower by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) ten (10) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Target Company” means that certain business entity disclosed by the Borrower to the Administrative Agent and the Lenders prior to the Closing Date in connection with the “Project Pebbles” acquisition.

“Target Company Acquisition” means the Acquisition by a Credit Party of the Target Company pursuant to the Target Company Acquisition Agreements.

“Target Company Acquisition Agreements” means those certain contracts and agreements entered into in connection with, and delivered pursuant to, the Target Company Acquisition.

“Taxes” means any and all present or future taxes of any kind, including, but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Total Commitment Amount” means the principal amount of One Hundred Million Dollars ($100,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“United States” means the United States of America.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

Section 1.2. Accounting Terms.

(a)    Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

(b)    If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) with respect to GAAP, or if the Borrower adopts the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants set forth in Section 5.7 hereof or the related financial definitions, at the option of the Administrative Agent, the Required Lenders or the Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenants and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of the Borrower shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption.

Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Amount and Nature of Credit.

(a)    Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrower, participate in Swing Loans made by the Swing Line Lender to the Borrower, and issue or participate in Letters of Credit at the request of the Borrower, in such aggregate amount as the Borrower shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

(b)    Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrower or the issuance of a Letter of Credit:

(i)    the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii)    the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c)    The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2. Revolving Credit Commitment.

(a)    Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Revolving Loan or Revolving Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure. The Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans. Subject to the provisions of this Agreement, the Borrower shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period. The aggregate outstanding amount of all Revolving Loans shall be payable in full on the last day of the Commitment Period.

(b)    Letters of Credit.

(i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Issuing Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of the Borrower or a Guarantor of Payment, as the Borrower may from time to time request. The Borrower shall not request any Letter of Credit (and the Issuing Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment. The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender’s Commitment Percentage.

(ii)    Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to the Administrative Agent (and to the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit. Each such request shall be in a form acceptable to the Administrative Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the Borrower, and any Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to the Issuing Lender an appropriate application and agreement, being in the standard form of the Issuing Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Administrative Agent. The Administrative Agent shall give the Issuing Lender and each Lender notice of each such request for a Letter of Credit.

(iii)    Commercial Documentary Letters of Credit Fees. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of the Borrower or a Guarantor of Payment, the Borrower agrees to (A) pay to the Administrative Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the undrawn amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, a Letter of Credit fee, which shall be paid on the date that such Letter of Credit is issued, amended or renewed, at the rate of one-fourth percent (1/4%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv)    Standby Letters of Credit Fees. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of the Borrower or a Guarantor of Payment, the Borrower agrees to (A) pay to the Administrative Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the undrawn amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-fourth percent (1/4%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(v)    Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, the Borrower shall promptly reimburse the Issuing Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by the Borrower within one Business Day of the drawing of such Letter of Credit, at the sole option of the Administrative Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent), the Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Issuing Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(v) to reimburse, in full (other than the Issuing Lender’s pro rata share of such borrowing), the Issuing Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vi)    Participation in Letters of Credit. If, for any reason, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) shall be unable to or, in the opinion of the Administrative Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subsection, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) shall have the right to request that each Lender fund a participation in the amount due with respect to such Letter of Credit, and the Administrative Agent shall promptly notify each Lender thereof (by facsimile or email (confirmed by telephone) or telephone (confirmed in writing)). Upon such notice, but without further action, the Issuing Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Issuing Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by the Borrower pursuant to this Section 2.2(b)(vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this Section 2.2(b)(vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans. Each Lender is hereby authorized to record on its records such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

    (c)    Swing Loans.

(i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request and to which the Swing Line Lender may agree; provided that the Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall be made in Dollars.

(ii)    Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to the Borrower and the Lenders, the Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that the then outstanding Swing Loans be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder. Upon receipt of such notice by the Borrower and the Lenders, the Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of such Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that such Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii)    Participation in Swing Loans. If, for any reason, the Swing Line Lender is unable to or, in the opinion of the Administrative Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), the Administrative Agent shall have the right to request that each Lender fund a participation in such Swing Loan, and the Administrative Agent shall promptly notify each Lender thereof (by facsimile or email (confirmed by telephone) or telephone (confirmed in writing)). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the benefit of the Swing Line Lender, such Lender’s ratable share of such Swing Loan (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Lender.

Section 2.3. Interest.

(a)    Revolving Loans.

(i)    Base Rate Loan. The Borrower shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing September 30, 2015, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii)    Eurodollar Loans. The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived

Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(b)    Swing Loans. The Borrower shall pay interest to the Administrative Agent, for the sole benefit of the Swing Line Lender (and any Lender that shall have funded a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

(c)    Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing, upon the election of the Administrative Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from the Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 8.1 or 8.11 hereof, the applicable Default Rate shall apply without any election or action on the part of the Administrative Agent or any Lender, and shall no longer apply when no Event of Default is continuing.

(d)    Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4. Evidence of Indebtedness.

(a)    Revolving Loans. Upon the request of a Lender, to evidence the obligation of the Borrower to repay the portion of the Revolving Loans made by such Lender and to pay interest thereon, the Borrower shall execute a Revolving Credit Note, payable to the order of such Lender in the principal amount equal to its Commitment Percentage of the Maximum Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such

Lender; provided that the failure of a Lender to request a Revolving Credit Note shall in no way detract from the Borrower’s obligations to such Lender hereunder.

(b)    Swing Loans. Upon the request of the Swing Line Lender, to evidence the obligation of the Borrower to repay the Swing Loans and to pay interest thereon, the Borrower shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from the Borrower’s obligations to the Swing Line Lender hereunder.

Section 2.5. Notice of Loans and Credit Events; Funding of Loans.

(a)    Notice of Loans and Credit Events. The Borrower, through an Authorized Officer, shall provide to the Administrative Agent a Notice of Loan prior to (i) 12:00 P.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 12:00 P.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan, and (iii) 3:00 P.M. (Eastern time) on the proposed date of borrowing of a Swing Loan (or such later time as agreed to from time to time by the Swing Line Lender). An Authorized Officer of the Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if the Administrative Agent or any Lender provides funds or initiates funding based upon such verbal request, the Borrower shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect. The Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b)    Funding of Loans. The Administrative Agent shall notify each Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to the Administrative Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it. If the Administrative Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, the Administrative Agent shall have the right, upon prior notice to the Borrower, to debit any account of the Borrower or otherwise receive such amount from the Borrower, promptly after demand, in the event that such Lender shall fail to reimburse the Administrative Agent in accordance with this subsection (b). The Administrative Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and the Administrative Agent shall elect to provide such funds.

(c)    Conversion and Continuation of Loans.

(i)    At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the Lenders shall convert a Base Rate

Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

(ii)    At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

(d)    Minimum Amount for Loans. Each request for:

(i)    a Base Rate Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of One Hundred Thousand Dollars ($100,000);

(ii)    a Eurodollar Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of One Hundred Thousand Dollars ($100,000); and

(iii)    a Swing Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), or such lower amount as may be agreed by the Swing Line Lender.

(e)    Interest Periods. The Borrower shall not request that Eurodollar Loans be outstanding for more than six different Interest Periods at the same time.

(f)    Additional Provisions with Respect to Affected Lenders.

(i)    Advancing of Non Pro-Rata Revolving Loans. Notwithstanding anything in this Agreement to the contrary, if the Borrower requests a Revolving Loan pursuant to Section 2.5(a) hereof (and all conditions precedent set forth in Section 4.1 hereof are met) at a time when one or more Lenders are Defaulting Lenders, the Administrative Agent shall have the option, in its sole discretion, to require (and, at the request of the Borrower, shall require) the non-Defaulting Lenders to honor such request by making a non pro-rata Revolving Loan to the Borrower; provided that in no event shall the Lender Credit Exposure of any Lender exceed the Maximum Amount of such Lender after giving effect to the making of such Revolving Loan.

(ii)    Reallocation of Participations; Cash Collateralization and Repayment. Notwithstanding anything in this Agreement to the contrary, if any Lender becomes an Affected Lender, then, until such time as such Lender is no longer an Affected Lender, to the extent permitted by applicable law, (A) all or any part of such Affected Lender’s participation interest in Letters of Credit (pursuant to Section 2.2(b)(vi) hereof) and Swing Loans (pursuant to Section 2.2(c)(iii) hereof) shall be reallocated among the non-Affected Lenders in accordance with their respective Commitment Percentages

(calculated as if such Affected Lender did not have a Commitment Percentage of the Commitment) but only to the extent that such reallocation does not cause the aggregate Lender Credit Exposure of any non-Affected Lender to exceed the Maximum Amount of such non-Defaulting Lender; provided that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against an Affected Lender arising from that Lender having become an Affected Lender, including any claim of a non-Affected Lender as a result of such non-Affected Lender’s increased exposure following such reallocation, and (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following the written request of the Administrative Agent (or the Swing Line Lender or Issuing Lender), and without prejudice to any right or remedy available to it hereunder or under law, (1) first, prepay Swing Loans in an amount equal to the Swing Line Lender’s exposure with respect to such Affected Lender’s Commitment Percentage of outstanding Swing Loans (other than Swing Loans as to which such Affected Lender’s participation obligation has been reallocated to other Lenders) and (2) second, cash collateralize the Issuing Lender’s exposure with respect to issued Letters of Credit (other than those Letter of Credit obligations as to which such Affected Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof).

(iii)    New Swing Loans and Letters of Credit. So long as any Lender is an Affected Lender, (A) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no exposure with respect to such Affected Lender’s Commitment Percentage of outstanding Swing Loans (other than Swing Loans as to which such Affected Lender’s participation obligation has been reallocated to other Lenders) after giving effect to such Swing Loan, and (B) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no exposure with respect to issued Letters of Credit (other than those Letter of Credit obligations as to which such Affected Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof) after giving effect thereto.

Section 2.6. Payment on Loans and Other Obligations.

(a)    Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding (except as required or permitted under Section 3.2 hereof) or reduction whatsoever.

(b)    Payments from Borrower. All payments (including prepayments) to the Administrative Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 11.4 hereof for the account of the Lenders (or the Issuing Lender or the Swing Line Lender, as appropriate) not later than 3:00 P.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by the Administrative

Agent (or the Issuing Lender or the Swing Line Lender) after 3:00 P.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c)    Payments to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to the Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in the Swing Loans, or, with respect to Letters of Credit, certain of which payments shall be paid to the Issuing Lender) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by the Administrative Agent for the account of such Lender. Payments received by the Administrative Agent shall be delivered to the Lenders in immediately available funds. Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans, Swing Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d)    Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

(e)     Affected Lenders; Application of Certain Cash Collateral. To the extent that the Administrative Agent receives any payments or other amounts for the account of an Affected Lender, at the discretion of the Administrative Agent, such Affected Lender shall be deemed to have requested that the Administrative Agent use such payment or other amount (or any portion thereof, at the discretion of the Administrative Agent) first, to cash collateralize its unfunded risk participation in Swing Loans and the Letters of Credit, and, with respect to any Defaulting Lender, second, to fulfill its obligations to make Loans. Notwithstanding anything to the contrary contained in this Agreement, any cash collateral provided for in this Agreement in respect of Letters of Credit shall be applied to the satisfaction of the applicable Affected Lender’s obligation to fund participations in respect of Letters of Credit (including, as to cash collateral provided by a Affected Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(f)    Payment of Non Pro-Rata Loans and Letters of Credit. Notwithstanding anything in this Agreement to the contrary, at the sole discretion of the Administrative Agent, any payment of principal, interest, fees or other amounts hereunder may first be applied to such

Loans, Letters of Credit and other obligations that were not advanced or participated pro rata hereunder.

Section 2.7. Prepayment.

(a)    Right to Prepay.

(i)    The Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans then outstanding, as designated by the Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty.

(ii)    The Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by the Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(iii)    Notwithstanding anything in this Section 2.7 or otherwise to the contrary, at the discretion of the Administrative Agent, in order to prepay Revolving Loans made to the Borrower that were not advanced pro rata by all of the Lenders, any prepayment of a Loan shall first be applied to Revolving Loans made by the Lenders during any period in which a Defaulting Lender or Insolvent Lender shall exist.

(b)    Notice of Prepayment. The Borrower shall give the Administrative Agent irrevocable written notice of prepayment of (i) a Base Rate Loan or Swing Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a Eurodollar Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

(c)    Minimum Amount for Eurodollar Loans. Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than the lesser of Five Hundred Thousand Dollars ($500,000), or the principal amount of such Loan, or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.

Section 2.8. Commitment and Other Fees.

(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee, for each day from the Closing Date through the last day of the Commitment Period, in an amount equal to (i) (A) the Maximum Revolving Amount at the end of such day, minus (B) the Revolving Credit Exposure (exclusive of the Swing Line Exposure) at the end of such day, multiplied by (ii) the Applicable Commitment Fee Rate in effect on such day divided by three hundred sixty (360). The commitment fee shall be payable quarterly in arrears, commencing on September 30, 2015 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b)    Administrative Agent Fee. The Borrower shall pay to the Administrative Agent, for its sole benefit, the fees set forth in the Administrative Agent Fee Letter.

(c)    Authorization to Debit Account. The Borrower hereby agrees that the Administrative Agent has the right to debit from any Deposit Account of the Borrower held by the Administrative Agent, amounts owing and then due to the Administrative Agent and the Lenders by the Borrower under this Agreement and the Loan Documents for payment of fees, expenses and other amounts incurred or owing, and in each case, then due, in connection therewith.

Section 2.9. Modifications to Commitment.

(a)    Optional Reduction of Revolving Credit Commitment. The Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Maximum Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving the Administrative Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of One Million Dollars ($1,000,000). The Administrative Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof. After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Maximum Revolving Amount as so reduced. If the Borrower reduces in whole the Revolving Credit Commitment, on the effective date of such reduction (the Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to the Administrative Agent marked “Canceled” and the Administrative Agent shall redeliver such Revolving Credit Notes to the Borrower. Any partial reduction in the Maximum Revolving Amount shall be effective during the remainder of the Commitment Period. Upon each decrease of the Maximum Revolving Amount, the Total Commitment Amount shall be decreased by the same amount.

(b)    Increase in Commitment.

(i)    At any time during the Commitment Increase Period, the Borrower may request that the Administrative Agent increase the Total Commitment Amount by increasing the Maximum Revolving Amount; provided that the aggregate amount of all such increases made pursuant to this Section 2.9(b) shall not exceed Fifty Million Dollars ($50,000,000). Each such request for an increase shall be in an amount of at least Ten Million Dollars ($10,000,000), and may be made by either (A) increasing, for one or more Lenders, with their prior written consent, their respective Revolving Credit Commitments, or (B) including one or more Additional Lenders, each with a new commitment under the Revolving Credit Commitment, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”).

(ii)    During the Commitment Increase Period, all of the Lenders agree that the Administrative Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) each Additional Commitment from an Additional Lender, if any, shall be in an amount of at least Ten Million Dollars ($10,000,000), (C) the Administrative Agent shall provide to the Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (D) the Borrower shall execute and deliver to the Administrative Agent and the Lenders such replacement or additional Revolving Credit Notes as shall be required by the Administrative Agent (and requested by the Lenders). The Lenders hereby authorize the Administrative Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

(iii)    On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b) (and the Borrower shall pay to the Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the Lenders would cause a prepayment of one or more Eurodollar Loans). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to subsection (a) hereof) without the prior written consent of such Lender. The Borrower shall not request any increase in the Total Commitment Amount pursuant to this Section 2.9(b) if a Default or an Event of Default shall then exist, or, after giving pro forma effect to any such increase, would exist. At the time of any such increase, at the request of the Administrative Agent, the Credit Parties and the Lenders shall enter into an amendment to evidence such increase and to address related provisions as deemed necessary or appropriate by the Administrative Agent. Upon each increase of the Maximum Revolving Amount, the Total Commitment Amount shall be increased by the same amount.

    Section 2.10. Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.11. Mandatory Payments.

(a)    Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(b)    Swing Line Exposure. If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c)    Application of Mandatory Payments. Unless otherwise designated by the Borrower, each prepayment pursuant to Section 2.11 hereof shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, and (ii) second, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans; provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan or Swing Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.12. Swap Obligations Make-Well Provision. The Borrower, to the extent that it is an “eligible contract participant” as defined in the Commodity Exchange Act, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party in order for such Credit Party to honor its obligations under the Loan Documents in respect of the Swap Obligations. The obligations of the Borrower under this Section 2.12 shall remain in full force and effect until all Obligations are paid in full. The Borrower intends that this Section 2.12 constitute, and this Section 2.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO
EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1. Requirements of Law.

(a)    If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A)    shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B)    shall impose, modify or hold applicable any reserve, special deposit, insurance charge, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify the Borrower in reasonable detail (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)    If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity, or liquidity requirements, or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy and liquidity), then from time to time, upon submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the method for calculating such amount and reasonable detail with respect to such calculation), the Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)    For purposes of this Section 3.1 and Section 3.5(a) hereof, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date.

(d)    A certificate as to any additional amounts payable pursuant to this Section 3.1 together with a reasonably detailed calculation and description of such amounts contemplated by this Section 3.1, submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of the Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Borrower shall not be required to compensate a Lender pursuant to this Section 3.1 for any increased costs or reductions to the extent such Lender notifies the Borrower thereof more than one hundred eighty (180) days after such Lender becomes aware of such right to additional compensation (except that, if the circumstances giving rise to such increased costs or reductions are retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.2. Taxes.

(a)    All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b)    Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to the Administrative Agent or such Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Credit Party and the Borrower shall indemnify the Administrative Agent and the appropriate Lenders on demand for any incremental Taxes or Other Taxes paid or payable by the Administrative Agent or such Lender as a result of any such failure.

(c)    If any Lender shall be so indemnified by a Credit Party, such Lender shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts with respect to the amount paid by such Credit Party and shall reimburse such Credit Party to the extent, but only to the extent, that such Lender shall receive a refund with respect to the amount paid by such Credit Party or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Lender) of the United States or any state or subdivision or any other Governmental Authority thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Lender. If, at the time any audit of such Lender’s income tax return is completed, such Lender determines, based on such audit, that it shall not have been entitled to the full amount of any refund reimbursed to such Credit Party as aforesaid or that its net income taxes shall not have been reduced by a credit or deduction for the full amount reimbursed to such Credit Party as aforesaid, such Credit Party, upon request of such Lender, shall promptly pay to such Lender the amount so refunded to which such Lender shall not have been so entitled, or the amount by which the net income taxes of such Lender shall not have been so reduced, as the case may be.

(d)    Each Lender that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two copies of either U.S. Internal Revenue Service Form W‑8BEN, Form W-8IMY or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and two copies of a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (c), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (c) that such Non-U.S. Lender is not legally able to deliver.

(e)    Any Lender that is not a Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent, upon the reasonable written request of the Borrower or the Administrative Agent, executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(f)    A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall use reasonable efforts to deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that (i) such

Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender, and (ii) to the extent that such Lender fails to comply with the requirements of this subpart (f), such Lender shall not be entitled to additional compensation otherwise payable under this Section 3.2 if such additional compensation would not have been required had such Lender so complied.

(g)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i)    The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

Section 3.3. Funding Losses. The Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto, or (e) any compulsory assignment of such Lender’s interests, rights and obligations under this Agreement pursuant to Section 11.3(c) or 11.12 hereof. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to the Borrower (with a copy to the Administrative Agent) by any Lender together with a reasonably detailed calculation and description of such amounts, shall be conclusive absent manifest error. The obligations of the Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

Section 3.5. Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a)    If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert into any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b)    If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.6. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a Eurodollar Loan pursuant to Section 3.5 hereof; provided that (a) such replacement does not conflict with any Requirement of Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) the Borrower shall be liable to such replaced Lender under Section 3.3 hereof if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement Lender, if not already a Lender, shall be satisfactory to the Administrative Agent, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.10 hereof (provided that the Borrower (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), (h) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be; provided that a Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to replace such Lender cease to apply, and (i) if more than one Lender shall request such reimbursement based on the same circumstances giving rise to such request, the Borrower shall not be permitted to replace only one of such Lenders.

Section 3.7. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a)    all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b)    the Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c)    no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d)    each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by the Borrower for a Credit Event shall be deemed to be a representation and warranty by the Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2. Conditions to the First Credit Event. The Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in the first Credit Event is subject to the Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a)    Notes as Requested. The Borrower shall have executed and delivered to (i) each Lender requesting a Revolving Credit Note such Lender’s Revolving Credit Note, and (ii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

(b)    Subsidiary Documents. Each Guarantor of Payment shall have executed and delivered to the Administrative Agent (i) a Guaranty of Payment, in form and substance satisfactory to the Administrative Agent, and (ii) a Security Agreement and such other documents or instruments, as may be required by the Administrative Agent to create or perfect the Liens of the Administrative Agent in the assets of such Guarantor of Payment, all to be in form and substance satisfactory to the Administrative Agent.

(c)    Pledge Agreements. The Borrower and each Guarantor of Payment that has a Subsidiary shall have (i) executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Pledge Agreement, in form and substance satisfactory to the Administrative Agent, with respect to the Pledged Securities, (ii) executed and delivered to the Administrative Agent, for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Securities that are certificated, and (iii) delivered to the Administrative Agent, for the benefit of the Lenders, the Pledged Securities (to the extent such Pledged Securities are certificated).

(d)    Intellectual Property Security Agreements. The Borrower and each Guarantor of Payment that owns federally registered intellectual property shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement, in form and substance satisfactory to the Administrative Agent.

(e)    Lien Searches. With respect to the property owned or leased by the Borrower and each Guarantor of Payment, and any other property securing the Obligations, the Borrower shall have caused to be delivered to the Administrative Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to the Administrative Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to the Administrative Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(f)    Officer’s Certificate, Resolutions, Organizational Documents. The Borrower shall have delivered to the Administrative Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution, delivery and performance of the Loan Documents and the execution and performance of other Related Writings to which such Credit Party is a party, and the consummation of the transactions contemplated thereby, and (ii) the Organizational Documents of such Credit Party.

(g)    Good Standing and Full Force and Effect Certificates. The Borrower shall have delivered to the Administrative Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed.

(h)    Legal Opinion. The Borrower shall have delivered to the Administrative Agent an opinion of counsel for the Borrower and each other Credit Party, in form and substance satisfactory to the Administrative Agent and the Lenders.

(i)    Borrower Investment Policy. The Borrower shall have delivered to the Administrative Agent a copy of the Borrower Investment Policy as in effect on the Closing Date.

(j)    Insurance Certificates. The Borrower shall have delivered to the Administrative Agent certificates of insurance on ACORD 25 and 27 or 28 form and satisfactory to the Administrative Agent and the Lenders, providing for adequate real property, personal property and liability insurance for each Company, with the Administrative Agent, on behalf of the Lenders, listed as mortgagee, lender’s loss payee and additional insured, as appropriate.

(k)    Pro-Forma Projections. The Borrower shall have delivered to the Administrative Agent annual pro-forma projections of financial statements (which report shall include balance sheets and statements of income (loss) and cash-flow) of the Borrower for the fiscal year ending January 2, 2016, prepared on a Consolidated basis, in form and substance satisfactory to the Administrative Agent.

(l)    Fees. The Borrower shall have (i) paid all fees required to be paid to the Administrative Agent on the Closing Date, including as set forth in the Administrative Agent Fee

Letter, (ii) paid to the Administrative Agent, for the benefit of the Lenders, the fees required to be paid on the Closing Date as set forth in the Fee Letter, and (iii) paid all legal fees and expenses of the Administrative Agent in connection with the preparation and negotiation of the Loan Documents.

(m)    Existing Credit Agreement. The Borrower shall have delivered to the Administrative Agent an executed payoff letter with respect to the Credit Agreement between the Borrower and Wells Fargo Bank, National Association, as agent, dated as of March 26, 2010, as amended, and shall have terminated such agreement, which termination shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and termination of the commitments established therein.

(n)    Closing Certificate. The Borrower shall have delivered to the Administrative Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists or immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

(o)    Letter of Direction. The Borrower shall have delivered to the Administrative Agent a letter of direction authorizing the Administrative Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

(p)    No Material Adverse Change. No material adverse change, in the opinion of the Administrative Agent, shall have occurred in the financial condition, operations or prospects of the Companies since January 3, 2015.

(q)    Miscellaneous. The Borrower shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

Section 4.3. Post-Closing Conditions. On or before the date specified in this Section 4.3 (unless a longer period is agreed to in writing by the Administrative Agent, in its reasonable discretion), the Borrower shall satisfy each of the following items specified in the subsections below:

(a)    Insurance Endorsements. No later than forty-five (45) days after the Closing Date, the Borrower shall deliver to the Administrative Agent proof of insurance endorsements satisfactory to the Administrative Agent, evidencing, with respect to the real property, personal property and liability insurance for each Company, the inclusion of the Administrative Agent, as mortgagee, lender’s loss payee and additional insured, as appropriate.

(b)    Control Agreements. No later than forty-five (45) days after the Closing Date, the Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent an executed Control Agreement, in form and substance satisfactory to the Administrative Agent, for each Deposit Account and each Securities Account maintained by a Credit Party; provided that the Borrower shall not be required to deliver a Control Agreement with respect to any Deposit Account or Securities Account if it would not be required to deliver a Control Agreement pursuant to Section 5.21(d) hereof.

(c)    Landlords’ Waivers. No later than sixty (60) days after the Closing Date, the Borrower shall use commercially reasonable efforts to deliver a Landlord’s Waiver, in form and substance satisfactory to the Administrative Agent, for each location of a Credit Party where any of the collateral securing any part of the Obligations is located, unless such location is owned by the Company that owns the collateral located there; provided that the Borrower shall not be required to deliver a Landlord’s Waiver with respect to any such location if it would not be required to deliver a Landlord’s Waiver pursuant to Section 5.21(e) hereof.

(d)    Real Estate Matters. No later than sixty (60) days after the Closing Date, with respect to each parcel of the Mortgaged Real Property, the Borrower shall deliver to the Administrative Agent (i) the results of title and lien searches in the county wherein such Mortgaged Real Property is located, (ii) evidence to the Administrative Agent’s satisfaction in its sole discretion indicating whether such Mortgaged Real Property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency and, if so, evidence of reasonable satisfactory flood insurance, (iii) an opinion of counsel with respect to such Mortgaged Real Property, in form and substance satisfactory to the Administrative Agent, and (iv) an executed original of the Mortgage with respect to such Mortgaged Real Property.

ARTICLE V. COVENANTS

So long as any Obligations (other than unasserted contingent indemnity obligations) remain unpaid or the Commitment remains outstanding, the Borrower will (or, as applicable, cause each other Company to) comply with the following requirements, unless the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders) shall otherwise consent in writing:

Section 5.1. Insurance. Each Company (other than a Dormant Subsidiary) shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property (including, if applicable, insurance required by the National Flood Insurance Reform Act of 1994) in such form, written by such companies, in such amounts, for such periods, and against such risks as may be reasonably acceptable to the Administrative Agent, with provisions satisfactory to the Administrative Agent for, with respect to Credit Parties, payment of all losses thereunder to the Administrative Agent, for the benefit of the Lenders, and such Company as their interests may appear (with lender’s loss payable and additional insured endorsements, as appropriate, in favor of the Administrative Agent, for the benefit of the Lenders), and, if required by the Administrative Agent, the Borrower shall deposit the policies with the Administrative Agent. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to the Administrative Agent and the Lenders. If any Event of

Default then exists, any sums received by the Administrative Agent, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies may, at the option of the Administrative Agent or the Required Lenders, be applied upon the Obligations whether or not the same is then due and payable, or may be delivered to the Companies for the purpose of replacing, repairing, or restoring the insured property; provided that if an Event of Default does not then exist, any such sums received by the Administrative Agent shall be delivered to the Borrower. The Administrative Agent is hereby authorized to act as attorney-in-fact for the Companies, after the occurrence and during the continuance of an Event of Default, in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, the Administrative Agent may, at its option, provide such insurance and the Borrower shall pay to the Administrative Agent, upon demand, the cost thereof. Should the Borrower fail to pay such sum to the Administrative Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of the Administrative Agent’s written request, the Borrower shall furnish to the Administrative Agent such information about the insurance of the Companies as the Administrative Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent and certified by a Financial Officer.

Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206‑207) or any comparable provisions; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3. Financial Statements and Information.

(a)    Quarterly Financials. The Borrower shall deliver to the Administrative Agent and the Lenders, within forty-five (45) days after the end of each of the first three Quarterly Reporting Periods of each fiscal year of the Borrower (or, if earlier, within five days after the date which Borrower shall be required to submit its Form 10-Q), balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the Quarterly Reporting Period and fiscal year to date periods, all prepared on a Consolidated (in accordance with GAAP, except for the absence of footnotes and year-end adjustments) basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by a Financial Officer; provided that delivery pursuant to subsection (f) below of copies of the Form 10-Q quarterly report of the Borrower for such quarterly period filed with the SEC shall be deemed to satisfy the requirements of this subsection (a).

(b)    Annual Audit Report. The Borrower shall deliver to the Administrative Agent and the Lenders, within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, within five days after the date which Borrower shall be required to submit its Form 10‑K), an annual audit report of the Companies for that year prepared on a Consolidated (in accordance with GAAP) basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by an unqualified opinion of an independent public accountant satisfactory to the Administrative Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period; provided that delivery pursuant to subsection (f) below of copies of the Form 10-K annual report of the Borrower for such period filed with the SEC shall be deemed to satisfy the requirements of this subsection (b).

(c)    Compliance Certificate. The Borrower shall deliver to the Administrative Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d)    Management Reports. The Borrower shall deliver to the Administrative Agent and the Lenders, concurrently with the delivery of the quarterly and annual financial statements set forth in subsections (a) and (b) above, a copy of any management report, letter or similar writing furnished to the Companies by the accountants in respect of the systems, operations, financial condition or properties of the Companies.

(e)    Pro-Forma Projections. The Borrower shall deliver to the Administrative Agent and the Lenders, within ninety (90) days after the end of each fiscal year of the Borrower, annual pro-forma projections of the Companies for the then current fiscal year, to be in form and detail acceptable to the Administrative Agent and presented on a quarterly year-to-date basis.

(f)    Shareholder and SEC Documents. The Borrower shall deliver to the Administrative Agent and the Lenders (or give notice of the availability thereof on the SEC Edgar website), as soon as available, (i) copies of Form 10-Q quarterly reports, Form 10‑K annual reports and Form 8-K current reports, (ii) notice of (and upon the request of the Administrative Agent, copies of) any other filings made by the Borrower with the SEC, and (iii) notice of (and, upon the request of the Administrative Agent, copies of) any other information that is provided by the Borrower to its shareholders generally.

(g)    Reporting Periods. If, at any time, the information set forth on Schedule 5.3 hereto becomes inaccurate, or does not set forth each Quarterly Reporting Period for the following fiscal year of the Borrower, the Borrower shall promptly deliver to the Administrative Agent a replacement Schedule 5.3 that includes such additional or corrected information, in form and substance satisfactory to Lender.

(h)    Financial Information of the Companies. The Borrower shall deliver to the Administrative Agent and the Lenders, within ten days of the written request of the Administrative Agent or any Lender, such other information about the financial condition, properties and operations of any Company as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to the Administrative Agent or such Lender and certified by a Financial Officer of the Company or Companies in question.

Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon reasonable notice to such Company) permit the Administrative Agent or any Lender, or any representative of the Administrative Agent or such Lender, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5. Franchises; Change in Business.

(a)    Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

(b)    No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6. ERISA Pension and Benefit Plan Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC (other than premiums payable in the ordinary course), established thereunder in connection with any Pension Plan. The Borrower shall furnish to the Administrative Agent and the Lenders as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company. The Borrower shall promptly notify the Administrative Agent of any material taxes assessed, proposed to be assessed or that the Borrower has reason to believe are likely to be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000). As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred that could reasonably be expected to result in material liability to a Company, such Company shall provide the Administrative Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. The Borrower shall, at the reasonable request of the Administrative Agent, deliver or cause to be delivered to the Administrative Agent true and correct copies of any documents relating to the ERISA Plan of any Company.

Section 5.7. Financial Covenants.

(a)    Leverage Ratio. The Borrower shall not suffer or permit at any time the Leverage Ratio, as of the end of any Quarterly Reporting Period, to exceed 4.75 to 1.00.

(b)    Interest Coverage Ratio. The Borrower shall not suffer or permit at any time the Interest Coverage Ratio, as of the end of any Quarterly Reporting Period, to be less than 3.00 to 1.00.

Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a)    the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

(b)    any loans or other credit granted to, or Capitalized Lease Obligations entered into by, any Company for the purchase or lease of fixed assets (and refinancings of such loans, credit or Capitalized Lease Obligations), which loans, credit and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Ten Million Dollars ($10,000,000) at any time outstanding;

(c)    the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

(d)    loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is a Credit Party;

(e)    loans to, and guaranties of Indebtedness of, a Foreign Subsidiary by a Credit Party in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) at any time outstanding;

(f)    Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(g)    unsecured Subordinated Indebtedness on terms reasonably acceptable to the Administrative Agent and in an aggregate amount not to exceed Five Million Dollars ($5,000,000), so long as such Subordinated Indebtedness is subject to a subordination agreement prepared by and in form and substance satisfactory to the Administrative Agent; and

(h)    other unsecured Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Five Million Dollars ($5,000,000) at any time outstanding.

Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a)    Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)    other statutory Liens, including, without limitation, statutory Liens of landlords, carriers, warehousers, utilities, mechanics, repairmen, workers and materialmen, incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)    any Lien granted to the Administrative Agent, for the benefit of the Lenders (and affiliates thereof);

(d)    the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby, and the amount and description of property subject to such Liens, shall not be increased;

(e)    purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired, and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby, and the amount and description of property subject to such Liens, shall not be increased;;

(f)    easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(g)    Liens securing Indebtedness of a Foreign Subsidiary permitted pursuant to Section 5.8(e) hereof; or

(h)    other Liens, in addition to the Liens listed above, not incurred in connection with the incurring of Indebtedness securing amounts, in the aggregate for all Companies, not to exceed One Million Dollars ($1,000,000) at any time.

No Company shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit the Administrative Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non‑compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i)    any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii)    any investment in direct obligations of the United States or in certificates of deposit issued by a member bank (having capital resources in excess of Five Hundred Million Dollars ($500,000,000)) of the Federal Reserve System;

(iii)    any investment in (A) commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody’s or Standard & Poor’s, (B) other Cash Equivalents, or (C) any other investment made in accordance with the Borrower Investment Policy;

(iv)    the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of and any investment in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

(v)    loans to, investments in and guaranties of the Indebtedness (permitted under Section 5.8(d) hereof) of, a Company from or by a Company so long as each such Company is a Credit Party;

(vi)    loans to, investments in and guaranties of the Indebtedness (permitted under Section 5.8(e) hereof) of, a Foreign Subsidiary from or by a Credit Party;

(vii)    investments by the Borrower in the capital stock of a Foreign Subsidiary in an aggregate amount not to exceed Three Million Dollars ($3,000,000) at any time outstanding;

(viii)    any advance or loan to an officer or employee of a Company made in the ordinary course of such Company’s business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of Five Hundred Thousand Dollars ($500,000) at any time outstanding;

(ix)    advances in the form of progress payments, prepaid rent or security deposits;

(x)    investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(xi)    Investments in Hedge Agreements, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes; or

(xii)    other investments in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) during the term of this Agreement.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account replacements, redemptions and return of capital.

Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a)    a Company (other than the Borrower) may merge with (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment (provided that at least one Guarantor of Payment shall be the continuing or surviving Person);

(b)    a Company may sell, lease, transfer or otherwise dispose of any of its assets to (i) the Borrower or (ii) any Guarantor of Payment;

(c)    a Company (other than a Credit Party) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Company;

(d)    a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business or the subject of a condemnation or, subject to the insurance payment provisions of Section 5.1 hereof, casualty loss;

(e)    a Company may transfer cash or other property or otherwise make payments in connection with transactions permitted under Sections 5.8, 5.11, 5.13 and 5.15 under this Agreement; and

(f)     other transfers or dispositions in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) during any twelve month consecutive period.

Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided, however, that a Company may effect an Acquisition so long as:

(a)    such Acquisition is the Target Company Acquisition, so long as (i) no Default or Event of Default shall exist prior to or, after giving pro forma effect to such Acquisition, thereafter shall begin to exist, and (ii) the aggregate Consideration paid or to be payable for such Acquisition does not exceed Seventy-Five Million Dollars ($75,000,000); or

(b)    such Acquisition meets all of the following requirements:

(i)    in the case of an Acquisition that involves a merger, amalgamation or other combination including the Borrower, the Borrower shall be the surviving entity;

(ii)    in the case of an Acquisition that involves a merger, amalgamation or other combination including a Credit Party (other than the Borrower), a Credit Party shall be the surviving entity;

(iii)    the business to be acquired shall be similar, or related to, or incidental to the lines of business of the Companies;

(iv)    the Companies shall be in full compliance with the Loan Documents both prior to and after giving pro forma effect to such Acquisition;

(v)    no Default or Event of Default shall exist prior to or, after giving pro forma effect to such Acquisition, thereafter shall begin to exist;

(vi)    the Borrower shall have provided to the Administrative Agent and the Lenders, at least five Business Days prior to such Acquisition, in form and substance satisfactory to the Administrative Agent, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition;

(vii)    such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired; and

(viii)    the aggregate Consideration paid by the Companies, when added to all other Acquisitions (other than the Target Company Acquisition) for all Companies would not exceed the aggregate amount of (A) Fifty Million Dollars ($50,000,000) for the twelve month period immediately prior to such Acquisition, and (B) One Hundred Million Dollars ($100,000,000) during the Commitment Period.

Section 5.14. Notice. The Borrower shall cause a Financial Officer to promptly notify the Administrative Agent and the Lenders, in writing, whenever any of the following shall occur:

(a)    a Default or Event of Default has occurred hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing is determined for any reason to have not been true and complete cease in any material respect when made;
(b)    the Borrower learns of a litigation or proceeding against the Borrower before a court, administrative agency or arbitrator that, if successful, might have a Material Adverse Effect; or

(c)    the Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that so long as no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist, the Companies may make Capital Distributions.

Section 5.16. Environmental Compliance. Each Company shall comply in all material respects with any and all Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise, except where the failure to comply would not result in a material expenditure or loss to such Company. The Borrower shall furnish to the Administrative Agent and the Lenders, promptly after receipt thereof, a copy of any material notice any Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law, except where the release or disposal or the failure to comply would not result in a material expenditure or loss to such Company. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. The Borrower shall defend, indemnify and hold the Administrative Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.17. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party or a Foreign Subsidiary) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a Person that is not an Affiliate; provided that the foregoing shall not prohibit the payment of customary and reasonable employment and severance arrangements with its employees and directors’ fees to directors who are not employees of a Company or an Affiliate.

Section 5.18. Use of Proceeds. The Borrower’s use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies and for the refinancing of existing Indebtedness and for Acquisitions permitted hereunder. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions.

Section 5.19. Corporate Names and Locations of Collateral. No Company shall (a) change its corporate name, or (b) change its state, province or other jurisdiction, or form of organization, or extend or continue its existence in or to any other jurisdiction (other than its jurisdiction of organization at the date of this Agreement); unless, in each case, the Borrower shall have provided the Administrative Agent and the Lenders with at least ten (10) days prior written notice thereof. The Borrower shall also:

(i)    provide written notice to the Administrative Agent within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and within ninety (90) days after the end of each fiscal year of the Borrower, of any interest (including but not limited to any fee simple or leasehold interest) in any real property (including the name of any landlord (other than a retail store landlord) and the address of any such real property and whether such location will have or could reasonably be expected to have at any time Inventory and Equipment (excluding leasehold improvements) of the Credit Parties having an aggregate value in excess of Two Hundred Fifty Thousand Dollars ($250,000)) not previously disclosed on Schedule 6.9 hereto or previously disclosed in writing by the Borrower to the Administrative Agent pursuant to this Section 5.19, and upon the Administrative Agent’s receipt of such written notice from the Borrower, such interest in real property so disclosed in such written notice shall be deemed to be included on Schedule 6.9 hereto;

(ii)     promptly notify the Administrative Agent of any change in the location of the office where any Company’s records pertaining to its Accounts are kept; and

(iii)    promptly notify the Administrative Agent any change in the location of any Company’s chief executive office.

In the event of any of the foregoing or if otherwise deemed appropriate by the Administrative Agent, the Administrative Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Administrative Agent’s sole discretion, to perfect or continue perfected the security interest of the Administrative Agent, for the benefit of the Lenders, in the Collateral. The Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse the Administrative Agent therefor if the Administrative

Agent pays the same. Such amounts not so paid or reimbursed shall be Related Expenses hereunder.

Section 5.20. Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

(a)    Guaranties and Security Documents. Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations and a Security Agreement (or a Security Agreement Joinder) and Mortgages, as appropriate, such agreements to be prepared by the Administrative Agent and in form and substance acceptable to the Administrative Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by the Administrative Agent. With respect to a Subsidiary that has been classified as a Dormant Subsidiary, at such time that such Subsidiary no longer meets the requirements of a Dormant Subsidiary, the Borrower shall provide to the Administrative Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence.

(b)    Pledge of Stock or Other Ownership Interest. With respect to the creation or acquisition of a Domestic Subsidiary or first-tier Foreign Subsidiary of the Borrower or a Domestic Subsidiary, the Borrower shall deliver to the Administrative Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) owned by a Credit Party pursuant to the terms of a Pledge Agreement prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent, and executed by the appropriate Credit Party; provided that no such pledge shall include (i) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (ii) shares of voting capital stock or other voting equity interests in any first‑tier Foreign Subsidiary in excess of sixty‑five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first‑tier Foreign Subsidiary.

(c)    Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged to the Administrative Agent, for the benefit of the Lenders, on or after the Closing Date, the Administrative Agent shall at all times, in the discretion of the Administrative Agent or the Required Lenders, have the right to perfect, at the Borrower’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction. Such perfection may include the requirement that the applicable Company promptly execute and deliver to the Administrative Agent a separate pledge document (prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent), covering such equity interests, that conforms to the requirements of the applicable foreign jurisdiction, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit the Administrative Agent to exercise any of its rights and remedies in respect thereof. Notwithstanding the foregoing, if the Administrative Agent, in its reasonable discretion, after consultation with the Borrower, determines that the cost of perfecting in a foreign jurisdiction, the security interest of the Administrative Agent, for the benefit of the Lenders, in the Pledged Securities relating to any Foreign Subsidiary, (i) is impractical or cost-prohibitive or (ii) the benefits obtained by such action are outweighed by the burdens of obtaining the same, then the Administrative Agent may agree to forego (until such time as the Administrative Agent determines it is practical to so perfect such interest) the foreign perfection of such security interest.

Section 5.21. Collateral. Each Credit Party shall:

(a)    at all reasonable times and, except after the occurrence and during the continuance of an Event of Default, upon reasonable notice, allow the Administrative Agent and the Lenders by or through any of the Administrative Agent’s officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Credit Party’s books and other records, including, without limitation, the tax returns of such Credit Party, (ii) arrange for verification of such Credit Party’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods, and (iii) examine and inspect such Credit Party’s Inventory and Equipment, wherever located;

(b)    promptly furnish to the Administrative Agent or any Lender upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Credit Party’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as the Administrative Agent or such Lender may request;

(c)    promptly notify the Administrative Agent in writing upon the acquisition or creation of any Account (other than any tax refund), in excess of One Million Dollars ($1,000,000) with respect to which the Account Debtor is the United States or any other Governmental Authority, or any business that is located in a foreign country;

(d)    promptly notify the Administrative Agent in writing upon the acquisition or creation by any Credit Party of a Deposit Account or Securities Account not listed on the notice provided to the Administrative Agent pursuant to Section 6.19 hereof, and, prior to or simultaneously with the creation of such Deposit Account or Securities Account, provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement with respect thereto, if required by the Administrative Agent or the Required Lenders; provided that a Control Agreement shall not be required for a Deposit Account or Securities Account (i) that constitutes Excluded Collateral, (ii) so long as no Event of Default has occurred and is continuing, that is a retail store Deposit Account provided that the aggregate amount maintained in all such retail store Deposit Accounts does not exceed Three Million Dollars ($3,000,000) for any two consecutive Business Days during the ninety (90) day period immediately preceding such time of determination, or (iii) that is a disbursement account that automatically has a zero balance at the end of each day.

(e)    with respect to any Equipment or Inventory of a Credit Party located at a location of a third party (other than another Credit Party), use commercially reasonable efforts to cause to be executed any Landlord’s Waiver, Bailee’s Waiver, Processor’s Waiver, Consignee’s Waiver or similar document or notice that may be required by the Administrative Agent or the Required Lenders; provided that a Credit Party shall not be required to deliver a Landlord’s Waiver, Bailee’s Waiver, Processor’s Waiver, Consignee’s Waiver or similar document for any Equipment or Inventory located at such location to the extent that the aggregate value of all Equipment (excluding leasehold improvements) and Inventory of all Companies maintained at such location does not exceed Two Hundred Fifty Thousand Dollars ($250,000).

(f)    promptly notify the Administrative Agent and the Lenders in writing of any information that such Credit Party has or may receive with respect to the Collateral or the Mortgaged Real Property that might reasonably be determined to materially and adversely affect the value thereof or the rights of the Administrative Agent and the Lenders with respect thereto;

(g)    maintain such Credit Party’s Equipment used in its business in good operating condition and repair, ordinary wear and tear and obsolescence excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved;

(h)    deliver to the Administrative Agent, to hold as security for the Secured Obligations all certificated Investment Property owned by such Credit Party, to the extent not otherwise excluded from such requirements hereunder in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent, or in the event such Investment Property is in the possession of a Securities Intermediary or credited to a Securities Account, execute with the related Securities Intermediary a Securities Account Control Agreement over such Securities Account in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent;

(i)    provide to the Administrative Agent, on a quarterly basis (as necessary), a list of any patents, trademarks or copyrights that have been federally registered by such Credit Party during such quarter, and provide for the execution of an appropriate Intellectual Property Security Agreement; and

(j)    upon request of the Administrative Agent, promptly take such action and promptly make, execute and deliver all such additional and further items, deeds, assurances, instruments and any other writings as the Administrative Agent may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to the Administrative Agent and the Lenders their respective rights hereunder and in or to the Collateral and the Mortgaged Real Property.

Each Credit Party hereby authorizes the Administrative Agent, on behalf of the Lenders, to file U.C.C. Financing Statements or other appropriate notices with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the

Inventory or Equipment of any Credit Party with an aggregate value in excess of Five Hundred Thousand Dollars ($500,000), such Credit Party shall, upon request of the Administrative Agent, (i) execute and deliver to the Administrative Agent a short form security agreement, prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent, and (ii) deliver such certificate or application to the Administrative Agent and cause the interest of the Administrative Agent, for the benefit of the Lenders, to be properly noted thereon. Each Credit Party hereby authorizes the Administrative Agent or the Administrative Agent’s designated agent (but without obligation by the Administrative Agent to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and the Borrower shall promptly repay, reimburse, and indemnify the Administrative Agent and the Lenders for any and all Related Expenses. If any Credit Party fails to keep and maintain its Equipment (other than Equipment that is obsolete or no longer useful in such Credit Party’s business) in good operating condition, ordinary wear and tear excepted, the Administrative Agent may (but shall not be required to) so maintain or repair all or any part of such Credit Party’s Equipment and the cost thereof shall be a Related Expense. All Related Expenses are payable to the Administrative Agent upon demand therefor; the Administrative Agent may, at its option, debit Related Expenses directly to any Deposit Account of a Company located at the Administrative Agent or the Revolving Loans.

Section 5.22. Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral. The Borrower shall provide the Administrative Agent with prompt written notice with respect to any real or personal property constituting Collateral (other than in the ordinary course of business and excluding Accounts, Inventory, Equipment and General Intangibles and other property acquired in the ordinary course of business) acquired by any Credit Party subsequent to the Closing Date. In addition to any other right that the Administrative Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of the Administrative Agent, whenever made, the Borrower shall, and shall cause each Guarantor of Payment to, grant to the Administrative Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first Lien on any real or personal property of the Borrower and each Guarantor of Payment constituting Collateral (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, the Administrative Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Closing Date, in which the Administrative Agent does not have a first priority Lien. The Borrower agrees that, within twenty (20) days after the date of such written request, to secure all of the Secured Obligations by delivering to the Administrative Agent security agreements, intellectual property security agreements and pledge agreements with respect to any of the Credit Parties and relating to the Collateral. In addition, the Borrower agrees that, within thirty (30) days after the date of such written request, it will use commercially reasonable efforts to deliver to the Administrative Agent mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as the Administrative Agent may require with respect to any of the Credit Parties and relating to the Collateral. The Borrower shall pay all recordation, legal and other expenses in connection therewith.

Section 5.23. Restrictive Agreements. Except as set forth in this Agreement, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to the Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to the Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to the Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in license agreements, leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in license agreements, security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such license agreement, security agreement, mortgage or lease.

Section 5.24. Other Covenants and Provisions. Other Covenants and Provisions. In the event that any Company shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the covenants, representations and agreements contained therein shall be more restrictive than the covenants, representations and agreements set forth herein, then the Companies shall immediately be bound hereunder (without further action) by such more restrictive covenants, representations and agreements with the same force and effect as if such covenants, representations and agreements were written herein for as long as such more restrictive provisions are applicable to such Company with respect to such Material Indebtedness Agreement. In addition to the foregoing, the Borrower shall provide prompt written notice to the Administrative Agent of the creation or existence of any Material Indebtedness Agreement that has such more restrictive provisions, and shall, within fifteen (15) days thereafter (if requested by the Administrative Agent), execute and deliver to the Administrative Agent an amendment to this Agreement that incorporates such more restrictive provisions for as long as such more restrictive provisions are applicable to such Company with respect to such Material Indebtedness Agreement, with such amendment to be in form and substance satisfactory to the Administrative Agent.

Section 5.25. Guaranty Under Material Indebtedness Agreement. No Company (other than the Borrower) shall be or become a primary obligor or Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.26. Amendment of Organizational Documents. Without the prior written consent of the Administrative Agent, no Company shall (a) amend its Organizational Documents in any manner adverse to the Lenders, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or its form of organization.

Section 5.27. Fiscal Year of Borrower. The Borrower shall not change the date of its fiscal year-ends listed on Schedule 5.3 hereto without the prior written consent of the Administrative Agent.
Section 5.28. Further Assurances. The Borrower shall, and shall cause each other Credit Party to, promptly upon request by the Administrative Agent, or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

Section 5.29. Contributions to the Select Comfort Executive Investment Plan Trust. The Borrower will not, and will not permit any Subsidiary to, make any contribution or other deposit of cash or other property to the Select Comfort Executive Investment Plan Trust other than the deposit of actual deferrals of compensation made by or on behalf of employees of the Borrower and the Subsidiaries who are participants in the Select Comfort Executive Investment Plan, pursuant to the terms of the Select Comfort Executive Investment Plan.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions as of the Closing Date where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of the Borrower (and whether such Subsidiary is a Dormant Subsidiary), its state (or jurisdiction) of formation, its relationship to the Borrower, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company, its tax identification number, the location of its chief executive office and its principal place of business. Except as set forth on Schedule 6.1 hereto, as of the Closing Date the Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries.

Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except to the extent that enforcement thereof may be limited by an applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which such Company is a party.

Section 6.3. Compliance with Laws and Contracts. Each Company:

(a)    holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

(b)    is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

(c)    is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

(d)    has ensured that no Company, or to the knowledge of any Company, any director or officer of a Company, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions;

(e)    is in material compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations;

(f)    is in compliance with Anti-Corruption Laws; and

(g)    is in compliance, in all material respects, with the Patriot Act.

Section 6.4. Litigation and Administrative Proceedings. Except as disclosed in writing to the Administrative Agent, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal that could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound that could reasonably be expected to have a Material Adverse Effect, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect not fully covered by insurance and which is likely to result in any material adverse change in the Borrower’s or any Subsidiary’s business, operations, properties or assets or its condition, financial or otherwise.

Section 6.5. Title to Assets. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Companies own the real estate listed on Schedule 6.5 hereto.

Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company, except for any such U.C.C. Financing Statement as to which the referenced secured party has provided written authorization to be terminated; (b) there is and will be no mortgage or charge outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind. The Administrative Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on the collateral securing the Obligations (other than with respect to Commercial Tort Claims and as otherwise specifically provided pursuant to Section 5.9 hereof). No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit the Administrative Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.7. Tax Returns. All federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8. Environmental Laws. Each Company is in compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, except where the release or disposal or the failure to comply would not result in a material expenditure or loss to such Company. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law, except where the release or disposal or the failure to comply would not result in a material expenditure or loss to such Company. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9. Locations. As of the Closing Date, the Companies have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Company’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Companies, or (b) is leased by a Company from a third party, and, if leased by a Company from a third party, if a Landlord’s Waiver has been requested. As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third party location where assets of the Companies are located.

Section 6.10. Continued Business. There exists no actual, pending, or, to the Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.11. Employee Benefits Plans. Schedule 6.11 hereto identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred with respect to an ERISA Plan that could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, (a) full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan; (b) the liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements, and (c) no changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), except as could not reasonably be expected to have a Material Adverse Effect, (i) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (ii) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (iii) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the Internal Revenue Service, unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired and subject to changes the Internal Revenue Service makes to the determination letter process; (iv) the ERISA Plan currently satisfies the requirements of Code Section 410(b); and (v) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87,

“Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets by an amount that would reasonably be expected to have a Material Adverse Effect.

Section 6.12. Consents or Approvals. No consent, approval or authorization of, or filing (other than any filing or recording necessary to perfect any Lien granted to the Lenders hereunder) registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.13. Solvency. The Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent and the Lenders. The Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will the Borrower be rendered insolvent by the execution and delivery of the Loan Documents to the Administrative Agent and the Lenders. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.14. Financial Statements. The audited Consolidated financial statements of the Borrower for the fiscal year ended January 3, 2015, and the unaudited Consolidated financial statements of the Borrower for the Quarterly Reporting Period ended July 4, 2015, furnished to the Administrative Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or, except as required by GAAP, any change in any Company’s accounting procedures.

Section 6.15. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.16. Material Agreements. Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’

notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subparts (a) through (g) above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.17. Intellectual Property. Each Company owns, or has the right to use, all of the patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known material infringement of valid rights of others to any of the foregoing. Schedule 6.17 hereto sets forth all patents, trademarks, copyrights and service marks owned by each Company which are federally registered as of the Closing Date and all material license agreements of any the foregoing by any Company to another party, as of the Closing Date.

Section 6.18. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage (including, if applicable, insurance required by the National Flood Insurance Reform Act of 1994) and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.19. Deposit Accounts and Securities Accounts. The Borrower has provided to the Administrative Agent a list of all banks, other financial institutions and Securities Intermediaries at which any Credit Party maintains Deposit Accounts or Securities Accounts as of the Closing Date, which list correctly identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.20. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by the Borrower, there is no known fact that any Company has not disclosed to the Administrative Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.21. Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.22. Defaults. No Default or Event of Default exists, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. SECURITY

Section 7.1. Security Interest in Collateral. In consideration of and as security for the full and complete payment of all of the Secured Obligations, the Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders (and affiliates thereof that hold Secured Obligations), a security interest in the Collateral.

Section 7.2. Collections and Receipt of Proceeds by Borrower.

(a)    Prior to the exercise by the Administrative Agent and the Required Lenders of their rights under Article IX hereof, both (i) the lawful collection and enforcement of all of the Borrower’s Accounts, and (ii) the lawful receipt and retention by the Borrower of all Proceeds of all of the Borrower’s Accounts and Inventory shall be as the agent of the Administrative Agent and the Lenders.

(b)    Upon written notice to the Borrower from the Administrative Agent after the occurrence and during the continuance of an Event of Default, a Cash Collateral Account shall be opened by the Borrower at the main office of the Administrative Agent (or such other office as shall be designated by the Administrative Agent) and all such lawful collections of the Borrower’s Accounts and such Proceeds of the Borrower’s Accounts and Inventory shall be remitted daily by the Borrower to the Administrative Agent in the form in which they are received by the Borrower, either by mailing or by delivering such collections and Proceeds to the Administrative Agent, appropriately endorsed for deposit in the Cash Collateral Account. In the event that such notice is given to the Borrower from the Administrative Agent, the Borrower shall not commingle such collections or Proceeds with any of the Borrower’s other funds or property, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for the Administrative Agent, for the benefit of the Lenders. In such case, the Administrative Agent may, in its sole discretion, and shall, at the request of the Required Lenders, at any time and from time to time after the occurrence and during the continuance of an Event of Default, apply all or any portion of the account balance in the Cash Collateral Account as a credit against (i) the outstanding principal or interest of the Loans, or (ii) any other Secured Obligations in accordance with this Agreement. If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against the Administrative Agent on its warranties of collection, the Administrative Agent may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by the Borrower with the Administrative Agent or with any other Lender, and, in any event, retain the same and the Borrower’s interest therein as additional security for the Secured Obligations. The Administrative Agent may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to the Borrower for use in the Borrower’s business. The balance in the Cash Collateral Account may be withdrawn by the Borrower upon termination of this Agreement and payment in full of all of the Secured Obligations (other than unasserted contingent indemnity obligations).

(c)    After the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s written request, the Borrower shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lockbox at a location acceptable to the Administrative Agent, to which the Administrative Agent shall have access for the processing of such items in accordance with the provisions, terms and conditions of the customary lockbox agreement of the Administrative Agent.

(d)    The Administrative Agent, or the Administrative Agent’s designated agent, is hereby constituted and appointed attorney‑in‑fact for the Borrower with authority and power to endorse, after the occurrence and during the continuance of an Event of Default, any and all instruments, documents, and chattel paper upon the failure of the Borrower to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations (other than unasserted contingent indemnity obligations) are paid, (ii) exercisable by the Administrative Agent at any time and without any request upon the Borrower by the Administrative Agent to so endorse, and (iii) exercisable in the name of the Administrative Agent or the Borrower. The Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Neither the Administrative Agent nor the Lenders shall be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

Section 7.3. Collections and Receipt of Proceeds by Administrative Agent. The Borrower hereby constitutes and appoints the Administrative Agent, or the Administrative Agent’s designated agent, as the Borrower’s attorney-in-fact to exercise, at any time, after the occurrence and during the continuance of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations (other than unasserted contingent indemnity obligations):

(a)    to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of the Administrative Agent or the Borrower, any and all of the Borrower’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral. The Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. The Administrative Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

(b)    to transmit to Account Debtors, on any or all of the Borrower’s Accounts, notice of assignment to the Administrative Agent, for the benefit of the Lenders, thereof and the security interest therein, and to request from such Account Debtors at any time, in the name of the Administrative Agent or the Borrower, information concerning the Borrower’s Accounts and the amounts owing thereon;

(c)    to transmit to purchasers of any or all of the Borrower’s Inventory (other than with respect to individual consumers), notice of the Administrative Agent’s security interest therein, and to request from such purchasers at any time, in the name of the Administrative Agent or the Borrower, information concerning the Borrower’s Inventory and the amounts owing thereon by such purchasers;

(d)    to notify and require Account Debtors on the Borrower’s Accounts and purchasers of the Borrower’s Inventory on credit granted by the Borrower to make payment of their obligations to the Borrower directly to the Administrative Agent;

(e)    to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the Accounts, or any thereof, as the Administrative Agent, in its sole discretion, may deem to be advisable;

(f)    to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in the name of the Administrative Agent or the Borrower, and to withdraw any such suit or other proceeding. The Borrower agrees to lend every assistance requested by the Administrative Agent in respect of the foregoing, all at no cost or expense to the Administrative Agent and including, without limitation, the furnishing of such witnesses and of such records and other writings as the Administrative Agent may require in connection with making legal proof of any Account. The Borrower agrees to reimburse the Administrative Agent in full for all court costs and attorneys’ fees and every other cost, expense or liability, if any, incurred or paid by the Administrative Agent in connection with the foregoing, which obligation of the Borrower shall constitute Obligations, shall be secured by the Collateral and shall bear interest, until paid, at the Default Rate;

(g)    to take or bring, in the name of the Administrative Agent or the Borrower, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

(h)    to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into the Cash Collateral Account or, at the option of the Administrative Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.

Section 7.4. Administrative Agent’s Authority Under Pledged Notes. For the better protection of the Administrative Agent and the Lenders hereunder, the Borrower has executed (or will execute, with respect to future Pledged Notes) an appropriate endorsement on (or separate from) each Pledged Note and has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Note with the Administrative Agent, for the benefit of the Lenders. The Borrower irrevocably authorizes and empowers the Administrative Agent, for the benefit of the Lenders, to, after the occurrence and during the continuance of an Event of Default, (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes; (b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in the Administrative Agent’s discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse the Borrower’s name to each check or other writing received by the Administrative Agent as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as the Administrative Agent may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as the Administrative Agent, in its discretion, may deem advisable in connection with the forgoing; provided, however, that nothing contained or implied herein or elsewhere shall obligate the Administrative Agent to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.4 or prohibit the Administrative Agent from settling, withdrawing or dismissing any action, suit or proceeding or require the Administrative Agent to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.

Section 7.5. Commercial Tort Claims. The Borrower has provided to the Administrative Agent a list of all Commercial Tort Claims of the Companies in existence as of the Closing Date. If the Borrower shall at any time hold or acquire a Commercial Tort Claim, the Borrower shall, no later than the date the next Compliance Certificate is due, notify the Administrative Agent thereof in a writing signed by the Borrower, that sets forth the details thereof and grants to the Administrative Agent (for the benefit of the Lenders) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be prepared by and in form and substance reasonably satisfactory to the Administrative Agent.

Section 7.6. Use of Inventory and Equipment. Until the exercise by the Administrative Agent and the Required Lenders of their rights under Article IX hereof, the Borrower may (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory in the ordinary course of business or as otherwise permitted by this Agreement; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on the Borrower’s business.

ARTICLE VIII. EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section 8.1. Payments. If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within three Business Days thereafter, or (b) the principal of any Loan, any reimbursement obligation under any Letter of Credit that has been drawn, or any amount owing pursuant to Section 2.11(a) or (b) hereof shall not be paid in full when due and payable.

Section 8.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.24 or 5.25 hereof.

Section 8.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any other Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within fifteen (15) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to the Borrower by the Administrative Agent or the Required Lenders that the specified Default is to be remedied.

Section 8.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any other Related Writing or any other material information furnished by any Company to the Administrative Agent or the Lenders, or any thereof, shall be false or erroneous.

Section 8.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 8.6. ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could reasonably be expected to have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.

Section 8.7. Change in Control. If any Change in Control shall occur.

Section 8.8. Judgments. There is entered against any Company a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies, shall exceed Two Million Five Hundred Thousand Dollars ($2,500,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider).

Section 8.9. Security. If any Lien granted in this Agreement or any other Loan Document in favor of the Administrative Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Borrower (or the appropriate Credit Party) has failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by the Administrative Agent, in its reasonable discretion) and the Borrower (or the appropriate Credit Party) has failed to promptly execute appropriate documents to correct such matters.

Section 8.10. Validity of Loan Documents. If (a) any material provision, in the sole opinion of the Administrative Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Administrative Agent and the Lenders the benefits purported to be created thereby.

Section 8.11. Solvency. If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, a sequestrator, a monitor, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall not be controverted within ten days, or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; (k) have assets, the value of which is less than its liabilities; or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE IX. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 9.1. Optional Defaults. If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9 or 8.10 hereof shall occur, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to the Borrower to:

(a)    terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Issuing Lender to issue any Letter of Credit, immediately shall be terminated; and/or

(b)    accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.

Section 9.2. Automatic Defaults. If any Event of Default referred to in Section 8.11 hereof shall occur:

(a)    all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Issuing Lender be obligated to issue any Letter of Credit; and

(b)    the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

Section 9.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, the Borrower shall immediately deposit with the Administrative Agent, as security for the obligations of the Borrower and any Guarantor of Payment to reimburse the Administrative Agent and the Lenders for any then outstanding Letters of Credit, cash equal to one hundred five percent (105%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. The Administrative Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of the Borrower and any Guarantor of Payment to reimburse the Administrative Agent and the Lenders for any then outstanding Letters of Credit.

Section 9.4. Offsets.

(a)    If there shall occur or exist any Event of Default referred to in Section 8.11 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by the Borrower or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of the Borrower or any Guarantor of Payment, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower.

(b)    Notwithstanding anything in this Agreement to the contrary, if a Lender acts as a Securities Intermediary or a depository institution for a Credit Party, and the applicable Securities Accounts or Deposit Accounts of such Credit Party with such Lender (or an affiliate of a Lender) are not subject to a Control Agreement, then such Lender agrees that such accounts are subject to the Lien of the Administrative Agent (to the extent granted pursuant to the Security Documents) and it will not set off against or appropriate toward the payment of, any Indebtedness owing to such Lender that does not constitute Obligations (other than Customary Setoffs with respect to such Deposit Accounts or Securities Accounts).

Section 9.5. Equalization Provisions. Each Lender agrees with the other Lenders that, if it at any time shall obtain any Advantage over the other Lenders, or any thereof, in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to the Administrative Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify such Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving such Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving such Advantage is required to pay interest on such Advantage to the Person recovering such Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that (a) if it at any time shall receive any payment for or on behalf of the Borrower (or through any Guarantor of Payment) on any Indebtedness owing by the Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), or (b) if any Lender (or affiliate of a Lender) (i) maintains Deposit Accounts or Securities Accounts of the Borrower or any Domestic Subsidiary, and (ii) exercises a right of offset or takes other action against such Deposit Accounts or Securities Accounts; then such Lender will apply such payment (other than Customary Setoffs with respect to the Deposit Accounts or Securities Accounts referenced in subpart (b) above) first to any and all Obligations owing by the Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 9.6. Collateral. The Administrative Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by the Borrower or otherwise provided in law or equity. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may require the Borrower to assemble the collateral securing the Obligations, which the Borrower agrees to do, and make it available to the Administrative Agent and the Lenders at a reasonably convenient place to be designated by the Administrative Agent. The Administrative Agent may, with or without notice to or demand upon the Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where such collateral, or any thereof, may be found and to take possession thereof (including anything found in or on such collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of such collateral) and for that purpose may pursue such collateral wherever the same may be found, without liability for trespass or damage caused thereby to the Borrower. After any delivery or taking of possession of the collateral securing the Obligations, or any thereof, pursuant to this Agreement, then, with or without resort to the Borrower personally or any other Person or property, all of which the Borrower hereby waives, and upon such terms and in such manner as the Administrative Agent may deem advisable, the Administrative Agent, in its discretion, may sell, assign, transfer and deliver any of such collateral at any time, or from time to time. No prior notice need be given to the Borrower or to any other Person in the case of any sale of such collateral that the Administrative Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case the Administrative Agent shall give the Borrower not fewer than ten days prior notice of either the time and place of any public sale of such collateral or of the time after which any private sale or other intended disposition thereof is to be made. The Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, the Administrative Agent or the Lenders may purchase such collateral, or any part thereof, free from any right of redemption, all of which rights the Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, the Administrative Agent may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, in such order and by such division as the Administrative Agent, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to the Borrower, and the Borrower shall remain liable for any deficiency. In addition, the Administrative Agent shall at all times have the right to obtain new appraisals of the Borrower or any collateral securing the Obligations, the cost of which shall be paid by the Borrower.

Section 9.7. Other Remedies. The remedies in this Article IX are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. The Administrative Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 9.8. Application of Proceeds.

(a)    Payments Prior to Exercise of Remedies. Prior to the exercise by the Administrative Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, to the Loans and Letters of Credit, as appropriate; provided that the Administrative Agent shall have the right at all times to apply any payment received from the Borrower first to the payment of all obligations (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Sections 11.5 and 11.6 hereof and to the payment of Related Expenses.

(b)    Payments Subsequent to Exercise of Remedies. After the exercise by the Administrative Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i)    first, to the payment of all obligations (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Sections 11.5 and 11.6 hereof and to the payment of Related Expenses to the Administrative Agent;

(ii)    second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to the Administrative Agent, (C) any fees then accrued and payable to the Issuing Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure, (D) any commitment fees, amendment fees and similar fees shared pro rata among the Lenders under this Agreement that are then accrued and payable, and (E) to the extent not paid by the Borrower, to the obligations incurred by the Lenders (other than the Administrative Agent) pursuant to Sections 11.5 and 11.6 hereof;

(iii)    third, for payment of (A) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subpart (iii), (B) the Indebtedness under any Hedge Agreement with a Lender (or an entity that is an affiliate of a then existing Lender), such amount to be based upon the net termination obligation of the Borrower under such Hedge Agreement, and (C) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements; with such payment to be pro rata among (A), (B) and (C) of this subpart (iii);

(iv)    fourth, to any remaining Secured Obligations (other than unasserted contingent indemnity obligations); and

(v)    finally, any remaining surplus after all of the Secured Obligations (other than unasserted contingent indemnity obligations) have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

Each Lender hereby agrees to promptly provide all information reasonably requested by the Administrative Agent regarding any Bank Product Obligations owing to such Lender (or affiliate of such Lender) or any Hedge Agreement entered into by a Company with such Lender (or affiliate of such Lender), and each such Lender, on behalf of itself and any of its affiliates, hereby agrees to promptly provide notice to the Administrative Agent upon such Lender (or any of its affiliates) entering into any such Hedge Agreement or cash management services agreement.

ARTICLE X. THE ADMINISTRATIVE AGENT

The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 10.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower or any other Company, or the financial condition of the Borrower or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.2. Note Holders. The Administrative Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) until written notice of transfer shall have been filed with the Administrative Agent, signed by such payee and in form satisfactory to the Administrative Agent.

Section 10.3. Consultation With Counsel. The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken or suffered in good faith by the Administrative Agent in accordance with the opinion of such counsel.

Section 10.4. Documents. The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 10.5. Administrative Agent and Affiliate. KeyBank and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not the Administrative Agent, and the terms “Lender” and “Lenders” include KeyBank and its affiliates, to the extent applicable, in their individual capacities.

Section 10.6. Knowledge or Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

Section 10.7. Action by Administrative Agent. Subject to the other terms and conditions hereof, so long as the Administrative Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 10.8. Release of Collateral or Guarantor of Payment. In the event of a merger, transfer of assets or other transaction permitted pursuant to Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such merger, transfer or other transaction are applied in accordance with the terms of this Agreement to the extent required to be so applied, or in the event of a merger, consolidation, dissolution or similar event, permitted pursuant to this Agreement, the Administrative Agent, at the request and expense of the Borrower, is hereby authorized by the Lenders to (a) release the relevant Collateral (and any other collateral securing the Obligations) from this Agreement or any other Loan Document, (b) release a Guarantor of Payment in connection with such permitted transfer or event, and (c) duly assign, transfer and deliver to the affected Person (without recourse and without any representation or warranty) such Collateral (and any other collateral securing the Obligations) as is then (or has been) so transferred or released and as may be in the possession of the Administrative Agent and has not theretofore been released pursuant to this Agreement.

Section 10.9. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys‑in‑fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney‑in‑fact that it selects in the absence of gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Section 10.10. Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction, or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.10. The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

Section 10.11. Successor Administrative Agent. The Administrative Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to the Borrower and the Lenders. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of the Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent’s notice to the Lenders of its resignation, then the Administrative Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. If no successor agent has accepted appointment as the Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Administrative Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

Section 10.12. Issuing Lender. The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by the Issuing Lender and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article X, included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

Section 10.13. Swing Line Lender. The Swing Line Lender shall act on behalf of the Lenders with respect to any Swing Loans. The Swing Line Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Administrative Agent”, as used in this Article X, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 10.14. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) the

Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.15. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti‑terrorism law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 10.16. Other Agents. Other Agents. The Administrative Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “joint lead arranger”, “arrangers” or other designations for purposes hereof. Any such designation referenced in the previous sentence or listed on the cover of this Agreement shall have no substantive effect, and any such Lender and its affiliates so referenced or listed shall have no additional powers, duties, responsibilities or liabilities as a result thereof, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender or the Issuing Lender hereunder.

ARTICLE XI. MISCELLANEOUS

Section 11.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

Section 11.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of the Administrative Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) in exercising any right, power or remedy hereunder or under any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 11.3. Amendments, Waivers and Consents.

(a)    General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)    Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) of this Section 11.3:

(i)    Consent of Affected Lenders Required. No amendment, modification, waiver or consent shall (A) extend or increase the Commitment of any Lender without the written consent of such Lender, (B) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or Letter of Credit reimbursement obligations or commitment fees payable hereunder without the written consent of each Lender directly affected thereby, (C) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 11.3) or the stated rate of commitment fees payable hereunder, without the consent of each Lender directly affected thereby, (D) change the manner of pro rata application of any payments made by the Borrower to the Lenders hereunder, without the consent of each Lender directly affected thereby, (E) without the unanimous consent of the Lenders, change any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (F) without the unanimous consent of the Lenders, release the Borrower or any Guarantor of Payment or of any material amount of collateral securing the Secured Obligations, except in connection with a transaction specifically permitted hereunder as provided in Section 10.8 hereof, or (G) without the unanimous consent of the Lenders, amend this Section 11.3 or Section 9.5 or 9.8 hereof.

(ii)    Provisions Relating to Special Rights and Duties. No provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. The Administrative Agent Fee Letter may be amended or modified by the Administrative Agent and the Borrower without the consent of any other Lender. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

(iii) Technical and Conforming Modifications. Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (A) if such modifications are not adverse to the Lenders and are requested by Governmental Authorities, (B) to cure any ambiguity, defect or inconsistency, or (C) to the extent necessary to integrate any increase in the Commitment or new Loans pursuant to Section 2.9(b) hereof.

(c)    Replacement of Non‑Consenting Lender. If, in connection with any proposed amendment, waiver or consent hereunder, the consent of all Lenders is required, but only the consent of Required Lenders is obtained, (any Lender withholding consent as described in this subsection (c) being referred to as a “Non‑Consenting Lender”), then, so long as the Administrative Agent is not the Non‑Consenting Lender, the Administrative Agent may (and shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Non‑Consenting Lender and the Borrower, require such Non‑Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof) all of its interests, rights and obligations under this Agreement to a financial institution acceptable to the Administrative Agent and the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non‑Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such financial institution (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

(d)    Generally. Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Administrative Agent to all of the Lenders. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.

Section 11.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to the Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to the Administrative Agent or a Lender, mailed or delivered to it, addressed to the address of the Administrative Agent or such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during normal business hours on a Business Day, such Business Day or otherwise the following Business Day), or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt. All notices pursuant to any of the provisions hereof shall not be effective until received. For purposes of Article II hereof, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an Authorized Officer, and the Borrower shall hold the Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 11.5. Costs, Expenses and Documentary Taxes. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent and all Related Expenses, including but not limited to (a) syndication, administration, travel and out‑of‑pocket expenses, including but not limited to attorneys’ fees and expenses, of the Administrative Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of the Administrative Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and expenses of special counsel for the Administrative Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. The Borrower also agrees to pay on demand all costs and expenses (including Related Expenses) of the Administrative Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any other Related Writing. In addition, the Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 11.5 shall survive any termination of this Agreement.

Section 11.6. Indemnification. The Borrower agrees to defend, indemnify and hold harmless the Administrative Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or the Administrative Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor the Administrative Agent or any other party shall have the right to be indemnified under this Section 11.6 for (a) its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction, (b) such party’s material breach of its obligations under this Agreement or any other Loan Document or Related Writing or (c) disputes solely among such parties not arising from or in connection with any action or omission of any Company or any of their Affiliates. All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.

Section 11.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Administrative Agent or the Lenders pursuant hereto shall be deemed to constitute the Administrative Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between the Borrower and the Lenders with respect to the Loan Documents and the other Related Writings is and shall be solely that of debtor and creditors, respectively, and neither the Administrative Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 11.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 11.9. Binding Effect; Borrower’s Assignment. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each of the Lenders and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and all of the Lenders.

Section 11.10. Lender Assignments.

(a)    Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Defaulting Lender), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b) or (c) or Section 9.5 hereof.

(b)    Prior Consent. No assignment may be consummated pursuant to this Section 11.10 without the prior written consent of the Borrower and the Administrative Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of the Borrower and the Administrative Agent shall not be unreasonably withheld; provided that (i) the consent of the Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist and (ii) the Borrower shall be deemed to have granted its consent unless the Borrower has expressly objected to such assignment within three Business Days after notice thereof. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c)    Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.

(d)    Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to the Administrative Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e)    Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to the Borrower and the Administrative Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to the Administrative Agent such additional amendments, assurances and other writings as the Administrative Agent may reasonably require.

(f)    Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, the Administrative Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), the Administrative Agent and the Borrower) either U.S. Internal Revenue Service Form W‑8ECI, Form W-8IMY, Form W‑8BEN, or Form W-8BEN-E, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, the Administrative Agent and the Borrower) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to the Administrative Agent and the Borrower) a new Form W‑8ECI, Form W-8IMY, Form W‑8BEN, or Form W-8BEN-E, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g)    Deliveries by Borrower. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, the Borrower shall execute and deliver (i) to the Administrative Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by the Borrower in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to the Borrower marked “replaced”.

(h)    Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 11.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i)    Administrative Agent to Maintain Register. Administrative Agent shall maintain at the address for notices referred to in Section 11.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 11.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

(a)    any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)    the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)    such Participant shall be bound by the provisions of Section 9.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e)    no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i)    increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii)    reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

The Borrower agrees that any Lender that sells participations pursuant to this Section 11.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of the Borrower shall not increase as a result of such transfer and the Borrower shall have no obligation to any Participant.

Section 11.12. Replacement of Affected Lenders. Each Lender agrees that, during the time in which any Lender is an Affected Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Affected Lender and the Borrower, to require that such Affected Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Transferee, approved by the Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (recognizing that any Affected Lender may have given up its rights under this Agreement to receive payment of fees and other amounts pursuant to Section 2.6(e) and (f) hereof), from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

Section 11.13. Patriot Act Notice. Each Lender, and the Administrative Agent (for itself and not on behalf of any other party), hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or a Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 11.14. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 11.15. Investment Purpose. Each of the Lenders represents and warrants to the Borrower that such Lender is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Administrative Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 11.16. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof (except with respect to any provisions of the Administrative Agent Fee Letter, the Fee Letter or the Mandate Letter that by their terms survive the termination of such agreements, in each case, which shall remain in full force and effect after the Closing Date).

Section 11.17. Limitations on Liability of the Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Issuing Lender’s willful misconduct or gross negligence (as determined by a final judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.18. General Limitation of Liability. No claim may be made by any Credit Party or any other Person against any Company, the Administrative Agent, the Issuing Lender, or any other Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, the Administrative Agent and the Issuing Lender hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor and regardless of whether any Company, any Lender, Issuing Lender, or the Administrative Agent has been advised of the likelihood of such loss of damage.

Section 11.19. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, any other Companies, or any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.20. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 11.21. Governing Law; Submission to Jurisdiction.

(a)    Governing Law. This Agreement, each of the Notes and any other Related Writing shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of the Borrower, the Administrative Agent, and the Lenders shall be governed by New York law.

(b)    Submission to Jurisdiction. The Borrower hereby irrevocably submits to the non‑exclusive jurisdiction of any New York state or federal court sitting in New York County, New York, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any other Related Writing, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. The Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit and Security Agreement as of the date first set forth above.

Address: 9800 59th Avenue North Minneapolis, Minnesota 55442 Attention: Chief Accounting Officer & General Counsel	SELECT COMFORT CORPORATION By: /s/ Robert Poirier Robert Poirier Vice President and Chief Accounting Officer

Signature Page 1 of 3 to
Credit and Security Agreement

Address: 127 Public Square Cleveland, Ohio 44114 Attention: Institutional Bank	KEYBANK NATIONAL ASSOCIATION as the Administrative Agent, the Swing Line Lender, an Issuing Lender and as a Lender By: /s/ Marianne T. Meil Marianne T. Meil Senior Vice President

Signature Page 2 of 3 to
Credit and Security Agreement

Address: 50 South Sixth Street Suite 1000 Minneapolis, Minnesota 55402 Attention: Wesley Anderson	BMO HARRIS BANK, N.A. By: /s/ Wesley M. Anderson Wesley M. Anderson Senior Vice President

Signature Page 3 of 3 to
Credit and Security Agreement

SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	REVOLVING CREDIT COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	50%	$50,000,000	$50,000,000
BMO Harris Bank, N.A.	50%	$50,000,000	$50,000,000
Total Commitment Amount	100%	$50,000,000	$100,000,000

SCHEDULE 2

GUARANTORS OF PAYMENT

Select Comfort Retail Corporation, a Minnesota corporation
Select Comfort Canada Holding Inc., a Minnesota corporation
Select Comfort SC Corporation, a Minnesota corporation

SCHEDULE 3

PLEDGED SECURITIES

Pledgor	Name of Subsidiary	Jurisdiction of Subsidiary	Shares Outstanding	Shares Pledged	Certificate Number of Pledged Shares	Ownership Percentage of Pledgor
Select Comfort Corporation	Select Comfort Retail Corporation	Minnesota	100,000	100,000	3	100%
Select Comfort Corporation	Select Comfort Canada Holding Inc.	Minnesota	1,000	1,000	3	100%
Select Comfort Corporation	Select Comfort SC Corporation (f/k/a selectcomfort.com corporation)	Minnesota	1,000	1,000	3	100%
Select Comfort Canada Holding Inc.	Select Comfort COSC Canada ULC	Alberta, Canada	100	65	C-4	100%
Select Comfort Corporation	Select Comfort Limited	United Kingdom	100	65	4	100%

SCHEDULE 4

MORTGAGED REAL PROPERTY

Select Comfort Corporation
Real property in the City of Plymouth, County of Hennepin, State of Minnesota (Parcel Identification No. 01-118-22-13-0010).

SCHEDULE 5.3
QUARTERLY REPORTING PERIODS
2015
Quarter 1 ends:    April 4, 2015
Quarter 2 ends:    July 4, 2015
Quarter 3 ends:    October 3, 2015
Quarter 4 ends:    January 2, 2016
2016
Quarter 1 ends:    April 2, 2016
Quarter 2 ends:    July 2, 2016
Quarter 3 ends:    October 1, 2016
Quarter 4 ends:    December 31, 2016
2017
Quarter 1 ends:    April 1, 2017
Quarter 2 ends:    July 1, 2017
Quarter 3 ends:    September 30, 2017
Quarter 4 ends:    December 30, 2017
2018
Quarter 1 ends:    March 31, 2018
Quarter 2 ends:    June 30, 2018
Quarter 3 ends:    September 29, 2018
Quarter 4 ends:    December 29, 2018
2019
Quarter 1 ends:    March 30, 2019
Quarter 2 ends:    June 29, 2019
Quarter 3 ends:    September 28, 2019
Quarter 4 ends:    December 28, 2019
2020
Quarter 1 ends:    March 28, 2020
Quarter 2 ends:    June 27, 2020
Quarter 3 ends:    September 26, 2020
Quarter 4 ends:    January 2, 2021

SCHEDULE 5.8
INDEBTEDNESS
None.

SCHEDULE 5.9
LIENS

1.
Filings against the Borrower in the office of the Minnesota Secretary of State covering specific items of equipment and related specific property subject to customary equipment lease transactions, in favor of the following secured parties:

a.    Dell Financial Services L.P. (5/07/07) (#200716682095)
b.    Crown Credit Company (12/08/08) (#200814115696)
c.    Hiblow USA Inc. (2/06/09) (#200914877111)
d.    RBS Asset Finance, Inc. (12/29/10) (#201022601763)
e.    RBS Asset Finance, Inc. (2/8/11) (#201123075072)
f.    Bank of the West (5/9/12) (#201228249951)
g.    Flex Financing (2/5/15) (#810063801141)

2.	Other filings against the Borrower in the office of the Minnesota Secretary of State as listed below:

a.
GE Money Bank (n/k/a Synchrony Bank) (1/10/06) (#200610129999): Certain property that arises under or in connection with the private label revolving consumer credit program made available to qualified consumer customers of the Borrower by GE Money Bank for the financing of purchases of products and services from the Borrower in the US. Such property includes goods purchased by customers of the Borrower that are financed by GE Money Bank but returned by such customers to the Borrower for which the Borrower has not repaid the cost of such goods to GE Money Bank.

3.	Filings against Select Comfort Retail Corporation in the office of the Minnesota Secretary of State as listed below:

a.
GE Money Bank (1/10/06) (n/k/a Synchrony Bank)(#200610129937): Certain property that arises under or in connection with the private label revolving consumer credit program made available to qualified consumer customers of Select Comfort Retail Corporation by GE Money Bank for the financing of purchases of products and services from Select Comfort Retail Corporation in the US. Such property includes goods purchased by customers of Select Comfort Retail Corporation that are financed by GE Money Bank but returned by such customers to Select Comfort Retail Corporation for which Select Comfort Retail Corporation has not repaid the cost of such goods to GE Money Bank.

b.	The following filings covering specific equipment and related properties:

i.	Gelco Corporation dba GE Fleet Services (4/2/14) (#201436078568)

ii.	Gelco Corporation dba GE Fleet Services (4/30/14) (#201436419789)

iii.	Gelco Corporation dba GE Fleet Services (5/15/14) (#201436610556)

iv.	Gelco Corporation dba GE Fleet Services (5/29/14) (#201436771196)

v.	Gelco Corporation dba GE Fleet Services (6/18/14) (#201436995675)

vi.	Gelco Corporation dba GE Fleet Services (6/25/14) (#201437069459)

vii.	Gelco Corporation dba GE Fleet Services (7/9/14) (#201437204442)

4.	Filings against Select Comfort SC Corporation in the office of the Minnesota Secretary of State as listed below:

a.	IHFC Properties, LLC – a filing covering installations, goods, furniture and fixtures and other property at a specified location in High Point, NC (9/23/13) (#2013338896538)

b.	Raymond Leasing Corporation – a filing covering specific material handling equipment and associated accessories (6/3/15) (#828636901659)

SCHEDULE 6.1
CORPORATE EXISTENCE; SUBSIDIARIES; FOREIGN QUALIFICATION
Jurisdiction of Organization or Formation
Select Comfort Corporation – Minnesota
Other Companies – see Schedule 3
States where Qualified as a Foreign Corporation

		Select	Select	Select
	Select	Comfort	Comfort	Comfort
	Comfort	Retail	SC	Canada
State	Corporation	Corporation	Corporation	Holding Inc	State

Alabama		X			AL
Alaska		X			AK
Arizona		X			AZ
Arkansas		X			AR
California		X			CA
Colorado		X			CO
Connecticut		X			CT
Delaware		X			DE
District of Columbia		X			DC
Florida		X			FL
Georgia		X			GA
Hawaii		X			HI
Idaho		X			ID
Illinois		X			IL
Indiana		X			IN
Iowa		X			IA
Kansas		X			KS
Kentucky		X			KY
Louisiana		X			LA
Maine		X			ME
Maryland		X			MD
Massachusetts		X			MA
Michigan		X			MI
Minnesota	N/A	N/A	N/A	N/A	MN
Mississippi		X			MS

		Select	Select	Select
	Select	Comfort	Comfort	Comfort
	Comfort	Retail	SC	Canada
State	Corporation	Corporation	Corporation	Holding Inc	State
Missouri		X			MO
Montana		X			MT
Nebraska		X			NE
Nevada		X			NV
New Hampshire		X			NH
New Jersey		X			NJ
New Mexico		X			NM
New York		X			NY
North Carolina		X	X		NC
North Dakota		X			ND
Ohio		X			OH
Oklahoma		X			OK
Oregon		X			OR
Pennsylvania		X			PA
Rhode Island		X			RI
South Carolina	X	X	X	X	SC
South Dakota		X			SD
Tennessee		X			TN
Texas		X			TX
Utah	X	X			UT
Vermont		X			VT
Virginia		X			VA
Washington		X			WA
West Virginia		X			WV
Wisconsin		X			WI
Wyoming		X			WY

Federal Tax Identification Numbers (for Foreign Subsidiaries, Tax ID number of jurisdiction of organization unless otherwise provided)
Select Comfort Corporation – 41-1597886
Select Comfort Retail Corporation – 41-1749757
Select Comfort Canada Holding Inc.- 41-1894273
Select Comfort SC Corporation – 41-1935901

Select Comfort COSC Canada ULC – 85147 5525 RC 0002
Select Comfort Limited – 45-2474475 (FEIN)
Subsidiaries
See Schedule 3. Select Comfort Limited is a Dormant Subsidiary
Chief Executive Offices and Principal Places of Business
See Schedule 6.9 for the Chief Executive Offices of each Company, and such locations are also the Principal Place of Business for such Company.

SCHEDULE 6.5
REAL ESTATE OWNED BY THE COMPANIES
Select Comfort Corporation owns:
Real property in the City of Plymouth, County of Hennepin, State of Minnesota (Parcel Identification No. 01-118-22-13-0010), described as follows:
Parcel 1: lot 3, Block 1, Bass Creek Business Park 4th Addition, Hennepin County, Minnesota (Torrens property: Certificate of Title No. 1206704).
Parcel 2: Non-exclusive water-main easement set forth in Grant of Easement, dated October 28, 1999, filed November 10, 1999, as Document Number 3224063, Office of Registrar of Titles, Hennepin County, Minnesota, over and across that portion of that part of Lot 2, Block 1, Bass Creek Business Park 3rd Addition described as follows: Lot 2, Block 1, Bass Creek Business Part 3rd Addition, except that part of the North 330 feet thereof lying West of a line drawn at right angles to the North line of said Block 1 from a point thereon distant 1320 feet along said line from the Northwest corner of the Northeast Quarter of Section 1, Township 118, Range 22.
Parcel 3: Non-exclusive water-main easement set forth in Grant of Easement, dated October 29, 1999, filed November 10, 1999, as Document Number 3224062, Office of Registrar of Titles, Hennepin County, Minnesota, over and across a portion of that part of Lot 1, Block 3, Bass Creek Business Park Addition described as follows: That part of Lot 1, Block 3, Bass Creek Business Park Addition, embraced within the Northeast quarter of Section 1, Township 118, Range 22, Hennepin county, Minnesota.
Parcel 4: Non-exclusive appurtenant easements set forth in the Declaration of Private Water Easement dated September 30, 1998, filed October 21, 1998, as Document Number 3078700, as amended by Amendment to Declaration of Private Water Easement dated November 2, 1999, filed November 10, 1999, as Document Number 3224061, Office of Registrar of Titles, Hennepin County, Minnesota, over and across a portion of Lot 4, Block 1, Bass Creek Business Park 4th Addition, Hennepin County, Minnesota.

SCHEDULE 6.9
LOCATIONS
1.    Chief Executive Office of Borrower and each Domestic Subsidiary as of Closing Date:
9800 59th Avenue North
Minneapolis, MN 55442

2.	Chief Executive Office of each Foreign Subsidiary

a.	Select Comfort COSC Canada ULC – 3400, 350 7th Ave SW, Calgary AB T29 3N9
b.    Select Comfort Limited – 100 New Bridge Street, London, England EC4 6JA

3.	Locations of Accounts, Inventory and Equipment of Borrower and each Domestic Subsidiary as of Closing Date (all locations are leased):
See attached, and paragraph 5 below.
In addition, the Credit Parties may from time to time have Inventory at locations on a short term or temporary basis in connection with trade shows or special events.

4.	Location of Accounts, Inventory and Equipment of Foreign Subsidiaries: see paragraph 2 above.

5.
As requested under Section 5.19(i), following are locations, as of the Closing Date, at which is located Inventory and Equipment (excluding leasehold improvements) of the Credit Parties reasonably expected to have an aggregate value in excess of $250,000:

Name of Bailee, Warehouseman, Processor or Consignee	Location of Inventory and Goods
The Plastics Group	2101 Cedar Street Freemont, OH 43420
RP Sweeney Warehouses	601 North Stone Street Freemont, OH 43420
Archway Marketing	19850 S Diamond Lake Road Rogers, MN 55374
Carpenter Company	P.O. Box 160446 Clearfield, UT 84016
Carpenter Company	2009 Keisler Dairy Rd Conover, NC 28613
Creation Technologies	3939 North Fraser Way Burnaby BC V5J 5J2 Canada

Name of Bailee, Warehouseman, Processor or Consignee	Location of Inventory and Goods
Leggett & Platt	446 Delaplain Rd. Georgetown, KY 40324
Leggett & Platt	Calle Enrico Fermi # 351 Parque Ind. Rio Bravo Ciudad Juarez, Chihuahua, Mexico C.P. 32550
Leggett & Platt	12273 Gateway West El Paso, TX 79936
Benchmark Electronics	Circuito de la Productividad No. 132-A Parque Industrial Guadalajara El Salto, Jalisco 45690 Mexico
E & O Tools and Plastics, Inc.	19178 Industrial Blvd NW Elk River, MN 55330
Name of Landlord
(Select Comfort – SC Plant) Truluck Industries, Inc. 1014 St. Andrews Blvd. Charleston, SC 29407	630 Western Lane Irmo, SC 29063
(Select Comfort – SLC Plant) CLPF – SLIC 8, L.P. c/o Clarion Partners 1717 McKinney Avenue, Suite 1900 Dallas, TX 75202	675 N Wright Brothers Drive Salt Lake City, UT 84116
(Select Comfort - Facility) GLP US Management LLC Two North Riverside Plaza Suite 2350 Chicago, IL 60606	6105 Trenton Ln N Plymouth, MN 55442
(Select Comfort -Comfortaire) Orders Realty Co., Inc. P.O. Box 8127 Greenville, SC 29604	103 Shaw Street Greenville, SC 29609
(Select Comfort – Corporate Office) Aegon USA Realty Advisors, LLC 4333 Edgewood Rd. NE Cedar Rapids, IA 52499-5553	9800 59th Avenue North Plymouth, MN 55442

Location Number	Location Name	Address	Address	City	State	Zip Code
1003	Ridgedale Center	12503 Wayzata Blvd.		Minnetonka	MN	55305
1004	Mall of America	256 South Avenue	Space S256	Bloomington	MN	55425
1005	Burnsville Center	1178 Burnsville Center	Space 1073	Burnsville	MN	55306
1007	Fox River Mall	4301 W. Wisconsin Avenue	Space 400	Appleton	WI	54915
1014	Mall St. Matthews	5000 Shelbyville Road	Space 1770	Louisville	KY	40207
1015	Westroads Mall	10000 California	Space 2431	Omaha	NE	68114
1016	Town Center at Cobb	400 Ernest W. Barrett Pkwy	Suite N10	Kennesaw	GA	30144
1019	North Point Mall	1206 Northpoint Circle		Alpharetta	GA	30022
1020	Towson Town Center	825 Dulaney Valley Road	Space 3350	Towson	MD	21204
1021	The Mall in Columbia	10300 Little Patuxent Parkway		Columbia	MD	21044
1028	Freehold Raceway Mall	3710 Route 9	Suite B104	Freehold	NJ	07728
1031	Arrowhead Towne Center	7700-1155 W. Arrowhead Town Center		Glendale	AZ	85308
1032	Paradise Valley Mall	4550-226 E. Cactus Road		Phoenix	AZ	85032
1036	Stoneridge	1044 Stoneridge Mall		Pleasanton	CA	94588
1038	Westfield Carlsbad	2525 El Camino Real	Suite #231A	Carlsbad	CA	92008
1049	Holyoke Mall	50 Holyoke Street	Space 204	Holyoke	MA	01040
1051	Clackamas Town Center	12000 SE 82nd Ave	E103	Portland	OR	97266
1052	Eastview Mall	418 Eastview Mall	Suite 131A	Victor	NY	14564
1055	Bellevue Square	1014 Bellevue Square		Bellevue	WA	98004
1059	The Woodlands Mall	1201 Lake Woodlands Drive	Space 2096	Woodlands	TX	77380
1060	Vista Ridge Mall	2401 S. Stemmons Freeway	Suite 2218	Lewisville	TX	75067
1061	Collin Creek Mall	811 N. Central Expressway		Plano	TX	75075
1063	The Parks at Arlington	3811 S. Cooper	Suite 2052	Arlington	TX	76015
1065	Westfield Brandon	418 Brandon Town Center Drive		Brandon	FL	33511
1068	Altamonte Mall	451 E. Altamonte Drive		Altamonte Springs	FL	32701
1071	Coastland Center	1954 N. Tamiami Trail	Suite M3	Naples	FL	34102

Location Number	Location Name	Address	Address	City	State	Zip Code
1100	The Oaks Mall CA	196 W Hillcrest Dr	Suite E235	Thousand Oaks	CA	91360
1101	Vintage Faire Mall	3401 Dale Road	Suite N16	Modesto	CA	95356
1102	Westfield North County	200 E. Via Rancho Parkway	Suite 113	Escondido	CA	92025
1106	Smith Haven Mall	365 Smith Haven	Suite A06B	Lake Grove	NY	11755
1107	Hamilton Place	2100 Hamilton Place Blvd.	#211	Chattanooga	TN	37421
1110	Kitsap Mall	10315 Silverdale Way	Space H-03	Silverdale	WA	98383
1112	Valley West Mall	1551 Valley W. Drive	Suite 165	Des Moines	IA	50266
1113	Emerald Square	999 S. Washington Street	Space 101	Attleboro	MA	02760
1114	Pheasant Lane	310 Daniel Webster Highway		South Nashua	NH	03060
1115	Rockaway Townsquare	Route 80 & Mt. Hope Ave.	Room 1065	Rockaway	NJ	07866
1118	Cary Towne Center	1105 Walnut Street	Space	Cary	NC	27511
1121	Riverchase Galleria	3000 Riverchase Galleria	Space 275	Birmingham	AL	35244
1125	Hanes Mall	3320 Silas Creek Pkwy	Suite BU-652	Winston/Salem	NC	27103
1126	Westfield Southcenter	436 Southcenter Mall		Tukwila	WA	98188
1130	Woodfield Mall	L-117 Woodfield Mall		Chicago	IL	60173
1132	Lakeside Mall	14600 Lakeside Circle		Sterling Heights	MI	48313
1134	Sunvalley Mall	377 SunValley Mall		Concord	CA	94520
1135	Cottonwood Mall	10000 Coors Boulevard NW		Albuquerque	NM	87114
1138	Laurel Park Place	37700 W. Six Mile Road		Livonia	MI	48152
1139	Solomon Pond Mall	601 Donald Lynch Blvd,	Suite 5441	Marlborough	MA	01752
1144	Meridian Mall	1982 West Grand River Ave.		Okemos	MI	48864
1145	Park Meadows Mall	8505 Park Meadow Center Drive		Littleton	CO	80124
1148	Maine Mall	230 Maine Mall Road		South Portland	ME	04106
1154	Westfield Southlake	1981 Southlake Mall		Merrillville	IN	46410
1156	SouthPark Mall	164 SouthPark Center		Strongsville	OH	44136
1160	King of Prussia	690 West Dekalb Pike	Suite 2042	King of Prussia	PA	19406
1161	Oxford Valley Mall	2300 E. Lincoln Highway	Suite 258	Langhorne	PA	19047

Location Number	Location Name	Address	Address	City	State	Zip Code
1162	Town East Mall	2130 Town East Mall		Mesquite	TX	75150
1166	The Crossroads	6650 Westnedge	Suite 206	Portage	MI	49024
1167	Penn Square	1901 NW Expressway	Suite 2059A	Oklahoma City	OK	73118
1168	West Towne Mall	100 W. Towne Mall		Madison	WI	53719
1169	Columbia Mall	2300 Bernadette Drive	Suite 436	Columbia	MO	65203
1171	White Oaks Mall	2501 W. Wabash Ave.		Springfield	IL	62704
1172	Wolfchase Galleria	2760 N Germantown Dr	Room 1590	Memphis	TN	38133
1177	Barton Creek Square	2901 S. Capital of Texas Highway		Austin	TX	78746
1179	Fair Oaks Mall	11750 Fair Oak Malls	Ste M140	Fairfax	VA	22033
1183	Kenwood Towne Center	7875 Montgomery Road	Space L113	Cincinnati	OH	45236
1188	Fayette Mall	3401 Nicholasville Road	Suite I-940	Lexington	KY	40503
1189	Genesee Valley Center	G-4378 Miller Road		Flint	MI	48507
1190	Mall of New Hampshire	1500 S. Willow Street	Space N141A	Manchester	NH	03103
1192	Deptford Mall	1750 Deptford Center Road	Suite 1242	Deptford	NJ	08096
1195	Bridgewater Commons	400 Commons Way		Bridgewater	NJ	08807
1197	Mayfair Mall	2500 N. Mayfair Drive		Wauwatosa	WI	53226
1199	Maplewood Mall	3001 White Bear Avenue North	Suite 2030	Maplewood	MN	55109
1200	The Mall at Tuttle Crossing	5043 Tuttle Crossing Blvd	Room 223	Dublin	OH	43016
1203	West Acres	3902 13th Ave. South	Space 217	Fargo	ND	58103
1206	Woodland Mall	3175 28th Street SE, Ste E102		Grand Rapids	MI	49508
1210	Westfield UTC – San Diego	4505 La Jolla Village Drive		San Diego	CA	92122
1217	Westfield Hawthorn	325 Hawthorn Center		Vernon Hills	IL	60061
1218	The Village at Dayton Mall	2796 Miamisburg-Centerville Road		Dayton	OH	45459
1219	CoolSprings Galleria	1800 Galleria Blvd Suite 2360		Franklin	TN	37067
1220	Honey Creek Mall	3401 US Highway 41		Terre Haute	IN	47802
1222	Baybrook Mall	1342Baybrook Mall		Friendswood	TX	77546

Location Number	Location Name	Address	Address	City	State	Zip Code
1223	Mall of Louisiana	6401 Bluebonnet Blvd.	Suite B650	Baton Rouge	LA	70836
1224	Westfield Garden State Plaza	1069 Garden State Plaza		Paramus	NJ	07652
1227	Southgate Mall	2901 Brooks Street		Missoula	MT	59801
1228	Crabtree Valley Mall	4325 Glenwood Avenue		Raleigh	NC	27612
1230	Westmoreland Mall	5256 Route 30	Suite NL8	Greensburg	PA	15601
1232	Mid Rivers	2040 Mid-Rivers Mall		St. Peters	MO	63376
1236	St. Clair Square	196 St. Clair Square		Fairview Heights	IL	62208
1238	Columbia Center	634 Columbia Center		Kennewick	WA	99336
1246	Westfield Santa Anita	400 South Baldwin	Suite #340-L	Arcadia	CA	91007
1251	Superstition Springs Ctr	6555 E. Southern Ave.	Suite 2018	Mesa	AZ	85206
1255	Coral Ridge Mall	1451 Coral Ridge Avenue	Space 417	Coralville	IA	52241
1257	Meadows Mall	4300 Meadows Lane	Space 101	Las Vegas	NV	89107
1259	Lynnhaven Mall	701 Lynnhaven Parkway	Suite F05	Virginia Beach	VA	23452
1270	Westfield Annapolis	1400 Annapolis Mall	Space 111	Annapolis	MD	21401
1287	Northpark Mall MO	101 N. Range Line Road	Space 226	Joplin	MO	64801
1293	Twelve Oaks Mall	27690 Novi Road	Space D-183	Novi	MI	48377
1300	St. Charles Towne Center	11110 Mall Circle	Space P02	Waldorf	MD	20603
1303	Fashion Fair	651 E. Shaw Avenue		Fresno	CA	93710
1306	Dulles Town Center	21100 Dulles Town Center	Suite 285	Sterling	VA	20166
1322	River Hills Mall	1850 Adams Street	Suite 328/330	Mankato	MN	56001
1323	Apache Mall	648 Apache Mall		Rochester	MN	55902
1324	Alderwood Mall	3000 184th Street SW	Space 112	Lynnwood	WA	98037
1325	Southern Park	7401 Market Street		Youngstown	OH	44512
1333	Deerbrook Mall	20131 Hwy 59	Suite 1412	Humble	TX	77338
1346	Mall of Georgia	3333 Buford Drive		Buford	GA	30519
1348	Marketplace Mall	2000 N. Neil Street		Champaign	IL	61820
1349	Tacoma Mall	4502 South Steel Street	Suite 1300	Tacoma	WA	98409
1350	The Shops at Mission Viejo	The Shops at Mission Viejo	Space 32	Mission Viejo	CA	92692
1353	White Marsh Mall	8200 Perry Hall Road	Space 2500	Baltimore	MD	21236

Location Number	Location Name	Address	Address	City	State	Zip Code
1358	Concord Mills	8111 Concord Mills Blvd.	Space 611	Concord	NC	28027
1359	South Bay Galleria	1815 Hawthorne Blvd	Space 226	Redondo Beach	CA	90278
1360	RiverTown Crossings	3700 Rivertown Parkway SW		Grandville	MI	49418
1364	Promenade Mall	40764 Winchester Road		Temecula	CA	92591
1365	Antelope Valley Mall	1233 West Avenue P.		Palmdale	CA	93551
1389	Galleria at Tyler	2039 Galleria at Tyler		Riverside	CA	92503
1392	Exton Square Mall	113 Exton Square Parkway	Space 2665	Exton	PA	19341
1393	Stonebriar Centre	2601 Preston Road	Space 2090	Frisco	TX	75034
1394	FlatIron Crossing	1 West FlatIron Crossing Drive	Space 2228	Broomfield	CO	80021
1396	Galleria at Roseville	1151 Galleria Blvd.	Suite 2058	Roseville	CA	95678
1397	Christiana Mall	511 Christiana Mall Rd.	Space 1100	Newark	DE	19702
1400	Arundel Mills	7000 Arundel Mills Circle	Suite 505	Hanover	MD	21076
1402	Rimrock Mall	300 S. 24th St. West	Suite E-2	Billings	MT	59102
1404	Fox Run Mall	50 Fox Run Road	Space H-11	Newington	NH	03801
1406	Great Lakes Mall	7850 Mentor Ave		Mentor	OH	44060
1409	The Mall at Robinson	100 Robinson Center Drive	Box 2075	Pittsburgh	PA	15205
1415	The Mall @ Wellington Green	10300 W. Forrest Hill Blvd		Wellington	FL	33414
1417	West County	80 West County Center		Des Peres	MO	63131
1419	Layton Hills	2052 Layton Hills Mall		Layton	UT	84041
1421	College Mall	2942 B East 3rd Street	Space G-01C	Bloomington	IN	47401
1422	Tyrone Square	6988 Tyrone Square	Space 1061	St. Petersburg	FL	33710
1423	Westfield Topanga	6600 Topanga Canyon Road	Suite 1058E	Canoga Park	CA	91303
1427	Memorial City Mall	303 Memorial City	Space 742	Houston	TX	77024
1429	Polaris Fashion Place	1500 Polaris Pkwy	Space 2018	Columbus	OH	43240
1432	Westfield Belden Village Mall	4230 Belden Village Mall	Ste A 14	Canton	OH	44718
1433	Westfield Oak Ridge	925 Blossom Hill Road	Suite 1096	San Jose	CA	95123
1434	Westfield Great Northern	4945 Great Northern Mall	Space 598	North Olmsted	OH	44070

Location Number	Location Name	Address	Address	City	State	Zip Code
1435	North East Mall	1101 Melbourne Road	Space A3G	Hurst	TX	76053
1436	Chandler Fashion Center	3111 West Chandler Blvd.	Suite 1128	Chandler	AZ	85226
1441	Perimeter Mall	4400 Ashford-Dunwoody Rd. Suite 1230		Atlanta	GA	30346
1442	Westfield Valencia Town Center	24201 W. Valencia Blvd.		Valencia	CA	91355
1443	Westfield Montgomery	7101 Democracy Blvd. Space 2020		Bethesda	MD	20817
1449	Westfield Countryside	27001 US 19	Space 1029	Clearwater	FL	33761
1453	Maple Grove – Arbor Lakes	12111 Elm Creek Blvd.		Maple Grove	MN	55369
1455	Deer Park Town Center	Long Grove Road		Deer Park	IL	60010
1456	The Florida Mall	8001 S. Orange Blossom Trail	Suite 190	Orlando	FL	32809
1463	Geneva Commons	1522 Commons Drive		Geneva	IL	60134
1469	Potomac Mills Mall	2700 Potomac Mills Circle	Space 675	Prince William Count	VA	22192
1477	Sherman Oaks – Fashion Square	14006 Riverside Drive		Sherman Oaks	CA	91423
1478	Lehigh Valley Mall	250 Lehigh Valley Mall	Suite 2069	Whitehall	PA	18052
1485	The Avenue Viera	Lake Andrew Drive		Viera	FL	32940
1488	Coastal Grand	2000 Coastal Grand Circle		Myrtle Beach	SC	29577
1490	Quail Springs Mall	2501 W. Memorial Road	Suite #143	Oklahoma City	OK	73134
1500	St Johns Town Center	Town Center Parkway	Suite D-43	Jacksonville	FL	32225
1501	Walden Galleria	One Walden Galleria	Suite D-219	Buffalo	NY	14225
1502	Crossgates Mall	1 Crossgate Mall Road	Suite E-209	Albany	NY	12203
1504	Loveland – Shops at Centerra	5865 Sky Pond Drive Suite G148		Loveland	CO	80538
1505	Brookfield Square	95 N. Moorland Avenue	Space 24	Brookfield	WI	53005
1506	Cross Creek Mall	705 Cross Creek Mall, Ste 200		Fayetteville	NC	28303
1507	Firewheel Center	160 Cedar Sage Dr Space C05		Garland	TX	75040
1508	Algonquin Commons	1746 South Randall Road		Algonquin	IL	60156
1511	The Summit Sierra	13925 S Virginia Street Suite 246		Reno	NV	89511

Location Number	Location Name	Address	Address	City	State	Zip Code
1512	Capital City Mall	3506 Capital City Mall Drive	Suite 809	Camp Hill	PA	17011
1514	Bangor Mall	663 Stillwater Avenue		Bangor	ME	04401
1517	South Hills Village	301 South Hills Village		Pittsburgh	PA	15241
1520	Louisville-Paddock Shops	4300 Summit Plaza		Louisville	KY	40241
1521	The Shoppes at Eastchase	7072 Eastchase Pkwy		Montgomery	AL	36117
1522	Asheville Mall	3 South Tunnel Road		Asheville	NC	28805
1523	Dover Mall	1365 Dover Mall	Unit #112	Dover	DE	19901
1524	Westfield Capital Mall	625 Black Lake Blvd.		Olympia	WA	98502
1525	Coon Rapids – Riverdale Village	12609 Riverdale Blvd NW Suite 111		Coon Rapids	MN	55433
1527	Irvine Spectrum Center	652 Spectrum Center Drive	Suite 938	Irvine	CA	92618
1528	Aurora – Southlands Mall	6295 South Main St Suite 101		Aurora	CO	80016
1539	Scranton – Shoppes at Montage	1131 Shoppes Blvd Suite 1131		Moosic	PA	18507
1543	The Shoppes at Webb Gin	1250 Scenic Hwy Suite 1224		Snellville	GA	30078
1544	Prien Lake Mall	496 West Prien Lake Road		Lake Charles	LA	70601
1547	Broadway Square Mall	4601 S. Broadway	Unit G02	Tyler	TX	75703
1551	Apple Blossom Mall	1850 Apple Blossom Drive	Room N157A	Winchester	VA	22601
1552	Bowie Town Center	15606 Emerald Way		Bowie	MD	20716
1553	Corona – The Shops at Dos Lagos	2785 Cabot Dr Suite 130		Corona	CA	92883
1554	Grand Traverse Mall	3200 S. Airport Road West		Traverse City	MI	49684
1555	Hulen Mall	4800 S. Hulen Street	Space 1555	Fort Worth	TX	76132
1556	Fashion Place	6191 S. State	Suite 1815	Murray	UT	84107
1558	The Shops at Saucon Valley	2880 Center Valley Pkwy	Space 617	Allentown	PA	18034
1559	The Greene	4419 Walnut St Suite F117		Dayton	OH	45440
1560	Patrick Henry Mall	12300 Jefferson Ave Suite 703		Newport News	VA	23602
1562	Pinnacle Hills Promenade	2203 Promenade Blvd Suite 8115		Rogers	AR	72758
1564	Bayshore Town Center	5900 N. Port Washington		Milwaukee	WI	53217

Location Number	Location Name	Address	Address	City	State	Zip Code
1565	The Streets at Southpoint	6910 Fayette Rd	Suite 192	Durham	NC	27713
1566	Plainfield – Metropolis	340 Metropolis Mile	Suite B105	Plainfield	IN	46168
1568	Mayfaire Town Center	6835 Conservation Way		Wilmington	NC	28405
1569	The Avenue Peachtree City	502 Circle Gate		Peachtree City	GA	30269
1572	McCain Mall	3929 McCain Blvd		North Little Rock	AR	72116
1574	Poughkeepsire Galleria	2001 South Road		Poughkeepsie	NY	12601
1575	Destiny USA	9090 Destiny USA Drive	Space F125	Syracuse	NY	13204
1577	Brea Mall	1006B Brea Mall		Brea	CA	92821
1579	Westminster Mall	1107 Westminster Mall	Ste 1107	Westminster	CA	92683
1580	SanTan Village	2212 E. Williamsfield Rd	Suite 436	Gilbert	AZ	85296
1581	York Galleria	2899 Whiteford Rd	Suite #110	York	PA	17402
1583	Victoria Gardens	7900 Monet Ave		Rancho Cucamonga	CA	91729
1586	Louis Joliet	3340 Mall Loop Dr Space 1065		Chicago	IL	60431
1587	Westfield Old Orchard	4999 Old Orchard Center	Suite B15	Skokie	IL	60077
1588	Warrington –Valley Square	1524 Main Street	Building 8, Suite 802	Warrington	PA	18976
1589	Serramonte Center	3 Serramonte Center	Space #725	Daly City	CA	94015
1591	Shoppes at Fallen Timbers	3100 Main Street	Suite 1130	Maumee	OH	43537
1594	Promenade Bolingbrook	619 E Boughton Rd		Bolingbrook	IL	60440
1595	Bel Air Mall	3487 Bel air Mall	Space C-10	Mobile	AL	36606
1599	The Village of Rochester Hills	130 N Adams Rd		Rochester Hills	MI	48309
1601	The Avenue Murfreesboro	2615 Medical Center Pkwy	Suite 2385	Murfreesboro	TN	37129
1602	Gulf View Square	9409 US Hwy 19		Port Richey	FL	34668
1603	Easton Town Center	230 Easton Town Center	C204	Columbus	OH	43219
1607	Francis Scott Key	5500 Buckeystown Pike Space 666		Frederick	MD	21703
1609	The Shops at Wiregrass	28329 Paseo Drive	Unit 170 Bld 11	Wesley Chapel	FL	33544
1610	The Shops at La Cantera	15900 La Cantera Pkwy	Suite 7700	San Antonio	TX	78256
1611	Shops at Pembroke Gardens	14541 Southwest 5th St	Ste 4090	Pembroke Pines	FL	33027
1613	Westgate Mall	7701 Interstate 40 W Suite 116		Amarillo	TX	79121

Location Number	Location Name	Address	Address	City	State	Zip Code
1616	Georgetown – Wolf Ranch	1013 W University Ave Suite 140		Georgetown	TX	78628
1618	Northwoods Mall	2150 Northwoods Blvd.		North Charleston	SC	29406
1619	Harford Mall	696 Bel Air Rd	Space J12	Bel Air	MD	21014
1620	ABQ Uptown	2200 Louisiana Blvd NE	Suite 8B	Albuquerque	NM	87110
1621	Shreveport – Shoppes @ Bellemeade	6535 Youree Dr Suite 405		Shreveport	LA	71105
1623	Dakota Square	2400 10th St SW Suite 405		Minot	ND	86303
1627	Town Center at Boca Raton	6000 Glades Road	Suite A1305	Boca Raton	FL	33431
1628	Northpark Mall MS	1200 East County Line Road	Suite 266	Ridgeland	MS	39157
1629	Streets of West Chester	9441 Civic Center Drive	Suite A-4	West Chester	OH	45069
1630	Shoppes at River Crossing	5080 Riverside Drive	Suite 410	Macon	GA	31210
1632	The Promenade at Chenal	17721 Chenal Parkway	Suite B101	Little Rock	AR	72223
1634	Augusta Mall	3450 Wrightsboro Road	Suite A205	Augusta	GA	30909
1636	McAllen – Palms Crossing	3300 Expressway 83	Building 100, Suite 160	McAllen	TX	78501
1639	Colerian – Stone Creek Towne Ctr	3645 Stone Creek Towne Blvd	Suite C	Colerain Township	OH	45251
1640	Reading Shoppes at Wyomissing	710 Woodland Road	Suite W	Wyomissing	PA	19610
1641	Zona Rosa	7300 NW 87th Terrace	Suite H109	Kansas City	MO	64153
1643	Valley Plaza Mall	2701 Ming Ave	Suite 152	Bakersfield	CA	93304
1645	Hamilton Town Center	13976 Towne Center Road	Suite 800	Noblesville	IN	46060
1646	Shoppes at Hamilton	541 Route 130	Suite 432	Hamilton	NJ	08691
1647	Shoppes at Cross Keys	611 Cross Keys Road	Suite B227	Sicklerville	NJ	08081
1648	Woodbury Lakes	9000 Hudson Road	Suite 616	Woodbury	MN	55125
1649	Meadows at Lake Saint Louis	21 Meadows Circle Drive	Suite 320	Lake St. Louis	MO	63367
1650	Pearland Town Center	11200 Broadway	Suite 410	Pearland	TX	77584
1657	Marlton – Promenade at Sagemore	500 Route 73 south	Suite C18	Marlton	NJ	08053
1661	The District at Valley View	4822 Valley View Blvd NW	Suite L-06	Roanoke	VA	24012
1662	Corpus Christi – Moore Plaza	5425 South Padre Island Drive		Corpus Christi	TX	78411

Location Number	Location Name	Address	Address	City	State	Zip Code
1663	Orange Park – Blanding Blvd	528-6 Blanding Blvd	Suite 6	Orange Park	FL	32073
1664	Arden Fair	1689 Arden Way	Suite 1020	Sacramento	CA	95815
1665	Redwood City	570 El Camino Real	Suite 100	Redwood City	CA	94063
1667	Scottsdale at Camelback	4545 N. Scottsdale Road	Suite 103	Scottsdale	AZ	85251
1668	Sarasota – Fruitville Rd.	5077 Fruitville Road	Suite 101	Sarasota	FL	34232
1670	San Antonio – Quarry Village	340 E Basse Road	Suite 105	San Antonio	TX	78209
1671	Richmond – Short Pump	11833 W. Broad Street		Richmond	VA	23233
1673	Valley Fair Mall	Suite B329	2855 Stevens Creek Blvd	Santa Clara	CA	95050
1674	Henderson – Sunset Plaza	1124 W Sunset Road		Henderson	NV	89014
1675	Houston – Champions	5203 SM 1960 W	Suite Z	Houston	TX	77069
1676	Shops at Southlake	1251 E Southlake Blvd	Suite 337	Southlake	TX	76092
1677	E. Vancouver-Lacamas Crossing	19206 SE 1st Street	Suite 120	Camas	WA	98607
1678	Paducah	5128 Hinkleville Rd		Paducah	KY	42001
1679	Aurora, IL	4412 East New York St	Unit C	Aurora	IL	60504
1680	Mishawaka – University Crossing	103 E University Drive		Granger	IN	46530
1682	Oakbrook Promenade	3031 Butterfield Road		Oak Brook	IL	60523
1683	The Plaza at Speedway	10810 Parallel Parkway		Kansas City	KS	66109
1685	Fairlawn – West Market Plaza	3891G Medina Road		Akron	OH	44333
1686	Wichita East – 21st/Rock	2210 N. Rock Road		Wichita	KS	67226
1687	Lee’s Summit	940 NW Blue Parkway	Suite C	Lee’s Summit	MO	64086
1688	Greenville – Magnolia Park	1025 Woodruff Road	Suite A101	Greenville	SC	29607
1689	Davenport – Elmore Crossing	5270 Elmore Avenue		Davenport	IA	52807
1692	Austin – Southpark Meadows	9900 Southbound IH 35 Suite W400		Austin	TX	78748
1694	CO Springs – Citadel Crossing	739 N. Academy Boulevard		Colorado Springs	CO	80909
1695	Grand Junction	2504 Hwy 6 & 50	Suite 250	Grand Junction	CO	81505
1696	Redlands	1271 Alabama St.		Redlands	CA	92374
1697	Westfield Culver City	6000 Sepulveda Blvd Suite 2391		Culver City	CA	90230

Location Number	Location Name	Address	Address	City	State	Zip Code
1699	Columbus, GA	6759 Veterans Parkway		Columbus	GA	31909
1700	Hesperia – High Desert Gateway	12717 Main Street	Suite 520	Hesperia	CA	92345
1701	Greenwood Corner	8707 U.S. 31 South		Greenwood	IN	46227
1702	Valley Mall	17301 Valley Mall Road	Unit #530	Hagerstown	MD	21740
1703	Tucon – Oracle Wetmore	4362 North Oracle Road	Suite 104	Tucson	AZ	85705
1704	Orlando – Waterford Lakes	326 N. Alafaya Trail		Orlando	FL	32828
1705	Covington, LA	70415 Hwy 21 Suite D		Covington	LA	70433
1706	Pittsburgh Mills Blvd	2029 Pittsburgh Mills Boulevard		Tarentum	PA	15084
1707	Waco – Central Texas Marketplace	2808 W Loop 340	Suite H15	Waco	TX	76711
1709	First Colony Mall	270 First Colony Mall	16535 Southwest Freeway	Sugar Land	TX	77479
1711	Beachwood – Chagrin Blvd.	27889 Chagrin Blvd		Woodmere	OH	44122
1713	Dallas – Park Lane	8060 Park Lane Suite 108		Dallas	TX	75231
1714	Opry Mills	157 Opry Mills Drive	523A	Nashville	TN	37214
1715	Arborland Center	3597-C Washtenaw Avenue		Ann Arbor	MI	48104
1717	Metairie – Veterans Blvd.	4852 Veteran Memorial Blvd	Suite A	Metairie	LA	70006
1718	McKinney	1920 El Dorado Parkway	Suite 200	McKinney	TX	75069
1720	Gurnee	6631 Grand Avenue, Unit 3		Gurnee	IL	60031
1721	Santa Fe	3530 Zafarano Drive	Suite C5	Santa Fe	NM	87507
1722	Westfield Mainplace	2800 North Main Street	Suite 740	Santa Ana	CA	92705
1723	Austin – Domain	3310 W. Braker Lane		Austin	TX	78758
1725	Indianapolis – Keystone	4205 East 82nd Street		Indianapolis	IN	46250
1726	Arbor Place	6700 Douglasville Blvd	Space 1390	Douglasville	GA	30135
1727	Springfield Mall	1250 Baltimore Pike	Suite U10A	Springfield	PA	19064
1728	Edina – France Ave.	3871 Gallagher Drive		Edina	MN	55435
1729	Buckhead – Lenox Rd.	3435 Lenox Road NE		Atlanta	GA	30326
1730	Erie Marketplace	7060 Peach Street		Erie	PA	16509

Location Number	Location Name	Address	Address	City	State	Zip Code
1731	Brentwood, MO	1016 South Brentwood Boulevard		St. Louis	MO	63117
1732	Norman – University Town Center	1621 24th Ave NW		Norman	OK	73069
1733	Orem – University Pkwy	160 East University Parkway	Suite A	Orem	UT	84097
1734	Fort Lauderdale – Federal Why.	2141 North Federal Highway		Fort Lauderdale	FL	33305
1735	Watchung NJ	116 Route 22		North Plainfield	NJ	07060
1736	Pineville	8912 Unit C Pineville-Matthews Rd		Pineville	NC	28226
1737	Federicksburg – Central Park	1440 Carl D Silver Parkway		Fredericksburg	VA	22401
1738	Wausau	4720 Rib Mountain Drive	Suite 102	Wausau	WI	54401
1740	Delafield	2916 Golf Rd		Delafield	WI	53018
1741	McDonough-South Point	1434 Hwy 20 West		McDonough	GA	30252
1742	Streets of Brentwood	2375 Sand Creek Road, #108		Brentwood	CA	94513
1744	West Omaha	17710 West Center Road	Suite 300	Omaha	NE	68130
1745	St Cloud	4170 Division Street	Suite 110	St. Cloud	MN	56302
1746	Sandy – State/11400	66 West 11400 South		Sandy	UT	84070
1747	Denver West-Colfax Ave.	14025 W Colfax Drive		Lakewood	CO	80401
1748	Blue Springs – Adams Dairy	705 NE Coronado Drive		Blue Springs	MO	64015
1749	Biloxi – Promenade at Dlberville	3868 Promenade Parkway	Suite B	Biloxi	MS	39540
1751	Ocala	2645 SW College Road	Suite 101	Ocala	FL	34471
1752	Pinecrest – Dixie Hwy.	12235 S Dixie Hwy		Pinecrest	FL	33156
1754	Knoxville-Turkey Creek	10901 Parkside Dr	Suite 104	Knoxville	TN	37922
1755	Southaven	200 Goodman Road	Suite 105	Southaven	MS	38671
1756	Troy	491 E Big Beaver Rd		Troy	MI	48083
1757	Spokane Valley	13920 East Indiana Ave Suite A		Spokane	WA	99211
1758	Springfield MO	1315 E Battlefield Rd		Springfield	MO	65804
1759	Glendale CO-Colorado Blvd.	895 S. Colorado Boulevard		Denver	CO	80246

Location Number	Location Name	Address	Address	City	State	Zip Code
1760	Roseville MN	1719 County Road B2 West		Roseville	MN	55113
1761	Sioux City	5001 Sergeant Road	Suite 255 – Unit 30	Sioux City	IA	51106
1762	Eugene	1125 Valley River Dr	Suite A	Eugene	OR	97401
1763	Eau Claire	4734 Golf Road		Eau Claire	WI	54701
1764	Idaho Falls	2001 S 25th E	Space D-1	Ammon	ID	83406
1765	Redding – Shasta Crossing	1315 Churn Creek Road Suite G2		Redding	CA	96003
1766	Richmond – Midlothian	11530 Midlothian Turnpike		Midlothian	VA	23235
1767	St. Joseph	5307 N Belt Highway	Suite 101	St Joseph	MO	64506
1768	Overland Park – 95th/Quivira	11916 W 95th St		Lenexa	KS	66215
1769	El Paso-Fountains at Farah	8889 Gateway W Blvd	Ste 1210	El Paso	TX	79925
1770	Walnut Creek	1619 Mt Diablo Blvd		Walnut Creek	CA	94596
1771	Glendale, CA	350 North Glendale Ave	Ste G	Glendale	CA	91206
1772	The Shoppes at Chino Hills	13855 City Ctr Dr, Suite 3025		Chino Hills	CA	91709
1774	Elk Grove	9158 W Stockton Blvd		Elk Grove	CA	95758
1775	Charlottesville Fashion Square	1600 Rio Rd E	Room 1214C	Charlottesville	VA	22901
1776	Lincoln Park – Clybourn Ave	1801 N Clybourn Ave		Chicago	IL	60614
1777	North Charlotte	9402 Northlake West Drive		Charlotte	NC	28216
1778	Lafayette IN	2131 Sagamore Parkway South	Suite B	Lafayette	IN	47905
1779	Tampa – Westshore Blvd	4270 Spruce Street		Tampa	FL	33607
1780	Santa Barbara	3993 State Street	Five Points Shopping Center	Santa Barbara	CA	93105
1781	Seaside, CA	1957 Fremont Blvd		Seaside	CA	93955
1782	Pinole	1471 Fitzgerald Drive	Suite 103	Pinole	CA	94564
1783	Manhasset	1575 Northern Boulevard		Manhasset	NY	11030
1784	Fairfield CT	340 Grasmere Ave		Fairfield	CT	06825
1786	East Hanover	290 Routh 10 West		East Hanover	NJ	07936
1787	Cambridge	357 Fresh Pond Parkway		Cambridge	MA	02138
1788	Fort Wayne	4602 Illinois Road, Suite 102		Fort Wayne	IN	46804

Location Number	Location Name	Address	Address	City	State	Zip Code
1789	Danbury CT	3 Sugar Hollow Road Suite 3B		Danbury	CT	06810
1791	Knoxville – West Hills	7731 KINGSTON PIKE, SUITE 101		Knoxville	TN	37919
1792	Greenville NC – 11 Galleria	11 Galleria Shopping Center	920 Criswell Drive, Suite 101	Greenville	NC	27834
1793	Melville	520 Walt Whitman Road		Melville	NY	11747
1794	Mountain View	2580 West El Camino Real, Suite 6		Mountain View	CA	94040
1795	Cerritos	11400 South Street		Cerritos	CA	90703
1797	Santa Maria	2134 S Bradley Road Suite B-2		Santa Maria	CA	93455
1798	Mall at Rockingham Park	99 Rockingham Park Blvd	Suite E206	Salem	NH	03079
1799	Northshore Mall	210 Andover Street Ste P123A		Peabody	MA	01960
1803	College Station	1530 Texas Ave S	Ste 500	College Station	TX	77840
1804	Burlington MA	90 Middlesex Turnpike		Burlington	MA	01803
1806	Lincoln-O Street	6005 O Street	Suite C	Lincoln	NE	68501
1807	Duluth	2104 Maple Grove Road		Duluth	MN	55811
1808	Sioux Falls	3600 W 41st Street		SIOUX FALLS	SD	57106
1809	Santa Monica	1332 Wilshire Blvd		Santa Monica	CA	90403
1810	San Dimas	462 N Lone Hill Ave		San Dimas	CA	91773
1813	Fremont – Pacific Commons	43838 Pacific Commons Blvd		Fremont	CA	94538
1814	Nashville – Belle Meade	96 White Bridge Pike	Suite 104	Nashville	TN	37205
1815	Vacaville – Nut Tree	1615 Monte Vista Ave	Suite 101	Vacaville	CA	95688
1816	Spokane – North Division	5903 N. Division Street		Spokane	WA	99208
1819	San Antonio-Selma	15069 IH 35 N, #102		Selma	TX	78154
1820	Athens	1789 Oconee Connector		Athens	GA	30606
1821	Oxnard – Riverpark	2740 Portico Way		Oxnard	CA	93036
1822	Pensacola	1500 Airport Blvd		Pensacola	FL	32504
1823	Woodbridge	171 Route 1 South		Woodbridge	NJ	08840
1824	Waterloo	2027 Crossroad Blvd.		Waterloo	IA	50702
1825	Rapid City	1734 Eglin Street	Suite 700	Rapid City	SD	57701
1826	Moreno Valley	2711 Canyon Springs Parkway		Riverside	CA	92507
1828	Green Bay	2330 Oneida Street		Green Bay	WI	54304
1829	Evansville	499 N. Green River Rd		Evansville	IN	47715

Location Number	Location Name	Address	Address	City	State	Zip Code
1830	Gastonia	2272 E. Franklin Blvd	Ste 100	Gastonia	AL	28054
1832	Brick	709 Route 70		Brick	NJ	08723
1833	Hattiesburg	6156 Hwy 98 West		Hattiesburg	MS	39402
1834	Parkway Place	2801 Memorial Parkway South	Suite R236	Huntsville	AL	35801
1836	Cumming GA	1530 Market Place Blvd		Cumming	GA	30041
1837	Columbia – Two Notch Rd.	10254 Two Notch Road		Columbia	SC	29229
1838	Santa Rosa	2350 Santa Rosa Ave.		Santa Rosa	CA	95407
1839	Manchester CT – Evergreen Walk	201 Evergreen Way		South Windsor	CT	06074
1840	Greenfield	5096 South 76th St		Greenfield	WI	53220
1841	West Des Moines	6630 Mills Civic Parkway		West Des Moines	IA	50266
1842	South County – Lindbergh Blvd.	7333 S Lindburgh Blvd, Ste B		St Louis	MO	63125
1843	Florence KY	6785 Houston Road	Suite 100	Florence	KY	41042
1844	Houston-Kirby Village	5819-A Kirby Drive		Houston	TX	77005
1845	New London – Waterford Commons	915 Hartford Turnpike, Suite 28B		Waterford	CT	06385
1847	Emeryville – Bay Street	5683 Bay Street		Emeryville	CA	94608
1848	Bend-The Forum	2680 NE Highway 20		Bend	OR	97701
1849	Cranston – Garden City Center	14 Hillside Road		Cranston	RI	02920
1850	Hillsboro – Tanasbourne	2790 NW 188th Ave		Hillsboro	OR	97124
1851	Northglenn CO	Webster Lake Promenade Shopping Center	100 East 129th Avenue, Unit B110	Northglenn	CO	80233
1852	Lindale Mall	4444 1st Ave NE		Cedar Rapids	IA	52402
1853	Pittsburgh – Ross Township	4840 McKnight Rd, Ste A		Pittsburgh	PA	15237
1855	Topeka	1133 SW Wanamaker Road		Topeka	KS	66604
1856	Santee – Trolley Square	9824 Mission George Road, Suite E		Santee	CA	92071
1858	Boynton Beach	390 N Congress Ave		Boynton Beach	FL	33426
1859	Dothan	3431 Montgomery Highway	Suite 1	Dothan	AL	36303
1861	Aventura	18650 Biscayne Blvd		Aventura	FL	33180

Location Number	Location Name	Address	Address	City	State	Zip Code
1862	Fort Myers	12635 S Cleveland Ave, #102		Ft. Myers	FL	33907
1863	Aspen Grove	7301 S Santa Fe Dr		Littleton	CO	80120
1864	Chesterfield – Boones Crossing	16890 Chesterfield Airport Rd.		Chesterfield	MO	63005
1865	Chico Crossroads	2065 Dr. Martin Luther King Jr. Parkway		Chico	CA	95928
1866	Toledo-Monroe St.	5254 Monroe Street		Toledo	OH	43623
1867	Meridian ID	3680 E Fairview Ave, Ste 100		Meridian	ID	83642
1868	Gainesville VA	The Promenade at Virginia Gateway	14065 Promenade Commons Street	Gainsville	VA	20155
1869	Petaluma	901 E. Washington St.		Petaluma	CA	94952
1870	Totowa	578 Route 46		Totowa	NJ	07512
1871	Ridge Hill	77 Market Street		Yonkers	NY	10710
1872	Wichita West – New Market Square	2441North Maize Road, Ste 2501		Wichita	KS	67205
1873	Greenwood Mall	2625 Scottsville Road		Bowling Green	KY	42104
1874	Cedar Hill – Pleasant Run Rd.	415 Pleasant Run Rd		Cedar Hill	TX	75104
1875	North Ridge – Porter Ranch	19765 #A Rinaldi Street		Northridge	CA	91326
1876	Quaker Bridge Mall	3320 US Hwy 1		Lawrenceville	NJ	06848
1877	City Center – San Francisco	2675 Geary Boulevard		San Francisco	CA	94118
1878	Longview TX	3088 North Eastman Road, Ste 104		Longview	TX	75605
1879	Medford, OR	1765 N. Riverside Ave		Medford	OR	97501
1880	The Shops at Nanuet	75 West Route 59		Clarkstown	NY	10954
1881	Pecanland Mall	4700 Millhaven Rd		Monroe	LA	71203
1882	Coconut Point	23140 Fashion Drive		Estero	FL	33982
1883	Jackson TN	1232 Vann Dr		Jackson	TN	38305
1884	Savannah – Abercorn	7805 Abercorn Street		Savannah	GA	31406
1886	Overland Park – Corbin Park	6725 W 135th St		Overland Park	KS	66223
1887	Westfield South Shore Mall	1701 Sunrise Highway		Bay Shore	NY	11706
1888	Saginaw	2721 Tittabawassee Rd		Saganaw	MI	48604
1889	Johnson City-Roan St	2301 North Roan St.		Johnson City	TN	37601

Location Number	Location Name	Address	Address	City	State	Zip Code
1890	Greensboro – Wendover Village	4205 W Wendover Ave, Suite A		Greensboro	NC	27407
1891	Rockford IL	7310 Walton Street Suite B		Rockford	IL	61108
1892	Abilene	4225 Southwest Dr		Abilene	TX	79606
1893	CO Springs – N. Academy Blvd	7620 N Academy Blvd		Colorado Springs	CO	80902
1894	Lubbock TX	5605 Slide Road		Lubbock	TX	79414
1895	Birmingham – Hwy. 280	4618 Hwy 280	Suite 100	Birmingham	AL	35242
1896	New Hartford	4815 Commercial Drive	Ste 100	New Hartford	NY	13413
1897	Millbury – Shoppes at Blackstone	70 Worcester-Provident Turnpike	Suite 617	Millbury	MA	01527
1898	Frontier Mall	1400 Dell Range Blvd, Space 86		Cheyenne	WY	82009
1899	Burlington VT	205 Dorset St		South Burlington	VT	05403
1900	MIDLAND TX	4400 Midland Drive		Midland	TX	79707
1901	Kendall	12636 N Kendall Dr		Kendal	FL	33186
1902	Mall at Barnes Crossing	1001 Barnes Crossing Road		Tupelo	MS	38804
1903	Lafayette LA	4231 Ambassador Caffery Pkwy, Ste 3		Lafayette	LA	70508
1904	Austin – Cedar Park	909 E WHITESTONE BLVD STE A		CEDAR PARK	TX	78613
1905	Peachtree Corners	5150 Peachtree Parkway		Peachtree Corners	GA	30092
1906	Summerlin NV	11035 Lavender Hills Drive, Ste 100		Las Vegas	NV	89135
1907	Spartanburg	210 W Blackstock Road		Spartanburg	SC	29301
1908	Tysons Corner	1961 Chain Bridge Rd	Space O05L	Mclean	VA	22102
1909	Springfield	6839 Springfield Mall		Springfield	VA	22150
1910	Palm Desert	44489 Town Center Way, Suite A		Palm Desert	CA	92260
1911	Peoria IL	Sterling Commings	4119 N Sterling Avenue	Peoria	IL	61615
1912	Tulsa – 71st St.	9205 E 71st Street		Tulsa	OK	74133
1913	Westfield Citrus Park	8067 Citrus Park Town Center		Tampa	FL	33625
1914	West Plano – Park Blvd	2100 Dallas Parkway, Suite 124		Plano	TX	75093
1915	Orland Park	15631 South LaGrange Road		Orland Park	IL	60462

Location Number	Location Name	Address	Address	City	State	Zip Code
1916	Westbury NY	900 Old Country Road		Hempstead	NY	11590
1917	Tigard-Bridgeport Village	7211 SW Bridgeport Road		Tigard	OR	97224
1918	Lancaster PA	1480 Harrisburg Pike		Lancaster	PA	17601
1919	Davie FL	2115 S University Dr		Davie	FL	33324
1920	Columbia-Harbison Blvd	189 Harbison Blvd, Ste B		Columbia	SC	29212
1921	VALDOSTA	1701 NORMA DRIVE, STE C		VALDOSTA	GA	31601
1922	Tucson-Broadway Blvd.	5465 E Broadway Blvd		Tucson	AZ	85711
1923	Natick	1245 Worcester St; Suite 1052		Natick	MA	01760
1924	Dubuque – Asbury Plaza	2515 Northwest Arterial Suite 9		Dubuque	IA	52002
1925	Cincinnati-Eastgate Marketplace	810 Eastgate North Drive, Ste 300		Cincinnati	OH	45245
1926	Gainesville FL	7011 W Newberry Road		Gainesville	FL	32605
1930	Houston Premium Outlet	29300 Hempstead Road		Cypress	TX	77433
1936	South Coast-Bristol St	3638 Briston Street	Metro Town Square	Santa Ana	CA	92704
1937	Tallahassee	346 South Magnolia Drive		Tallahassee	FL	32301
1215TEMP	Westfarms Mall	283 South Road	Space C214 Westfarms Mall	Farmington	CT	06032
6105 Corp	Plymouth Headquarters – 6105	6105 Trenton Lane N		Minneapolis	MN	55442
9800 Corp	Plymouth Headquarters – 9800	9800 59th Ave N		Minneapolis	MN	55442
Irmo Distribution	South Carolina Distribution Center	630 Western Lane		Irmo	SC	29063
Irmo Storage	South Carolina Storage	1020 Idlewild Boulevard		Columbia	SC	29201
SLC Distribution	Salt Lake City Distribution Center	675 N. Wright Bros. Dr.		Salt Lake City	UT	84116
SLC Storage	Salt Lake City Storage	580 N. Wright Bros. Dr.		Salt Lake City	UT	84116
	International Home Furnishings Center	Space No. M637 210 East Commerce Avenue		High Point	NC	27260

SCHEDULE 6.11
EMPLOYEE BENEFIT PLANS

Medical (including prescription drug plan) Plan
Dental Plan
Vision Plan
Medical Flexible Spending Account Plan
Short Term Disability Plan
Life Insurance & AD&D Insurance Plan
Long Term Disability Plan
401(k) Plan
Employee Assistance Plan
Executive Severance Pay Plan
Executive Physical Plan
Executive Investment Plan

SCHEDULE 6.16
MATERIAL AGREEMENTS
As listed in the most recent 10-K of the Borrower for fiscal year 2014, filed February 27, 2015:

Exhibit No.	Description	Method of Filing

10.1	Net Lease Agreement dated December 3, 1993 between the Company and Opus Corporation	Incorporated by reference to Exhibit 10.1 contained in Select Comfort's Registration Statement on Form S-1, as amended (Reg. No. 333-62793)

10.2	Amendment of Lease dated August 10, 1994 between the Company and Opus Corporation	Incorporated by reference to Exhibit 10.2 contained in the Select Comfort's Registration Statement on Form S-1, as amended (Reg. No. 333-62793)

10.3	Second Amendment to Lease dated May 10, 1995 between the Company and Rushmore Plaza Partners Limited Partnership (successor to Opus Corporation)	Incorporated by reference to Exhibit 10.3 contained in Select Comfort's Registration Statement on Form S-1, as amended (Reg. No. 333-62793)

10.4	Letter Agreement dated as of October 5, 1995 between the Company and Rushmore Plaza Partners Limited Partnership	Incorporated by reference to Exhibit 10.4 contained in Select Comfort's Registration Statement on Form S-1, as amended (Reg. No. 333-62793)

10.5
Third Amendment of Lease, Assignment and Assumption of Lease and Consent dated as of January 1, 1996 among the Company, Rushmore Plaza Partners Limited Partnership and Select Comfort Direct Corporation
Incorporated by reference to Exhibit 10.5 contained in Select Comfort's Registration Statement on Form S-1, as amended (Reg. No. 333-62793)

Exhibit No.	Description	Method of Filing
10.6	Fourth Amendment to Lease dated June 30, 2003 between Cabot Industrial Properties, L.P. (successor to Rushmore Plaza Partners Limited Partnership) and Select Comfort Direct Corporation	Incorporated by reference to Exhibit 10.6 contained in Select Comfort's Annual report on Form 10-K for the fiscal year ended January 3, 2004 (File No. 0-25121)

10.7	Fifth Amendment to Lease dated August 28, 2006 between Cabot Industrial Properties, L.P. (successor to Rushmore Plaza Partners Limited Partnership) and Select Comfort Direct Corporation	Incorporated by reference to Exhibit 10.1 contained in Select Comfort's Quarterly report on Form 10-Q for the quarter ended September 30, 2006 (File No. 0-25121)

10.8	Lease Agreement dated as of September 19, 2002 between the Company and Blind John, LLC (as successor to Frastacky (US) Properties Limited Partnership)	Incorporated by reference to Exhibit 10.6 contained in Select Comfort's Annual Report on Form 10-K for the fiscal year ended December 28, 2002 (File No. 0-25121)

10.9	Amendment Three to Lease between Select Comfort Corporation and Blind John, LLC dated February 28, 2012	Incorporated by reference to Exhibit 10.1 contained in Select Comfort's Current Report on Form 8-K filed March 2, 2012 (File No. 0-25121)

10.10	Lease Agreement dated September 30, 1998 between the Company and ProLogis Development Services Incorporated	Incorporated by reference to Exhibit 10.12 contained in Select Comfort's Annual Report on Form 10-K for the fiscal year ended December 28, 2002 (File No. 0-25121)

10.11	Net Lease Agreement (Build-to-Suit) by and between Opus Northwest LLC, as Landlord, and Select Comfort Corporation, as Tenant, dated July 26, 2006	Incorporated by reference to Exhibit 10.1 contained in Select Comfort's Quarterly report on Form 10-Q for the quarter ended July 1, 2006 (File No. 0-25121)

10.17	Select Comfort Corporation Amended and Restated 2010 Omnibus Incentive Plan	Incorporated by reference to Exhibit 10.1 contained in Select Comfort's Current Report on Form 8-K filed May 15, 2013 (File No. 0-25121)

10.21	Select Comfort Executive Investment Plan (December 1, 2014 Restatement)	Filed herewith

Exhibit No.	Description	Method of Filing
10.29	Amended and Restated Select Comfort Corporation Executive Severance Pay Plan	Incorporated by reference to Exhibit 10.1 contained in Select Comfort's Current Report on Form 8-K filed August 21, 2008 (File No. 0-25121)

10.30	First Amendment to Amended and Restated Select Comfort Corporation Executive Severance Pay Plan	Incorporated by reference to Exhibit 10.34 contained in Select Comfort's Annual Report on Form 10-K for the fiscal year ended January 3, 2009 (File No. 0-25121)

10.32	Master Supply Agreement dated July 16, 2013 between the Company and Supplier (1)	Incorporated by reference to Exhibit 10.1 contained in Select Comfort's Quarterly Report on Form 10-Q for the quarter ended September 28, 2013 (File No. 0-25121)

10.33	Retailer Program Agreement effective as of January 1, 2014 by and between Synchrony Bank, Select Comfort Corporation and Select Comfort Retail Corporation (1)	Incorporated by reference to Exhibit 10.1 contained in Select Comfort's Quarterly Report on Form 10-Q for the quarter ended June 28, 2014 (File No. 0-25121)

10.34	First Amendment to Retailer Program Agreement, dated effective as of October 1, 2014 by and between Synchrony Bank, Select Comfort Corporation and Select Comfort Retail Corporation	Incorporated by reference to Exhibit 10.1 contained in Select Comfort's Current Report on Form 8-K filed October 1, 2014 (File No. 0-25121)

SCHEDULE 6.17
INTELLECTUAL PROPERTY
1.    U.S. and Foreign Patent Registrations.

•
All patent registrations listed below are assigned to Select Comfort Corporation with the exception of the last two registrations (US Patent Nos. 7,389,554 and 6,804,848) which are assigned to Select Comfort SC Corporation, a subsidiary of Select Comfort Corp.

TITLE	Country	Application No.	Patent No.	Expiration Date
Improved Air Control System for an Air Bed	Australia	1996051371	692,687	18-Oct-15
System and Method for Detecting a Leak in an Air Bed	Australia	2007353871	2007353871	24-May-27
System and Method for Improved Pressure Adjustment	Australia	2008353972	2008353972	4-Apr-28
Remote Control	Australia	14579/20133	351372	13-Sep-23
Interactive Air Bed	Austria	2734718.6	1392143	7-Jun-22
Interactive Air Bed	Belgium	2734718.6	1392143	7-Jun-22
Improved Air Control System for an Air Bed	Canada	2204260	2204260	18-Oct-15
Improved Air Control System for an Air Bed	Canada	2538933	2538933	18-Oct-15
Improved Air Control System for an Air Bed	Canada	2563027	2563027	18-Oct-15
Inflatable Mattress with Improved Border Support Wall	Canada	2232657	2232657	19-Sep-16
Valve Enclosure Assembly	Canada	2243942	2243942	28-Jul-18
Interactive Air Bed	Canada	2449094	2449094	7-Jun-22
System and Method for Detecting a Leak in an Air Bed	Canada	2688027	2688027	24-May-27
System and Method for Improved Pressure Adjustment	Canada	2720467	2720467	4-Apr-28

TITLE	Country	Application No.	Patent No.	Expiration Date
Improved Air Control System for an Air Bed	Czech Republic	PV1319-97	297 809	18-Oct-15
System and Method for Improved Pressure Adjustment	Czech Republic	8745110.0	2273903	4-Apr-28
Interactive Air Bed	Denmark	2734718.6	1392143	7-Jun-22
Improved Air Control System for an Air Bed	Europe	95940626.5	789,976	18-Oct-15
Interactive Air Bed	Europe	2734718.6	1392143	7-Jun-22
System and Method for Improved Pressure Adjustment	Europe	8745110.0	2273903	4-Apr-28
Remote Control	Europe	001384333-0001	001384333-0001	16-Sep-38
Interactive Air Bed	Finland	2734718.6	1392143	7-Jun-22
Design for Hand Held Remote Control Unit	France	952481	952481	26-Apr-20
Interactive Air Bed	France	2734718.6	1392143	7-Jun-22
Interactive Air Bed	Germany	2734718.6	1392143	7-Jun-22
Interactive Air Bed	Ireland	2734718.6	1392143	7-Jun-22
Interactive Air Bed	Italy	2734718.6	1392143	7-Jun-22
Improved Air Control System for an Air Bed	Japan	1996-514868	3,824,640	18-Oct-15
Improved Air Control System for an Air Bed	Mexico	MX/a/1997/0003190	194,151	18-Oct-15
Interactive Air Bed	Netherlands	2734718.6	1392143	7-Jun-22
Improved Air Control System for an Air Bed	New Zealand	297205	297,205	18-Oct-15
Improved Air Control System for an Air Bed	New Zealand	334239	334,239	18-Oct-15
Remote Control	New Zealand	41806	418046	13-Sep-36
Interactive Air Bed	Norway	20035246	325087	7-Jun-22

TITLE	Country	Application No.	Patent No.	Expiration Date
Interactive Air Bed	Spain	2734718.6	1392143	7-Jun-22
Interactive Air Bed	Sweden	2734718.6	1392143	7-Jun-22
Improved Air Control System for an Air Bed	United Kingdom	95940626.5	789,976	18-Oct-15
System and Method for Improved Pressure Adjustment	United Kingdom	8745110.0	2273903	4-Apr-28
Inflatable Mattress With Improved Border Support Wall	United States	08/538,404	5,642,546	19-Sep-15
Inflatable Mattress With Improved Border Support Wall - CON	United States	08/782,058	5,765,246	19-Sep-15
Valve Enclosure Assembly - REX	United States	08/901,144, 90/012,456	5,904,172 C1	28-Jul-17
Multi-Zone Support	United States	09/257,404	6,202,239	25-Feb-19
Air Mattress for a Sleeper Sofa	United States	09/266,392	6,108,844	11-Mar-19
System and Method for Sleep Surface Adjustment - REX	United States	09/522,484, 90/012,445	6,397,419	10-Jun-20
Sleeper Sofa With an Air Mattress	United States	09/266,540	6,161,231	11-Mar-19
Bed Foundation	United States	10/742,173	6,832,397	6-Jul-21
Interactive Air Bed	United States	10/165,108	6,763,541	7-Jun-22
Corner Piece for a Soft-Sided Mattress	United States	10/047,068	6,708,357	14-Jan-22
Leg and Bracket Assembly for a Bed Foundation	United States	10/284,634	6,883,191	6-Jul-21
Remote Control	United States	29/200,739	D502,929	15-Mar-19
System and Method for Detecting a Leak in an Air Bed - CON	United States	13/724,818	8,931,329	24-May-27
System and Method for Detecting a Leak in an Air Bed	United States	12/600,398	8,336,369	28-Sep-28

TITLE	Country	Application No.	Patent No.	Expiration Date
Sleeping Surface Having Two Longitudinally Connected Bladders With a Support Member	United States	11/753,387	7,865,988	17-Nov-25
System and Method for Improved Pressure Adjustment	United States	12/936,084	8,769,747	27-Jul-28
Multi-Zone Fluid Chamber and Mattress System	United States	13/828,985	8,966,689	14-Mar-33
Remote Control	United States	29/449,209	D691,118	8-Oct-27
Partner Snore Feature for Adjustable Bed Foundation	United States	13/803,671	8,984,687	14-Mar-33
Remote Control	United States	29/449,245	D698,338	28-Jan-28
Remote Control	United States	29/449,793	D697,874	21-Jan-28
Air Pump	United States	26/461,744	D701,536	25-Mar-28
Sheet for a Split-Top Adjustable Bed	United States	14/146,327	8,973,183	2-Jan-34
Tablet or Laptop Support Cushion	United States	29/491,319	D728,254	5-May-29
System and Method for Adjusting Settings of a Bed With a Remote Control	United States	14/206,892	8,893,339	12-Mar-34
Air Mattress Control System and Method	United States	10/002,992	6,686,711	31-Dec-21
High-Profile Mattress Having an Upper Low-Profile Module With an Air Posturizing Sleep Surface	United States	10/389,173	6,804,848	14-Mar-23
Air Sleep System with Dual Elevating Air Posturizing Sleep Surfaces	United States	11/173,543	7,389,554	2-Jun-23

2.    U.S. and Foreign Trademark, Service mark, and Copyright Registrations

Country	Mark	Owner	Classes	Reg. #	Issued
US	AIRFIT	Select Comfort Corporation	20	4739290	19-May-15
US	CELENIA	Select Comfort SC Corporation	20	2506794	13-Nov-01
US	CERENITY	Select Comfort SC Corporation	20	2999419	27-Sep-05
US	CERULEAN HP	Select Comfort SC Corporation	20	2382939	05-Sep-00
US	CIRRUS	Select Comfort SC Corporation	20	2366271	11-Jul-00
US	CLIMATEFIT	Select Comfort Corporation	24	4552344	17-Jun-14
US	COMFORT CLUB	Select Comfort Corporation	35	2042605	11-Mar-97
US	COMFORT. INDIVIDUALIZED.	Select Comfort Corporation	35	4661689	30-Dec-14
US	COMFORTAIRE	Select Comfort SC Corporation	20	1275216	24-Apr-84
US	COMFORTAIRE...COMFORT FOR LIFE	Select Comfort SC Corporation	20	3043493	17-Jan-06
US	COMFORTFIT	Select Comfort Corporation	24, 35	4003582	26-Jul-11
Australia	DESIGN (Arrow and Circle)	Select Comfort Corporation	20, 24, 35	931129	24-Feb-03
Canada	DESIGN (Arrow and Circle)	Select Comfort Corporation	NA, NA	609449	05-May-04
European Community	DESIGN (Arrow and Circle)	Select Comfort Corporation	20, 24, 35	2895100	27-Jul-04

Country	Mark	Owner	Classes	Reg. #	Issued
Japan	DESIGN (Arrow and Circle)	Select Comfort Corporation	20, 24, 35	4783695	02-Jul-04
Mexico	DESIGN (Arrow and Circle)	Select Comfort Corporation	35	1496968	20-Nov-14
Mexico	DESIGN (Arrow and Circle)	Select Comfort Corporation	24	958293	19-Oct-06
Mexico	DESIGN (Arrow and Circle)	Select Comfort Corporation	20	958747	24-Oct-06
US	DESIGN (Arrow and Circle)	Select Comfort Corporation	20, 24, 35	2803624	06-Jan-04
Germany	DESIGN (ARROWS AND CIRCLE)	Select Comfort Corporation	20, 24, 35	302012018898	30-Aug-12
China	DOUBLE ARROW LOGO	Select Comfort Corporation	20	8254835	21-Apr-14
Norway	DOUBLE ARROW LOGO	Select Comfort Corporation	20, 24, 35	244154	06-Feb-08
US	DREAMAIRE	Select Comfort SC Corporation	20	2870116	03-Aug-04
US	DUALAIR TECHNOLOGY INSIDE & Double Arrows Logo	Select Comfort Corporation	20

Country	Mark	Owner	Classes	Reg. #	Issued
US	DUALTEMP (Stylized)	Select Comfort Corporation	20	4420145	15-Oct-13
US	FAMILY CONNECTED, SLEEP PERFECTED	Select Comfort Corporation	20, 35
US	FLEXTOP	Select Comfort Corporation	20	4609411	23-Sep-14
US	FLEXTOP	Select Comfort Corporation	24
Australia	GRIDZONE	Select Comfort Corporation	20	1187674	26-Feb-08
New Zealand	GRIDZONE	Select Comfort Corporation	20	771859	10-Jul-07
US	GRIDZONE	Select Comfort Corporation	17, 20	3137303	29-Aug-06
US	HEALTHY CHOICE COLLECTION	Select Comfort SC Corporation	20	2767623	23-Sep-03
US	INDIVIDUALFIT	Select Comfort Corporation	35	4023575	06-Sep-11
US	INDIVIDUALIZED SLEEP EXPERIENCES	Select Comfort SC Corporation	20	4463046	07-Jan-14
Australia	INTRALUX	Select Comfort Corporation	17	1223048	02-Jul-08
Int'l Registration	INTRALUX	Select Comfort Corporation	17	949219	18-Jul-07
US	INTRALUX	Select Comfort Corporation	20	2860124	06-Jul-04
US	IT'S THE BED THAT COUNTS	Select Comfort Corporation	20, 35	3640679	16-Jun-09
US	KNOW BETTER SLEEP	Select Comfort Corporation	35	4713336	31-Mar-15
US	LOONA THE SLEEP TIGHT GAME	Select Comfort Corporation	9	4338429	21-May-13
US	LUXFIT	Select Comfort Corporation	20	4491833	04-Mar-14

Country	Mark	Owner	Classes	Reg. #	Issued
US	NO COUNTING SHEEP LOGO	Select Comfort Corporation	20	1954866	06-Feb-96
European Community	NUMBER	Select Comfort Corporation	20, 24, 35	7296403	14-May-09
Australia	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	05-Oct-06
China	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	05-Oct-06
Croatia	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	05-Oct-06
European Community	PERSONAL RENEWAL	Select Comfort Corporation	20	0901612	05-Oct-06
Int'l Registration	PERSONAL RENEWAL	Select Comfort Corporation	20	0901612	05-Oct-06
Japan	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	05-Oct-06
Liechtenstein	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	05-Oct-06
Macedonia	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	05-Oct-06
Monaco	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	05-Oct-06
Morocco	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	05-Oct-06
Norway	PERSONAL RENEWAL	Select Comfort Corporation	20	0901612	05-Oct-06
Romania	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	05-Oct-06
Russian Federation	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	05-Oct-06
Singapore	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	08-Jun-07

Country	Mark	Owner	Classes	Reg. #	Issued
Switzerland	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	05-Oct-06
Ukraine	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	05-Oct-06
Vietnam	PERSONAL RENEWAL	Select Comfort Corporation	20	901612	05-Oct-06
US	PILLOW[OLOGY]	Select Comfort Corporation	20	3628199	26-May-09
US	PILLOWFIT	Select Comfort Corporation	20, 35	3986953	28-Jun-11
US	PLUSHFIT	Select Comfort Corporation	20	4696641	03-Mar-15
US	PROBABLY THE BEST BED IN THE WORLD	Select Comfort Corporation	20, 35
US	ROYALAIRE	Select Comfort SC Corporation	20	2698412	18-Mar-03
Argentina	SELECT COMFORT	Select Comfort Corporation	20	2401534	15-Oct-10
Argentina	SELECT COMFORT	Select Comfort Corporation	35	2129979	24-Nov-06
Argentina	SELECT COMFORT	Select Comfort Corporation	24	2129980	24-Nov-06
Australia	SELECT COMFORT	Select Comfort Corporation	20, 24, 35	1168932	23-Aug-05
Brazil	SELECT COMFORT	Select Comfort Corporation	35
Canada	SELECT COMFORT	Select Comfort Corporation	NA, NA	602961	23-Feb-04
Canada	SELECT COMFORT	Select Comfort Corporation	N20	375518	09-Nov-90
Chile	SELECT COMFORT	Select Comfort Corporation	20, 24	754481	24-Mar-06
Chile	SELECT COMFORT	Select Comfort Corporation	35	754479	24-Mar-06
European Community	SELECT COMFORT	Select Comfort Corporation	20, 24, 35	003018959	07-Feb-05

Country	Mark	Owner	Classes	Reg. #	Issued
Germany	SELECT COMFORT	Select Comfort Corporation	20, 24, 35	302012018897	13-Feb-15
Hong Kong	SELECT COMFORT	Select Comfort Corporation	20, 24, 35	300483354	24-Aug-05
India	SELECT COMFORT	Select Comfort Corporation	20, 24, 35
Int'l Registration	SELECT COMFORT	Select Comfort Corporation	20, 24, 35	880279	23-Aug-05
Ireland	SELECT COMFORT	Select Comfort Corporation	20	B157043	16-Aug-95
Japan	SELECT COMFORT	Select Comfort Corporation	20, 24, 35	880279	23-Aug-05
Korea, Republic of	SELECT COMFORT	Select Comfort Corporation	20, 24, 35	880279	23-Aug-05
Mexico	SELECT COMFORT	Select Comfort Corporation	24	973077	21-Feb-07
Mexico	SELECT COMFORT	Select Comfort Corporation	35	972461	15-Feb-07
Mexico	SELECT COMFORT	Select Comfort Corporation	20	964552	29-Nov-06
New Zealand	SELECT COMFORT	Select Comfort Corporation	20, 24, 35	734642	24-Aug-05
Russian Federation	SELECT COMFORT	Select Comfort Corporation	20, 24, 35	880279	23-Aug-05
Russian Federation	SELECT COMFORT	Select Comfort Corporation	20	127374	16-Jun-95
Singapore	SELECT COMFORT	Select Comfort Corporation	20, 24, 35	880279	23-Aug-05
South Africa	SELECT COMFORT	Select Comfort Corporation	20	2005/19030	23-Jan-09
Taiwan	SELECT COMFORT	Select Comfort Corporation	20, 24, 35	1222179	01-Aug-06
Taiwan	SELECT COMFORT	Select Comfort Corporation	20	738020	01-Dec-96
Ukraine	SELECT COMFORT	Select Comfort Corporation	20, 24, 35	880279	23-Aug-05

Country	Mark	Owner	Classes	Reg. #	Issued
United Kingdom	SELECT COMFORT	Select Comfort Corporation	20	B1528905	08-Mar-93
US	SELECT COMFORT	Select Comfort Corporation	20	1976214	28-May-96
US	SELECT COMFORT	Select Comfort Corporation	20	1581562	06-Feb-90
Vietnam	SELECT COMFORT	Select Comfort Corporation	20, 24, 35	880279	23-Aug-05
Norway	SELECT COMFORT & CIRCLE/ARROWS DESIGN	Select Comfort Corporation	20, 24, 35	235618	16-Oct-06
China	SELECT COMFORT (ENGLISH)	Select Comfort Corporation	20	4805838	28-Jan-10
China	SELECT COMFORT (ENGLISH)	Select Comfort Corporation	24	4805837	28-Jun-10
China	SELECT COMFORT (ENGLISH)	Select Comfort Corporation	35	4805836	21-Feb-09
China	SELECT COMFORT (IN CHINESE)	Select Comfort Corporation	20	5528767	28-Aug-09
China	SELECT COMFORT (IN CHINESE)	Select Comfort Corporation	35	4968264	14-Mar-09
US	SELECT COMFORT (STYLIZED AND/OR WITH DESIGN)	Select Comfort Corporation	20	2803623	06-Jan-04
Germany	SELECT COMFORT AND DESIGN (ARROWS AND CIRCLE)	Select Comfort Corporation	20, 24, 35	302012018899	30-Aug-12
Canada	SELECT COMFORT CREATOR OF THE SLEEP NUMBER BED & DESIGN	Select Comfort Corporation	NA, NA	610899	21-May-04

Country	Mark	Owner	Classes	Reg. #	Issued
Canada	SELECT COMFORT CREATOR OF THE SLEEP NUMBER BED & DESIGN	Select Comfort Corporation	NA, NA	618842	08-Sep-04
Germany	SELECT COMFORT CREATOR OF THE SLEEP NUMBER BED AND DESIGN	Select Comfort Corporation	20, 24, 35	302012018856	11-Oct-12
Japan	SELECT COMFORT IN JAPANESE (KATAKANA)	Select Comfort Corporation	20	4291185	09-Jul-99
US	SIGNATURE PATTERN (DOUBLE CIRCLES)	Select Comfort Corporation	20
US	SIGNATURE PATTERN (SINGLE CIRCLES)	Select Comfort Corporation	20
US	SLEEP BETTER ON AIR	Select Comfort Corporation	35	2326197	07-Mar-00
Australia	SLEEP IQ	Select Comfort SC Corporation	09, 20, 42
Canada	SLEEP IQ	Select Comfort SC Corporation	09, 20, 42
European Community	SLEEP IQ	Select Comfort SC Corporation	09, 20, 42
Int'l Registration	SLEEP IQ	Select Comfort SC Corporation	09, 20, 42

Country	Mark	Owner	Classes	Reg. #	Issued
New Zealand	SLEEP IQ	Select Comfort SC Corporation	09, 20, 42
United Kingdom	SLEEP IQ	Select Comfort SC Corporation	09, 20, 42
US	SLEEP IQ	Select Comfort SC Corporation	09, 20, 42	4605824	16-Sep-14
Albania	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
Argentina	SLEEP NUMBER	Select Comfort Corporation	24	2129977	24-Nov-06
Argentina	SLEEP NUMBER	Select Comfort Corporation	20	2129978	24-Nov-06
Argentina	SLEEP NUMBER	Select Comfort Corporation	35	2129976	24-Nov-06
Australia	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
Australia	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	868055	05-Mar-01
Bahrain	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
Brazil	SLEEP NUMBER	Select Comfort Corporation	35	827787987	22-Jan-08
Brazil	SLEEP NUMBER	Select Comfort Corporation	24	827787863	22-Jan-08
Brazil	SLEEP NUMBER	Select Comfort Corporation	20	827787952	22-Jan-08
Canada	SLEEP NUMBER	Select Comfort Corporation	NA, NA	633703	24-Feb-05
Chile	SLEEP NUMBER	Select Comfort Corporation	35	754480	24-Mar-06
Chile	SLEEP NUMBER	Select Comfort Corporation	20, 24	754478	24-Mar-06
Croatia	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
European Community	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05

Country	Mark	Owner	Classes	Reg. #	Issued
European Community	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	2116408	30-May-02
Germany	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	302012018860	29-Aug-12
Hong Kong	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	301308267	20-Mar-09
Hong Kong	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	300485541	29-Aug-05
Iceland	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
India	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	1372724	31-Mar-07
Indonesia	SLEEP NUMBER	Select Comfort Corporation	35	IDM000233177	15-Jan-10
Indonesia	SLEEP NUMBER	Select Comfort Corporation	20	IDM000169288	15-Jul-08
Int'l Registration	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
Israel	SLEEP NUMBER	Select Comfort Corporation	20	147128	03-May-02
Israel	SLEEP NUMBER	Select Comfort Corporation	35	179386	07-Nov-06
Israel	SLEEP NUMBER	Select Comfort Corporation	24	179385	07-Nov-06
Israel	SLEEP NUMBER	Select Comfort Corporation	20	179155	07-Nov-06
Japan	SLEEP NUMBER	Select Comfort Corporation	20, 24	4534262	11-Jan-02
Japan	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
Korea	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
Macedonia	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
Malaysia	SLEEP NUMBER	Select Comfort Corporation	20	7018125	19-Feb-09

Country	Mark	Owner	Classes	Reg. #	Issued
Malaysia	SLEEP NUMBER	Select Comfort Corporation	24	7018126	23-Feb-09
Malaysia	SLEEP NUMBER	Select Comfort Corporation	35	7018127	10-Mar-11
Mexico	SLEEP NUMBER	Select Comfort Corporation	24	945306	27-Jul-06
Mexico	SLEEP NUMBER	Select Comfort Corporation	35	919838	20-Feb-06
Mexico	SLEEP NUMBER	Select Comfort Corporation	20	945307	27-Jul-06
Montenegro	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
New Zealand	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	734726	25-Aug-05
Norway	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	222920	16-Apr-04
Oman	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
Russian Federation	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
Saudi Arabia	SLEEP NUMBER	Select Comfort Corporation	20	1049/37	22-Feb-09
Serbia	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
Singapore	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
Switzerland	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
Taiwan	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	1222180	01-Aug-06
Thailand	SLEEP NUMBER	Select Comfort Corporation	20	TM286733	23-Sep-08
Thailand	SLEEP NUMBER	Select Comfort Corporation	24	TM286102	11-Sep-08
Thailand	SLEEP NUMBER	Select Comfort Corporation	35	SM41514	13-Feb-09

Country	Mark	Owner	Classes	Reg. #	Issued
Turkey	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
Ukraine	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
United Arab Emirates	SLEEP NUMBER	Select Comfort Corporation	20	101204	31-Mar-10
United Arab Emirates	SLEEP NUMBER	Select Comfort Corporation	24	101207	31-Mar-10
United Arab Emirates	SLEEP NUMBER	Select Comfort Corporation	35	101208	31-Mar-10
US	SLEEP NUMBER	Select Comfort Corporation	20, 24	2753633	19-Aug-03
US	SLEEP NUMBER	Select Comfort Corporation	35	2641045	22-Oct-02
US	SLEEP NUMBER	Select Comfort Corporation	20	2618999	10-Sep-02
Vietnam	SLEEP NUMBER	Select Comfort Corporation	20, 24, 35	864330	23-Aug-05
US	SLEEP NUMBER & Design (Arrow & Circle)	Select Comfort Corporation	20, 24, 35
China	SLEEP NUMBER (ENGLISH)	Select Comfort Corporation	20	4805841	21-May-09
China	SLEEP NUMBER (ENGLISH)	Select Comfort Corporation	24	4805840	21-Apr-09
China	SLEEP NUMBER (ENGLISH)	Select Comfort Corporation	35	4805839	21-Feb-09
China	SLEEP NUMBER (IN CHINESE)	Select Comfort Corporation	35	4968262	14-Mar-09
China	SLEEP NUMBER (IN CHINESE)	Select Comfort Corporation	20	4968263	14-Mar-09
European Community	SLEEP NUMBER AND DESIGN (ARROWS AND CIRCLE)	Select Comfort Corporation	20, 24, 35	10708436	07-Aug-12

Country	Mark	Owner	Classes	Reg. #	Issued
Germany	SLEEP NUMBER AND DESIGN (ARROWS AND CIRCLE)	Select Comfort Corporation	20, 24, 35	302012018900	30-Aug-12
US	Sleep Number Icon - Black Outline	Select Comfort Corporation	20, 24, 35
US	SLEEP NUMBER INNER CIRCLE	Select Comfort Corporation	35	4136483	01-May-12
Hong Kong	SLEEP NUMBER PERSONAL PREFERENCE	Select Comfort Corporation	20	300594847	08-Mar-06
US	SLEEPIQ KIDS	Select Comfort Corporation	09, 20, 42
US	SLEEPIQ KIDS (Stylized)	Select Comfort Corporation	09, 20, 42
US	SMART BED FOR SMART KIDS	Select Comfort Corporation	20
Albania	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
Australia	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
Croatia	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
European Community	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
Iceland	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
Int'l Registration	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
Liechtenstein	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
Macedonia	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07

Country	Mark	Owner	Classes	Reg. #	Issued
Monaco	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
Montenegro	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
Morocco	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
Romania	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
Russian Federation	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
Serbia	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
Switzerland	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
Turkey	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	10-Jan-09
Ukraine	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	938178	31-Aug-07
US	TAKE CONTROL OF YOUR SLEEP	Select Comfort Corporation	35	3576817	17-Feb-09
US	Tech-e	Select Comfort Corporation	9	4684538	10-Feb-15
Canada	THE AIR BED COMPANY	Select Comfort Corporation	N20	551562	26-Sep-01
US	THE MAGIC IS IN THE AIR	Select Comfort SC Corporation	20	4717143	07-Apr-15
US	THE ONLY BED THAT GROWS WITH THEM	Select Comfort Corporation	20
US	THE ONLY BED THAT KNOWS YOU.	Select Comfort Corporation	35	4510326	08-Apr-14
Canada		Select Comfort Corporation	NA, NA	609130	03-May-04
US	TONIGHT BEDTIME. TOMORROW THE WORLD.	Select Comfort Corporation	20, 35

Country	Mark	Owner	Classes	Reg. #	Issued
Australia	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
Canada	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	NA	TMA746540	31-Aug-09
China	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24	898384	31-Aug-06
Croatia	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
European Community	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
Iceland	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
Int'l Registration	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
Japan	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	12-Sep-08
Korea	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	25-Feb-08
Liechtenstein	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
Macedonia	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
Monaco	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
Morocco	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
Norway	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
Romania	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
Russian Federation	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
Singapore	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	21-Aug-07
Switzerland	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06

Country	Mark	Owner	Classes	Reg. #	Issued
Ukraine	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
US	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	2702762	01-Apr-03
Vietnam	WHAT'S YOUR SLEEP NUMBER?	Select Comfort Corporation	20, 24, 35	898384	31-Aug-06
US	WHISPERFLO	Select Comfort SC Corporation	7	3055175	31-Jan-06
US	YOU'RE MORE THAN JUST A NUMBER TO US	Select Comfort SC Corporation	35

Country	Title	Owner	Reg. #	Issued
China	Copyright Registrations for Double Arrow Logo and Sleep Number & Double Arrow Logo	Select Comfort Corporation	2011-F-037456	30-Mar-11
US	Get the best night's sleep ever.	Select Comfort Corporation	TX0004236085	11-Jul-96
US	Why Select Comfort outperforms innersprings and waterbeds for support.	Select Comfort Corporation	TX0004236086	11-Jul-96
US	Select Comfort: letter from the president.	Select Comfort Corporation	TX0004236087	11-Jul-96

SCHEDULE 6.18
INSURANCE
See attached.

SCHEDULE 7.4
PLEDGED NOTES
None.

EXHIBIT A
FORM OF
REVOLVING CREDIT NOTE
$___________                                        ________, 20__

FOR VALUE RECEIVED, the undersigned, SELECT COMFORT CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of _________ (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306 the principal sum of

_______________________________ AND 00/100    .................................................................................DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, made by Lender to the Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America.

As used herein, “Credit Agreement” means the Credit and Security Agreement dated as of September 9, 2015, among the Borrower, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York.

JURY TRIAL WAIVER. THE BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

SELECT COMFORT CORPORATION By: Name: Title:

EXHIBIT B
FORM OF
SWING LINE NOTE

$10,000,000                                            _____ ___, 20__

FOR VALUE RECEIVED, the undersigned, SELECT COMFORT CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (the “Swing Line Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306 the principal sum of

TEN MILLION AND 00/100    ............................................................................................................................DOLLARS

or the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swing Line Lender to the Borrower pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.

As used herein, “Credit Agreement” means the Credit and Security Agreement dated as of September 9, 2015, among the Borrower, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(b) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(b); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time, and the payments of principal and interest thereon, shall be shown on the records of the Swing Line Lender by such method as the Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Swing Line Note referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York.

JURY TRIAL WAIVER. THE BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

SELECT COMFORT CORPORATION By: Name: Title:

EXHIBIT C
FORM OF
NOTICE OF LOAN

_______________________, 20____

KeyBank National Association, as the Administrative Agent
127 Public Square
Cleveland, Ohio 44114
Attention: Institutional Bank

Ladies and Gentlemen:

The undersigned, __________________, on behalf of Select Comfort Corporation, a Minnesota corporation (the “Borrower”), refers to the Credit and Security Agreement, dated as of September 9, 2015 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that the Borrower hereby requests a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.5 of the Credit Agreement:

(a)    The Business Day of the Proposed Loan is __________, 20__.

(b)    The amount of the Proposed Loan is $_______________.

(c)    The Proposed Loan is to be a Base Rate Loan ____ / Eurodollar Loan ___ /
Swing Loan ___.
(Check one.)

(d)    If the Proposed Loan is a Eurodollar Loan, the Interest Period requested is one month ___, two months ___, three months ___, six months ____.
(Check one.)

The undersigned hereby certifies on behalf of the Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i)    the representations and warranties contained in the Credit Agreement are correct in all material respects, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date (except to the extent any thereof expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date);

(ii)    no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii)    the applicable conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

SELECT COMFORT CORPORATION By: Name: Title:

EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE
For the Quarterly Reporting Period ended ____________________

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)    I am the duly elected [President] or [DESIGNATE FINANCIAL OFFICER] of Select Comfort Corporation, a Minnesota corporation (the “Borrower”);

(2)    I am familiar with the terms of that certain Credit and Security Agreement, dated as of September 9, 2015, among the Borrower, the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders”), as defined in the Credit Agreement, and KeyBank National Association, as the Administrative Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3)    The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4)    The representations and warranties made by the Borrower contained in the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof (except to the extent any thereof expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); and

(5)    Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the ___ day of _________, 20___.

SELECT COMFORT CORPORATION By: Name: Title:

EXHIBIT E
FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) between ______________________ (the “Assignor”) and ______________________ (the “Assignee”) is dated as of __________ ___, 20___. The parties hereto agree as follows:

1.    Preliminary Statement. Assignor is a party to a Credit and Security Agreement, dated as of September 9, 2015 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), among Select Comfort Corporation, a Minnesota corporation (the “Borrower”), the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.    Assignment and Assumption. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, the “Assigned Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) Assignor’s interest in any Letter of Credit outstanding on the Assignment Effective Date, (d) any Note delivered to Assignor pursuant to the Credit Agreement, and (e) the Credit Agreement and the other Related Writings. After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have a “Commitment Percentage” under the Credit Agreement equal to the Commitment Percentage set forth in subpart II.A on Annex 1 hereto and an Assigned Amount as set forth on subpart I.B of Annex 1 hereto (hereinafter, the “Assigned Amount”).

3.    Assignment Effective Date. The Assignment Effective Date (the “Assignment Effective Date”) shall be [__________ __, ____] (or such other date agreed to by the Administrative Agent). On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

(a)    receipt by the Administrative Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by the Administrative Agent and, if necessary pursuant to the provisions of Section 11.10(b) of the Credit Agreement, by the Borrower;

(b)    receipt by the Administrative Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 11.10(d) of the Credit Agreement;

(c)    receipt by the Administrative Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the

Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by the Administrative Agent, and (iv) such other information as the Administrative Agent shall request; and

(d)    receipt by the Administrative Agent from Assignor or Assignee of any other information required pursuant to Section 11.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

4.    Payment Obligations. In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor. Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

5.    Credit Determination; Limitations on Assignor’s Liability. Assignee represents and warrants to Assignor, the Borrower, the Administrative Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor; (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 11.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents and by its signature to this Assignment Agreement, agrees to be bound by and subject to the terms and conditions of the Loan Documents as if it were an original party thereto. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any other Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the other Related Writings, (iii) the financial condition or creditworthiness of the Borrower or any Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the other Related Writings, (v) the inspection of any of the property, books or records of the Borrower, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or Letters of Credit. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Letters of Credit, the Credit Agreement or the other Related Writings, except for its or their own gross negligence or willful misconduct. Assignee appoints the

Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof.

6.    Indemnity. Assignee agrees to indemnify and hold harmless Assignor against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

7.    Subsequent Assignments. After the Assignment Effective Date, Assignee shall have the right, pursuant to Section 11.10 of the Credit Agreement, to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the other Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the other Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor, and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

8.    Reductions of Aggregate Amount of Commitments. If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.

9.    Acceptance of Administrative Agent; Notice by Assignor. This Assignment Agreement is conditioned upon the acceptance and consent of the Administrative Agent and, if necessary pursuant to Section 11.10 of the Credit Agreement, upon the acceptance and consent of the Borrower; provided that the execution of this Assignment Agreement by the Administrative Agent and, if necessary, by the Borrower is evidence of such acceptance and consent.

10.    Entire Agreement. This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.    Governing Law. This Assignment Agreement shall be governed by the laws of the State of New York.

12.    Notices. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

13.    Counterparts. This Assignment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Remainder of page intentionally left blank.]

14.    JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE ADMINISTRATIVE AGENT, ANY OF THE LENDERS, AND THE BORROWER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS ASSIGNMENT AGREEMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

Address: Attn: Phone: Fax:	[NAME OF THE ASSIGNOR] By: Name: Title:

Address: Attn: Phone: Fax:	[NAME OF THE ASSIGNEE] By: Name: Title:

Accepted and Consented to this ___ day of ___, 20__: KEYBANK NATIONAL ASSOCIATION as the Administrative Agent By: Name: Title:	Accepted and Consented to this ___ day of _______, 20__: SELECT COMFORT CORPORATION By: Name: Title:

ANNEX 1
TO
ASSIGNMENT AND ACCEPTANCE AGREEMENT

On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I.     INTEREST BEING ASSIGNED TO ASSIGNEE

A.     Assigned Percentage                    __________%

B.     Assigned Amount                    $__________

II.     ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

A.     Assignee’s Commitment Percentage
under the Credit Agreement                __________%

B.    Amount of Assignee’s Commitment
under the Credit Agreement                $__________

III.     ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)

A.     Assignor’s Commitment Percentage
under the Credit Agreement                __________%

B.     Amount of Assignor’s Commitment
under the Credit Agreement                $__________